Exhibit 10.1

Execution Version

TUCOWS.COM CO.

as Canadian Borrower

- and -

TUCOWS (DELAWARE) INC., TING INC., TING FIBER, INC. and TUCOWS (EMERALD), LLC

as U.S. Borrowers

- and -

TUCOWS INC.

as Parent

ROYAL BANK OF CANADA
as Agent

- and -

THE FINANCIAL INSTITUTIONS IDENTIFIED
ON THE SIGNATURE PAGES HERETO
as Lenders

- and -

ROYAL BANK OF CANADA
as Lead Arranger and Sole Bookrunner

- and -

BANK OF MONTREAL
as Syndication Agent

SECOND AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT

Dated as of October 26, 2021

(continued)

(continued)

(continued)

SCHEDULES

Schedules Relating to Accommodations

Schedule 1	-	Form of Borrowing Notice
Schedule 2	-	Form of Interest Rate Election Notice
Schedule 3	-	Form of Drawing Notice
Schedule 4	-	Form of Issue Notice
Schedule 5	-	Notice Periods and Amounts
Schedule 6	-	Applicable Commitment Fee and Applicable Margins

Schedules Relating to the Administration of the Credit Agreement

Schedule 7	-	Form of Assignment and Assumption Agreement
Schedule 8	-	Form of Compliance Certificate
Schedule 9	-	Lender Commitments
Schedule 10	-	Form of Payment/Reduction Notice

Schedules Relating to Representations and Warranties

Schedule 6.03	-	Mortgaged Property
Schedule 8.01(6)	-	Material Authorizations
Schedule 8.01(10)	-	Real Property – Owned and Leased
Schedule 8.01(11)	-	Place of Business
Schedule 8.01(13)	-	Material Contracts
Schedule 8.01(18)	-	Pension Plans
Schedule 8.01(22)	-	Intellectual Property
Schedule 8.01(25)	-	Collective Agreements
Schedule 9.01(12)	-	Intellectual Property
Schedule 9.01(20)	-	Post-Closing Undertakings

SECOND AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT made as of October 26, 2021 among TUCOWS.COM CO., as Canadian Borrower, TUCOWS (DELAWARE) INC., TING INC., TING FIBER, INC. and TUCOWS (EMERALD), LLC, as U.S. Borrowers, TUCOWS INC., as Parent, ROYAL BANK OF CANADA, as Agent, the financial institutions identified on the signature pages hereto, as Lenders and ROYAL BANK OF CANADA., as Sole Lead Arranger and Sole Bookrunner.

WHEREAS the Borrowers, the Parent, Royal Bank of Canada, as administrative agent, and certain of the lenders are parties to an amended and restated credit agreement dated June 14, 2019 (as amended by a first amending agreement dated November 27, 2019, a second amending agreement dated April 17, 2020, and a third amending agreement dated as of October 7, 2021 (such agreement as amended, the “Original Credit Agreement”)); and

AND WHEREAS the parties hereto have agreed to amend and restate the Original Credit Agreement on the terms and conditions provided herein.

NOW THEREFORE for good and valuable consideration the receipt and sufficient of which is agreed to by each of the parties hereto, the parties hereto acknowledge and agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.01.    Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“Accommodation” means (i) an Advance made by a Lender on the occasion of any Borrowing; (ii) the creation and purchase of Banker’s Acceptances or the purchase of completed Drafts by a Lender on the occasion of any Drawing; and (iii) the issue of a Letter of Credit by the Fronting Letter of Credit Lender on the occasion of any Issue (each of which is a “Type” of Accommodation).

“Accommodation Notice” means a Borrowing Notice, an Interest Rate Election Notice, a Drawing Notice or an Issue Notice, as the case may be.

“Accommodations Outstanding” means, at any time in relation to (a) a Borrower and any Lender, the amount of all Accommodations outstanding thereunder made to such Borrower by such Lender; (b) a Borrower and all Lenders, the amount of all Accommodations outstanding thereunder made to such Borrower by the Lenders, (c) the Borrowers and any Lender, the amount of all Accommodations outstanding thereunder made to the Borrowers by such Lender; and (d) the Borrower and all Lenders, the amount of all Accommodations outstanding thereunder made to the Borrowers by the Lenders. In determining Accommodations Outstanding, the aggregate amount thereof shall be determined on the basis of the aggregate principal amount of all outstanding Advances, the aggregate Face Amount of all outstanding BA Instruments (if any) which any applicable Lender has purchased or arranged to have purchased and the aggregate principal amount of all outstanding Swingline Advances for which the Lenders are contingently liable pursuant to ARTICLE 3 and the aggregate Face Amount of all outstanding Letters of Credit for which the Lenders are contingently liable pursuant to ARTICLE 5. In determining Accommodations Outstanding, the foregoing amounts shall be expressed in U.S. Dollars and each relevant amount denominated in Canadian Dollars shall be converted (for purposes of such determination only) into its Equivalent Amount in U.S. Dollars as of the date of determination.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the Assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Equity Interests of any Person or otherwise causing any Person to become a Subsidiary of the Parent, or (c) an amalgamation, plan of arrangement, merger or consolidation or any other combination with another Person, except any such merger or consolidation involving such Person or a subsidiary in which the shares of capital stock of such Person outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation, and “Acquire” and “Acquired” have meanings correlative thereto.

“Adjusted EBITDA” means, in respect of any fiscal period, EBITDA for such fiscal period plus an amount equal to the lesser of the following: (i) the portion (if any) of the Verizon Liability or other similar liability to other carriers which was deducted in the determination of EBITDA for such fiscal period; and (ii) the Verizon Liability and any other similar liability to other carriers included in the calculation of Funded Debt as at the end of such fiscal period.

“Advances” means advances of funds made by a Lender under ARTICLE 3 and “Advance” means any one of such advances. Advances may be denominated in Canadian Dollars (a “Canadian Dollar Advance”) or U.S. Dollars (a “U.S. Dollar Advance”). A Canadian Dollar Advance is designated as a “Canadian Prime Rate Advance” and a U.S. Dollar Advance may (in accordance with ARTICLES 2 and 3) be designated as a “LIBOR Rate Advance”, a “Base Rate (Canada) Advance” or “Base Rate (United States) Advance”. Canadian Prime Rate Advances, Base Rate (Canada) Advances and Base Rate (United States) Advances, are sometimes referred to, collectively, as “Floating Rate Advances”. LIBOR Rate Advances are sometimes referred to as “Fixed Rate Advances”. Each of a Canadian Prime Rate Advance, a LIBOR Rate Advance, a Base Rate (Canada) Advance and a Base Rate (United States) Advance is a “Type” of Advance.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person.

“Agent” means Royal Bank of Canada, its successors and permitted assigns in its capacity as an administration agent hereunder.

“Agreement” means this second amended and restated senior secured credit agreement and all schedules thereto, as amended, supplemented or restated from time to time; and the expressions “Article” and “Section” followed by a number mean and refer to the specified Article or Section of this Agreement.

“Alternative Interest Rate Amendment” has the meaning set forth in the definition of “LIBOR Rate”.

“AML Legislation” has the meaning set out in Section 15.10.

“Annual Business Plan” means a business plan in respect of the Parent and its Subsidiaries for a Financial Year, approved by the board of directors of the Parent and disclosing all assumptions made in the formulation thereof, which shall include a detailed Capital Expenditure budget and projections on a quarterly basis in respect of revenue, expenses, cashflow, balance sheet items and compliance with all financial covenants in Section 9.03 herein.

“Applicable Margin” means, at any time, subject to the following sentences of this definition, the margins in basis points per annum set forth in Schedule 6 corresponding to the Total Funded Debt to Adjusted EBITDA Ratio at such time. In respect of (i) Canadian Prime Rate Advances, Base Rate (Canada) Advances and Base Rate (United States) Advances, the Applicable Margin shall be the margin referred to in the row “Canadian Prime Rate/Base Rate Advances” in Schedule 6; and (ii) Drawings, LIBOR Rate Advances or Letters of Credit, the Applicable Margin shall be the margin referred to in the row “BAs/Fixed Rate Advances/Letters of Credit” in Schedule 6, in each case corresponding to the Total Funded Debt to Adjusted EBITDA Ratio at such time. If applicable, each Applicable Margin shall be adjusted in the manner prescribed in Schedule 6 five Business Days after the date the Agent receives a Compliance Certificate pursuant to Section 9.01(1)(c) calculating the Total Funded Debt to Adjusted EBITDA Ratio. Such adjusted Applicable Margin shall apply in respect of (a) Advances, from and after such date, (b) Drawings, to Drawings made from and after such date (and shall not affect the Applicable Margin in respect of any outstanding Drawing), and (c) Letters of Credit, to Letters of Credit fees calculated from and after such date. In the event that the Parent has not delivered a Compliance Certificate in respect of any Financial Quarter as required pursuant to Section 9.01(1)(c), the Applicable Margin shall be the highest rate provided for in any column of Schedule 6 until such time as such Compliance Certificate has been delivered (and thereafter shall correspond to the Applicable Margin calculated pursuant to the preceding sentences hereof). At any time an Event of Default has occurred and is continuing the Applicable Margins in Schedule 6 shall in each case be increased by 200 bps.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be the percentage of the total Accommodations Outstanding represented by such Lender’s Accommodations Outstanding.

“Applicable Commitment Fee Rate” means, at any time, the commitment fee rate in basis points per annum set forth and defined in the row headed “Applicable Commitment Fee Rate” as applicable, in Schedule 6 and corresponding to the Total Funded Debt to Adjusted EBITDA Ratio at such time. If applicable, the Applicable Commitment Fee Rate shall be adjusted in the manner prescribed by Schedule 6 five Business Days after the date the Agent receives the relevant Compliance Certificate pursuant to Section 9.01(1)(c) calculating the Total Funded Debt to Adjusted EBITDA Ratio. In the event that the Parent has not delivered a Compliance Certificate in respect of any Financial Quarter as required pursuant to Section 9.01(1)(c), the Applicable Commitment Fee Rate shall be the highest rate provided for in any column of Schedule 6 until such time as such Compliance Certificate has been delivered (and thereafter shall correspond to the applicable rate calculated pursuant to the preceding sentences hereof).

“Approved Fund” means, with respect to any Lender that is an investment fund that invests in bank loans, any other investment fund that invests in bank loans and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Arm’s Length” has the meaning interpreted for the purposes of the Income Tax Act (Canada), as in effect as of the date hereof.

“Asset Sales” means, in respect of the Parent or any of its Subsidiaries, a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any other Person, in one transaction or a series of transactions, of all or any part of the Parent’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Equity Interests of any Subsidiary of the Parent (including by issuance of such Equity Interests). For greater certainty, for purposes of Section 2.05(1), an Asset Sale shall not include Dispositions of Assets between the Parent and any Subsidiary Guarantor or between Subsidiary Guarantors.

“Assets” means, with respect to any Person, any property, assets and undertakings of such Person of every kind and wheresoever situate, whether now owned or hereafter acquired (and, for greater certainty, includes any equity or like interest of such Person in any other Person).

“Assignment and Assumption” means an assignment and assumption agreement substantially in the form of Schedule 7.

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Entity.

“BA Equivalent Note” has the meaning specified in Section 4.03(3).

“BA Instruments” means, collectively, Banker’s Acceptances, Drafts and BA Equivalent Notes, and, in the singular, any one of them.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banker’s Acceptance” has the meaning specified in Section 4.01(1).

“Base Rate (Canada)” means, for any day, the rate of interest per annum equal to the greater of (i) the per annum rate of interest which the Agent publicly quotes or establishes for such day as its reference rate of interest for loans in U.S. Dollars in Canada to its Canadian borrowers; and (ii) the Federal Funds Rate plus 100 basis points per annum, adjusted automatically with each quoted or established change in such rate, all without the necessity of any notice to the Borrowers or any other Person.

“Base Rate (United States)” means, for any day, the rate of interest per annum equal to the greater of (i) the per annum rate of interest which the Agent publicly quotes or establishes for such day as its reference rate of interest for loans in U.S. Dollars in the United States to its United States borrowers; and (ii) the Federal Funds Rate plus 100 basis points per annum, adjusted automatically with each quoted or established change in such rate, all without the necessity of any notice to the Borrowers or any other Person.

“basis point” or “bps” means 1/100th of one per cent.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership, as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Beneficiary” means, in respect of a Letter of Credit, the beneficiary named in the Letter of Credit or the Issue Notice with respect thereto.

“Bona Fide Debt Fund” means a bona fide debt fund, investment vehicle, regulated banking entity or non-regulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in loans, commitments and similar extensions of credit in the ordinary course of business.

“Borrower Materials” has the meaning specified in Section 23.01(4).

“Borrowers” means, collectively, the Canadian Borrower and the U.S. Borrowers, and “Borrower” means any one of them, as applicable.

“Borrower’s Account” means, in respect of any Borrower, (i) in respect of Canadian Dollars, such Borrower’s Canadian Dollar account, if applicable; (ii) in respect of U.S. Dollars, such Borrower’s U.S. Dollar account, in each case maintained by such Borrower with the Agent at its Toronto main branch (or other designated branch acceptable to the Agent), the particulars of which shall have been notified to the Agent by the applicable Borrower at least one Business Day prior to the making of any Accommodation.

“Borrowing” means a borrowing consisting of one or more Advances.

“Borrowing Notice” has the meaning specified in 3.02(1).

“Business” means the provision of network access, domain names and other internet services.

“Business Day” means any day of the year, other than a Saturday, Sunday or other day on which banks are required or authorized to close in Toronto, Ontario and, where used in the context of (i) a Base Rate (Canada) Advance or a Base Rate (United States) Advance, is also a day on which banks are not required or authorized to close in New York, New York; and (ii) a LIBOR Rate Advance, is also a day on which banks are not required or authorized to close in New York, New York and is a London Business Day.

“Canadian Borrower” means Tucows.com Co., a Nova Scotia corporation and its successors and permitted assigns.

“Canadian Dollars” and “Cdn.$” means lawful money of Canada.

“Canadian Prime Rate” means, for any day, the rate of interest per annum equal to the greater of (i) the per annum rate of interest publicly quoted or established as the “prime rate” of the Agent which it quotes or establishes for such day as its reference rate of interest in order to determine interest rates for commercial loans in Canadian Dollars in Canada to its Canadian borrowers; and (ii) the average rate for Canadian Dollar banker’s acceptances having a term of one month that appears on Refinitiv Benchmark Services Limited (or such other page as is a replacement page for such banker’s acceptances) at approximately 10:00 a.m. (Toronto time) on such day plus 100 basis points per annum, adjusted automatically with each quoted or established change in such rate, all without the necessity of any notice to the Borrowers or any other Person.

“Canadian Prime Rate Advance” has the meaning specified in the definition of Advance.

“Capital Expenditures” of any Person means expenditures of such Person that, in accordance with GAAP, would be classified as capital expenditures.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means, to deposit in a deposit account subject to the control of the Agent or to pledge and deposit with or deliver to the Agent, for the benefit of one or more of the Fronting Letter of Credit Lenders or Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the Agent and the applicable Fronting Letter of Credit Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Agent and the applicable Fronting Letter of Credit Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (i) short-term obligations of, or fully guaranteed by, the government of the United States of America or Canada, (ii) short-term obligations of, or fully guaranteed by, the government of a State of the United States of America or of a Province of Canada, in each case having a rating of “A-” (or the then equivalent grade) or better by a nationally recognized rating agency, (iii) commercial paper having a rating of “A-” (or the then equivalent grade) or better by S&P or Moody’s, (iv) demand or current deposit accounts maintained in the ordinary course of business with any commercial bank, (v) certificates of deposit issued by and time deposits with any Schedule I Canadian chartered bank or any other commercial bank or trust company (whether domestic or foreign) having capital and surplus in excess of U.S.$500,000,000 and a senior unsecured rating of “A-” or better by S&P or Moody’s, or (vi) money market funds that invest substantially all of their assets in any of the foregoing; provided in each case that the same has a term not exceeding (A) one year in the case of (i), (ii) and (v) above, and (B) 180 days in the case of (iii) and (vi) above.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any applicable Law, (b) any change in any applicable Law or in the administration, interpretation or application thereof by any Governmental Entity or (c) the making or issuance of any applicable Law by any Governmental Entity. Notwithstanding anything herein to the contrary, (a) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, and Basel Committee on Banking Supervision (or any successor or similar authority) or by United States, Canadian or foreign regulatory authorities, in each case pursuant to Basel III, and (b) the Dodd-Frank Wall Street Reform and Consumer Protection Act (United States) and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means (i) any Person or group of Persons acting in concert shall acquire control, directly or indirectly, of a majority by voting power of the issued and outstanding Equity Interests of the Parent having the right to vote for directors of the Parent; (ii) other than in the case of a Permitted Replacement, individuals who were elected as members of the board of directors of the Parent by the most recent resolutions of the shareholders of the Parent shall no longer constitute a majority of the board of directors of the Parent at any time prior to the next following resolutions of the shareholders of the Parent relating to the election of the same; (iii) any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all or substantially all the Parent and its Subsidiaries’ property and assets; or (iv) any Borrower or Guarantor shall cease to be a Wholly-Owned Subsidiary of the Parent (except as otherwise agreed to by the Majority Lenders).

“Claims” means all claims, demands, complaints, actions, suits, causes of action, assessments or reassessments, charges, judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, including loss of value, professional fees, including fees of legal counsel on a solicitor and his or her own client basis, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

“Closing Date” means June 14, 2019.

“Code” means the Internal Revenue Code of 1986 (United States), as amended, and regulations promulgated thereunder.

“Collateral” means the Assets of a Loan Party in respect of which the Agent on its own behalf and on behalf of one or more of the Secured Parties has or will have a Lien pursuant to a Loan Document.

“Colorado Data Center” means the warehouse, office, parking lot and data center located at 7700 S Wheeling Ct, Centennial, CO 80112, United States.

“Committed” means, for the purposes of Section 2.05(4), the Parent or its applicable Subsidiary shall have entered into a written agreement for the repair or replacement of the applicable affected property.

“Commitment” means U.S.$240,000,000, as such amount may be increased or reduced pursuant to this Agreement, and a “Lender’s Commitment” means, at any time, the relevant amount designated as such and set forth under such Lender’s name on Schedule 9, in the assignment and assumption agreement executed and delivered pursuant to ARTICLE 18 pursuant to which it shall become a party hereto, or as otherwise increased or decreased pursuant to this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 USC § 1 et seq.) (United States) as amended from time to time and any successor statute.

“Compliance Certificate” means a certificate of an officer of the Parent substantially in the form attached hereto as Schedule 8.

“Consolidated Basis” means, in determining the results of operations or any amount in respect of any period or at any time, the results of operations or amounts, as applicable, with reference to the Parent and its Subsidiaries taken as a whole for such period or at such time. Notwithstanding the foregoing, the Parent may request that the Agent and the Lenders consent to the formation of a special purpose non-recourse project finance entity (i) the results of which (and indebtedness of which) will not be included in the financial covenants hereunder, (ii) will not be treated as a “Subsidiary” of the Parent hereunder; and (iii) will be carved-out of the representation and warranties, positive and negative covenants and events of default as applicable. The foregoing shall be subject to compliance with Section 9.02(5) and documented pursuant to an amendment to this Agreement (or amendment and restatement hereof). Any such consents and amendments shall be in the sole and absolute discretion of the Agent and each Lender, acting reasonably.

“Contracts” means contracts, licences, leases, agreements, commitments, entitlements or engagements to which the Parent or any of its Subsidiaries is a party or by which any of them are bound or under which the Parent or any of its Subsidiaries has, or will have, any liability or contingent liability, and warranties or guarantees (express or implied), but excluding any Authorizations.

“Credit Facility” or “Facility” means, the revolving credit facility made available to the Borrowers by the Lenders in accordance with ARTICLE 2 for the purposes specified in Section 2.03.

“DBRS” means DBRS Limited and DBRS Inc.

“Default” means an event which, with the giving of notice or passage of time, or both, would, unless cured or waived, constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.12(2), any Lender that (a) has failed to (i) fund all or any portion of its Accommodations within two (2) Business Days of the date such Accommodations were required to be funded hereunder unless such Lender notifies the Agent and the Parent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, each Fronting Letter of Credit Lender, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Parent, the Agent or any Fronting Letter of Credit Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Accommodation hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Agent or the Parent, to confirm in writing to the Agent and the Parent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Parent), or (d) has, or has a direct or indirect parent company that has, at any time after the date hereof, (i) become the subject of a proceeding under any Law relating to bankruptcy, insolvency, reorganization or relief of debtors including any plan of compromise or arrangement or other similar corporate proceeding involving or affecting its creditors, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Canada Deposit Insurance Corporation, Federal Deposit Insurance Corporation or any other provincial, state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender (x) solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Entity so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within Canada or the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Entity) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (y) in the case of a Lender (or its direct or indirect parent company) that is Solvent, solely by virtue of the precautionary appointment of an administrator, guardian, custodian or similar official by a Governmental Entity under or based on the Law of the country where such Person is subject to home jurisdiction. Any determination by the Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(2)) upon delivery of written notice of such determination to the Parent, each Fronting Letter of Credit Lender and each Lender.

“Disposal” means any disposal by any means including dumping, incineration, spraying, pumping, injecting, depositing or burying.

“Disposition” means, with respect to any Asset of any Person, any direct or indirect sale, assignment, cession, transfer (including any transfer of title or possession), exchange, conveyance, release or gift of such Asset, including by means of a Sale-Leaseback Transaction (unless accounted for as a Capital Lease Obligation) and including any such transfer arising on liquidation, dissolution or winding up of such Person; and “Dispose” and “Disposed” have meanings correlative thereto.

“Distribution” means any amount paid to or on behalf of the shareholders, partners or unitholders of any of the Parent or any of its Subsidiaries, or to any Related Party thereto, by way of management fees, dividends, redemption of shares, distribution of profits or otherwise, which payments are made to such Persons in their capacity as shareholders, partners, unitholders or owners of any of the Parent or any of its Subsidiaries or otherwise, or any other direct or indirect payment in respect of the earnings or capital of any of the Parent or any of its Subsidiaries to such Persons.

“Division/Series Transaction” shall mean, with respect to the Loan Parties and their Subsidiaries, that any such Person (a) divides into two or more Persons (whether or not the original Loan Party or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case as contemplated under the laws of any jurisdiction.

“Draft” means, at any time, (i) a bill of exchange, within the meaning of the Bills of Exchange Act (Canada), drawn by the Canadian Borrower on a Lender and bearing such distinguishing letters and numbers as the Lender may determine; or (ii) a depository bill within the meaning of the Depository Bills and Notes Act (Canada).

“Drawing” means (i) the creation and purchase of Banker’s Acceptances by a Lender pursuant to ARTICLE 4; or (ii) the purchase of completed Drafts by a Lender pursuant to ARTICLE 4.

“Drawing Date” means any Business Day fixed for a Drawing pursuant to Section 4.03.

“Drawing Fee” means, with respect to each Draft drawn by the Canadian Borrower and purchased by any Lender on any Drawing Date, an amount equal to the Applicable Margin, multiplied by the product of (i) a fraction, the numerator of which is the number of days, inclusive of the first day and exclusive of the last day, in the term to maturity of such Draft, and the denominator of which is 365; and (ii) the Face Amount of such Draft.

“Drawing Notice” has the meaning specified in Section 4.03(1).

“Drawing Price” means, in respect of Drafts drawn by the Canadian Borrower to be purchased by one or more Lenders on any Drawing Date, the amount by which (i) the result (rounded to the nearest whole cent, with one-half of one cent being rounded up) obtained by dividing the aggregate Face Amount of the Drafts by the sum of one plus the product of (x) the Reference Discount Rate multiplied by (y) a fraction, the numerator of which is the number of days, inclusive of the first day and exclusive of the last day, in the term to maturity of the Drafts and the denominator of which is 365; exceeds (ii) the applicable aggregate Drawing Fee.

“E-System” means any electronic system approved by Agent, including Syndtrak®, Intralinks® and ClearPar® and any other Internet or extranet based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“EBITDA” means, in respect of any fiscal period, without duplication (A) the consolidated net income of the Parent in such fiscal period determined without including or deducting (i) unrealized gains or losses arising from hedging agreements and other foreign currency transactions; (ii) gains or losses arising from or in connection with any sale or other disposition of assets outside the ordinary course of business; or (iii) gains or losses arising from or in connection with any revaluation of assets; plus (B) the following amounts (to the extent such accounts were deducted in determining such consolidated net income): Interest, income taxes, capital taxes, depreciation, amortization, stock based compensation, non-cash charges relating to the impairment of goodwill and other intangible assets, net deferred revenue (which, for purposes of clarity, comprises the change in deferred revenue, net of prepaid domain name registry and other internet service fees, to reflect the amount of cash collected and paid for domain registrations and other internet services at the time of activation), and any other non-cash expenses and extraordinary, unusual or non-recurring expenses approved in writing by the Majority Lenders in their discretion (but specifically including non-recurring professional fees and expenses relating to the establishment or restructuring of the Facilities); all determined in accordance with GAAP.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means, in the case of an assignment pursuant to Section 18.01, any Person (other than a natural person, any Loan Party, any Affiliate of a Loan Party, any Defaulting Lender or any Ineligible Transferee) that meets the criteria set out in Section 18.01(2).

“Eligible Hedging Agreements” means one or more interest rate or currency rate hedging agreements between a Loan Party and any Lender or an Affiliate of such Lender (collectively, the “Hedge Lenders”); provided that (a) any Swap Termination Value owing by such Hedge Lender upon designation of an Early Termination Date (as such term is defined in the ISDA Agreement), has been assigned to the Agent as security for the Secured Obligations, and (b) any such interest rate or currency rate hedging agreements entered into by a Loan Party and any Person at the time that such Person or Affiliate of such Person was a “Lender” hereunder shall continue to be an Eligible Hedging Agreement notwithstanding that such Person or Affiliate of such Person ceases, at any time, to be a “Lender” hereunder.

“Environment” includes the air, surface water, underground water, any land, soil or underground space even if submerged under water or covered by a structure, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matters and living organisms in the environment or natural environment as defined in any Environmental Law and “Environmental” shall have a similar extended meaning.

“Environmental Law” means all applicable and legally enforceable federal, state, provincial, municipal or local statutes, regulations, by-laws, and Orders of any Governmental Entity, any binding guidelines, policies or rules of any Governmental Entity relating in whole or in part to the Environment or the protection thereof and includes those laws relating to the storage, generation, use, handling, manufacturer, processing, transportation, import, export, treatment, Release, recycling or Disposal of any Hazardous Materials and any laws relating to asbestos or asbestos-containing materials in the Environment, in the workplace or in any building.

“Environmental Liabilities” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of the Parent or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, recycling, treatment or Disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” means all permits, certificates, approvals, consents, authorizations, registrations and licences issued, granted, conferred or created by or acquired from any Governmental Entity pursuant to any Environmental Laws.

“Equity Interests” means (a) all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or non-voting, participating or non-participating, including common stock, preferred stock or any other equity security and (b) all securities convertible into or exchangeable for any other Equity Interests and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any other Equity Interests, whether or not presently convertible, exchangeable or exercisable.

“Equivalent Amount” means, on any date, with respect to the specified amount of any specified currency the amount of any other currency after giving effect to a conversion of the specified amount of the first currency to the other currency at the spot rate quoted for wholesale transactions by the Agent (or, if the Agent does not provide such spot rate quotation, a quoted rate from another financial institution selected by the Agent); provided that if the conversion is of Canadian Dollars to U.S. Dollars or of U.S. Dollars to Canadian Dollars, the rate used shall be the Bank of Canada rate for such a conversion as of the close of the Business Day on such date (as quoted or published from time to time by the Bank of Canada) if available.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

“ERISA Affiliate” means any entity (whether or not incorporated) that, together with the Parent or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code.

“ERISA Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to ERISA and that is sponsored or maintained by the Parent or any of its Subsidiaries or any ERISA Affiliate or with respect to which the Parent or any of its Subsidiaries or any ERISA Affiliate may have any liability (other than a Multiemployer Plan).

“Erroneous Payment” has the meaning assigned to it in Section 15.12(1).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 15.12(4).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 10.01.

“Excess” has the meaning specified in Section 2.10.

“Exchange Act” means the Securities Exchange Act of 1934 (United States).

“Exchange Rate Determination Date” means the last Business Day of each calendar month.

“Excluded Assets” has the meaning specified in Section 6.06.

“Excluded Swap Obligations” means, with respect to the Parent or any of its Subsidiaries in its capacity as a Guarantor, any Swap Obligation if, and only to the extent that and for so long as, all or a portion of the Guarantee by such Person, or the grant by such Person, of a security interest in any of its Assets to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Person’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee by such Person or the grant by such Person of such security interest becomes effective with respect to such Swap Obligation; provided, however, that if any Guarantor that was not an “eligible contract participant” at the time any such guarantee of a Swap Obligation under an Eligible Hedging Agreement was entered into thereafter becomes an “eligible contract participant,” such Guarantor shall, by virtue of any applicable Pledge and Security Agreement or joinder thereto and without any further action by any Person, be deemed to have guaranteed the Swap Obligations under Eligible Hedging Agreements and granted a security interest to secure such Swap Obligations under Eligible Hedging Agreements, and such Swap Obligations under Eligible Hedging Agreements shall no longer constitute Excluded Swap Obligations with respect to such Guarantor. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or any application or official interpretation of any thereof).

“Excluded Taxes” means, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower, the Guarantors or any of their Subsidiaries hereunder or under any Loan Document, (a) taxes imposed on or measured by its net income (however denominated) or capital, and franchise taxes and branch profits Taxes, in each case (i) imposed on it by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) are Other Connection Taxes, (b) any withholding tax payable as a result of such recipient not dealing at Arm’s Length with the Borrowers, the Guarantors or any of their Subsidiaries (other than when an Event of Default has occurred and is continuing), (c) Taxes imposed under FATCA and (e) in the case of a Foreign Lender (other than (i) an assignee pursuant to a request by the Parent under Section 11.03(2) or (ii) any other assignee to the extent that the Parent has expressly agreed, in its sole discretion, that any withholding tax shall be an Indemnified Tax), any withholding tax that (A) is imposed or assessed, and (B) is required by applicable Law to be withheld or paid in respect of any amount payable hereunder or under any Loan Document to such Foreign Lender where such applicable Law is in effect at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 11.02(5), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding tax pursuant to Section 11.02(1).

“Face Amount” means (i) in respect of a BA Instrument, the amount payable to the holder on its maturity; and (ii) in respect of a Letter of Credit, the maximum amount which the Fronting Letter of Credit Lender is contingently liable to pay the Beneficiary.

“FATCA” means Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof or any amended or successors version that is substantively comparable and not materially more onerous to comply with (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the U.S. Internal Revenue Service thereunder as a precondition to relief or exemption from Taxes under such provisions), any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or official administrative practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Rate” means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight United States Federal funds transactions with members of the Federal Reserve System arranged by United States Federal funds brokers, as published for the day (or if the day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of the quotations for the day on such transactions received by the Agent from three United States Federal funds brokers of recognized standing selected by the Agent, acting reasonably.

“Fees” means the fees payable by the Parent, the Borrowers or any of their Subsidiaries under this Agreement or under any other Loan Document.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Financial Quarter” means, in respect of each of the Parent, the financial quarters ending March 31, June 30, September 30 and December 31.

“Financial Year” means, in respect of the Parent, its financial year commencing on January 1 of each calendar year and ending on December 31 of such calendar year.

“Fixed Rate Advance” has the meaning specified in the definition of “Advances”.

“Floating Rate Advance” has the meaning specified in the definition of “Advances”.

“Flood Insurance” means, for any Material Owned Real Property (including any personal property Collateral located on such Material Owned Real Property) located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance reasonably satisfactory to Agent, in either case, that (a) meets the requirements of FEMA and any other applicable federal agencies, (b) includes a deductible not to exceed $100,000 and (c) has a coverage amount equal to the lesser of (i) the insurable value of the buildings and any personal property Collateral located on such Material Owned Real Property as determined by Agent or (ii) the maximum policy limits set under the National Flood Insurance Program.

“Flood Insurance Requirements” means, with respect to any Material Owned Real Property, Agent shall have received: (i) evidence as to whether the applicable Material Owned Real Property is located in a Special Flood Hazard Area pursuant to a standard flood hazard determination form ordered and received by Agent, and (ii) if such Material Owned Real Property is located in a Special Flood Hazard Area, (A) evidence as to whether the community in which such Material Owned Real Property is located is participating in the National Flood Insurance Program, (B) the applicable Loan Party’s or Subsidiary’s written acknowledgment of receipt of written notification from Agent as to the fact that such Material Owned Real Property is located in a Special Flood Hazard Area and as to whether the community in which such Real Estate is located is participating in the National Flood Insurance Program and (C) copies of the applicable Loan Party’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to Agent and naming Agent as sole loss payee on behalf of the Secured Parties.

“Foreign Lender” means, with respect to any Borrower, any Lender that is not resident for income tax or withholding tax purposes under the laws of the jurisdiction in which the Borrower is resident for tax purposes on the date hereof and that is not otherwise considered or deemed in respect of any amount payable to it hereunder or under any Loan Document to be resident for income tax or withholding tax purposes in the jurisdiction in which the Borrower is resident for tax purposes by application of the laws of that jurisdiction. For purposes of this definition Canada and each Province and Territory thereof shall be deemed to constitute a single jurisdiction and the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fronting Exposure” means, at any time that there is a Defaulting Lender, with respect to any Fronting Letter of Credit Lender, such Defaulting Lender’s pro rata share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Fronting Letter of Credit Lender, other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, Cash Collateralized in accordance with the terms hereof or otherwise mitigated in a matter reasonably satisfactory to the applicable Fronting Letter of Credit Lender.

“Fronting Letter of Credit Lender” means Royal Bank of Canada, and any successor thereto hereunder in such capacity.

“Fronting Letter of Credit Lender’s Fronting Letter of Credit Commitment” means, at any time, the relevant amount designated as such and set forth under such Lender’s name on Schedule 9 (or in respect of any other Lender, as otherwise agreed to by the Parent, the Agent and such Lender) or in the assignment and assumption agreement executed and delivered pursuant to ARTICLE 18 pursuant to which it shall become a party hereto (as reduced or increased in accordance with the terms hereof).

“Funded Debt” in respect of any Person means obligations of such Person which are considered to constitute debt in accordance with GAAP, including indebtedness for borrowed money (in the case of the Borrowers, specifically including the Accommodations Outstanding), Subordinated Debt, Purchase Money Obligations, Capital Lease Obligations, capitalized interest, and the redemption price of any securities issued by such Person having attributes substantially similar to debt (such as securities which are redeemable at the option of the holder); but excluding the following: accounts payable, future income taxes (both current and long-term), obligations under hedging agreements which have not yet become due and payable, and operating lease liabilities (both current and long-term); plus, in the case of the Parent, the Verizon Liability and any similar liabilities to other carriers.

“GAAP” means, generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination.

“Governmental Entity” means any (i) multinational, federal, provincial, state, municipal, local or other government, governmental or public department, central bank, stock exchange, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) subdivision or authority of any of the foregoing, or (iii) quasi-governmental, public sector entity, supra-national entity (including the European Union and the European Central Bank), private body, self-regulatory organization (including the National Association of Insurance Commissioners) and any other entity exercising any executive, legislative, judicial, regulatory, expropriation, taxing or administrative authority under or for the account of any of the above.

“guarantee” means any agreement by which any Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such Person against loss, and shall include any contingent liability under any letter of credit or similar document or instrument.

“Guarantee” means any guarantee delivered by any Person in connection herewith.

“Guarantor” means the Parent and each direct and indirect Subsidiary of the Parent that has (a) executed a Guarantee (or an addendum to a Guarantee or other guarantee agreement (in form and substance satisfactory to the Agent acting reasonably)) pursuant to which it (and any general partner thereof) has provided an unconditional and unlimited guarantee of the obligations of the Borrowers and the other Loan Parties under this Agreement and the other Loan Documents, (b) provided security in form and substance substantially similar to that delivered on the Closing Date by the Borrowers (as determined by the Agent acting reasonably); and (c) delivered to the Agent all resolutions (corporate, shareholder or otherwise), certificates and appropriate legal opinions as the Agent may reasonably request. Any of the foregoing entities shall cease to be a Guarantor in accordance with the provisions of this Agreement and the other Loan Documents, and “Guarantor” means any one of them as applicable. As at the date of this Agreement, the following are Guarantors for purposes hereof: Tucows.com Co., Ting Inc., Ting Fiber, Inc., Tucows Inc., Tucows (Delaware) Inc., Tucows Domain Inc., Ting Virginia, LLC, Blue Ridge Websoft, LLC, Fiber Roads, LLC, Navigator Network Services, LLC, Tucows (Emerald), LLC, eNom, LLC, Ascio Technologies, Corp., Cedar Holdings Group Incorporated, Zippytech Incorporated, Zippytech of New Mexico Incorporated, and Ting Telecom California LLC. For the avoidance of doubt, subject to any express exclusions set forth herein or in any Guarantee, each Borrower also constitutes a Guarantor hereunder in respect of the obligations of the other Borrowers and the other Loan Parties under this Agreement and the other Loan Documents.

“Hazardous Material” means any and all (i) contaminants, pollutants, toxic or hazardous material or wastes (including petroleum and any by product or derivative thereof, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls); or (ii) substances which are or may be defined, prohibited or regulated by Environmental Laws, or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, Disposal, Release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable Environmental Law.

“Hedge Lender” has the meaning specified in the definition of “Eligible Hedging Agreements”.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Ineligible Transferee” means (i) certain Persons identified as “Disqualified Lenders” in writing to the Agent by the Parent on or prior to the Closing Date; and (ii) operating companies which are bona fide competitors of the Loan Parties or their Subsidiaries and such competitors’ subsidiaries and controlling equity holders (other than Bona Fide Debt Funds) as may be identified by name in writing to the Agent following the date of this Agreement (but only with the consent of the Majority Lenders, not to be unreasonably withheld), by delivery of notice to the Agent setting forth such person or persons. Notwithstanding the foregoing, no Person shall be regarded as an Ineligible Transferee for purposes of this Agreement at any time that an assignment or participation otherwise occurs in accordance with Section 18.01 while an Event of Default has occurred and is continuing.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property, whether registered or not, owned, licenced, used or held the Parent or any of its Subsidiaries, in respect of: (a) inventions, pending patent applications (including divisions, reissues, renewals, re-examinations, continuations, continuations-in-part and extensions) and issued patents; (b) trade-marks, trade dress, trade-names, business names and other indicia of origin; (c) copyrights; (d) industrial designs and similar rights; and (e) urls, domain names and tag lines.

“Interest” means interest on loans, stamping fees in respect of bankers’ acceptances, the difference between the proceeds received by the issuers of bankers’ acceptances and the amounts payable upon the maturity thereof, issuance fees in respect of letters of credit, and any other charges or fees in connection with the extension of credit which are determined by reference to the amount of credit extended, plus standby fees in respect of the unutilized portion of any credit facility; but for greater certainty “Interest” shall not include capitalized interest (for greater certainty, being interest which is accrued but not paid), agency fees, arrangement fees, structuring fees, fees relating to the granting of consents, waivers, amendments, extensions or restructurings, the reimbursement of costs and expenses, and any similar amounts which may be charged from time to time in connection with the establishment, administration or enforcement of the Credit Facility.

“Interest Coverage Ratio” means, in respect of any Financial Quarter, the ratio of (i) EBITDA in the fiscal period comprised of such Financial Quarter and the immediately preceding three Financial Quarters; to (ii) Interest Expense in respect of such fiscal period.

“Interest Expense” means, in respect of any fiscal period, the aggregate amount of Interest paid or payable in respect of the Funded Debt of the Parent and its Subsidiaries on a consolidated basis in respect of such fiscal period (but for greater certainty, excluding any Interest which is capitalized and not paid or payable during such fiscal period).

“Interest Period” means, for each LIBOR Rate Advance, a period commencing (i) in the case of the initial Interest Period for such Advance, on the date of such Advance; and (ii) in the case of any subsequent Interest Period for such Advance, on the last day of the immediately preceding Interest Period applicable thereto, and ending, in either case, on the last day of such period as shall be selected by the applicable Borrower pursuant to the provisions below. Except as provided in the next following sentences, the duration of each such Interest Period shall be 1 or 3 months, as selected by the applicable Borrower pursuant to Section 3.02 (or such shorter or longer period as agreed to by the applicable Borrower and the Lenders, acting reasonably). No Interest Period may be selected which (a) would extend beyond the Maturity Date or, in the opinion of the Agent, acting reasonably, conflict with the repayment provisions set out in ARTICLE 2, or (b) would result in there being outstanding LIBOR Rate Advances collectively having more than 10 different maturity dates. Whenever the last day of an Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day.

“Interest Rate Election Notice” has the meaning specified in Section 3.03(2).

“Investment” means: (i) an investment made or held by a Person, directly or indirectly, in another Person (whether such investment was made by the first-mentioned Person in such other Person or was acquired from a third party); (ii) a contribution of capital; and (iii) the acquisition or holding of common or preferred shares, debt obligations, partnership interests and interests in joint ventures; provided however that if a transaction would constitute a “Capital Expenditure” as defined herein and would also constitute an “Investment” as defined herein, it shall be deemed to constitute an Investment and not a Capital Expenditure.

“Issue” means an issue of a Letter of Credit by the Fronting Letter of Credit Lender pursuant to ARTICLE 5.

“Issue Date” has the meaning specified in Section 5.02.

“Issue Notice” has the meaning specified in Section 5.02.

“Judicial Order” has the meaning specified in Section 5.09(1).

“Laws” means all federal, state, local, or foreign law (statutory or common), statutes, codes, ordinances, decrees, treaties, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, restraints, guidelines, or other legal requirements or determinations of an arbitrator or of any Governmental Entity or any provisions of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person (or any of such Person’s Assets) referred to in the context in which such word is used; and “Law” means any one of the foregoing.

“Lenders” means, collectively, the financial institutions and other Persons set forth on the signature pages hereof as Lenders (and for greater certainty shall include the Swingline Lender and the Fronting Letter of Credit Lenders, as applicable), and any Eligible Assignee thereof upon such Eligible Assignee executing and delivering an assignment and assumption agreement referred to in Section 18.01(2)(f) to the Parent and the Agent and in the singular any one of such Lenders.

“Letter of Credit” means a letter of credit or a bank letter of guarantee issued or to be issued by the Fronting Letter of Credit Lender for the account of a Borrower pursuant to ARTICLE 5 and in such form as the Fronting Letter of Credit Lender may from time to time approve.

“Letter of Credit Obligations” means, at any time, the sum of (a) an amount equal to the aggregate undrawn and unexpired amount (including the amount to which any such Letters of Credit can be reinstated pursuant to the terms hereof) of the then outstanding Letters of Credit and (b) an amount equal to the aggregate drawn, but unreimbursed drawings on any Letters of Credit.

“LIBOR Rate” means (or for purposes of Section 1.20, “USD LIBOR”) means, for any Interest Period with respect to a Libor Rate Advance, the rate per annum determined by the Agent at approximately 11:00 a.m. (London time), on the date that is two Business Days prior to the commencement of such Interest Period by reference to the rate set by ICE Benchmark Administration (or any display substituted therefor or any successor thereto) for deposits in U.S. Dollars (as set forth by any service selected by the Agent that has been nominated by ICE Benchmark Administration (or any display substituted therefor or any successor thereto) as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided, however, that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Libor Rate” shall be the interest rate per annum determined by the Agent to be from interpolating on a linear basis between: (i) the rate appearing on the ICE Benchmark Administration page (or on any successor or substitute page of such service) for the longest period (for which that rate is available) which is less than the Interest Period and (ii) the rate appearing on the ICE Benchmark Administration page (or on any successor or substitute page of such service) for the shortest period (for which that rate is available) which exceeds the Interest Period, each at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period. If the Libor Rate determined pursuant to the foregoing for any Interest Period is less than 0%, then the Libor Rate for purposes of this Agreement for such Interest Period shall be deemed to be 0%.

“Lien” means liens, charges, mortgages, pledges, security interests, hypothecs, adverse claims, defects of title, deposit arrangements, any other similar rights of third parties relating to any Asset and any other similar lien of any kind that in substance secures payment and performance of an obligation.

“Loan Document” or “Loan Documents” means this Agreement, the Guarantees, the Pledge and Security Agreements, the other Security, the Eligible Hedging Agreements, the Other Secured Agreements and all other documents, certificates, fee letters, instruments and agreements to be executed and delivered to the Agent or the Lenders by any Loan Party as contemplated hereunder and thereunder or any one or more of such documents.

“Loan Parties” means, collectively, the Borrowers and the Guarantors, and “Loan Party” means any one of them.

“London Business Day” means a day on which dealings are carried on in the London inter-bank market in respect of transactions in U.S. Dollars.

“Majority Lenders” or “Required Lenders” means, at any time, Lenders whose Commitments, taken together, are greater than 66 2/3% of the aggregate amount of the Commitments of all Lenders. If at any time the Commitments of the Lenders have been cancelled, Majority Lenders/Required Lenders shall mean Lenders whose Accommodations Outstanding, taken together, is greater than 66 2/3% of the aggregate amount of the Accommodations Outstanding of all Lenders. For purposes of this definition, subject to Section 2.12(1)(i), any Defaulting Lender shall be disregarded in determining Majority Lenders/Required Lenders at any time.

“Margin Stock” means any “margin stock” as defined in Regulation T, U or X of the FRB.

“Material Adverse Change” means any change or event which: (i) constitutes a material adverse change in the business, operations, condition (financial or otherwise) or properties of the Parent and its Subsidiaries on a consolidated basis; (ii) is reasonably likely to materially impair the ability of the Loan Parties (taken as a whole) to timely and fully perform their obligations under the Loan Documents; or (iii) is reasonably likely to materially impair the ability of the Agent or the Lenders to enforce their rights and remedies under this Agreement or the Security.

“Material Authorizations” means, collectively (i) the Authorizations specified in Schedule 8.01(6); and (ii) any other Authorization of the Parent or any of its Subsidiaries, the breach, non-performance or cancellation of which or the failure of which to renew would reasonably be expected to have a Material Adverse Change, and individually, any one of such Authorizations.

“Material Contracts” means, collectively (i) the Contracts specified in Schedule 8.01(13); and (ii) any other Contract of the Parent or any of its Subsidiaries the breach, non-performance or cancellation of which or the failure of which to renew would reasonably be expected to have a Material Adverse Change, and individually, any one of such Contracts.

“Material IP” means, as of any date of determination, Intellectual Property of the Loan Parties that, individually or in the aggregate, is necessary in or material to the conduct of the business of the Parent and its Subsidiaries, taken as a whole.

“Material Owned Real Property” means any owned real property of a Loan Party that has a value in excess of $5,000,000 other than the Colorado Data Center.

“Maturity Date” means, June 14, 2023.

“Maximum Lawful Rate” has the meaning specified in Section 3.05(e).

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of (i) the Fronting Exposure of all Fronting Letter of Credit Lenders with respect to Letters of Credit issued and outstanding at such time, or (ii) in the case of Cash Collateral provided pursuant to Section 5.10(1), the Fronting Exposure required to be cash collateralized pursuant to such Section, and (b) otherwise, an amount determined by the Agent and the Fronting Letter of Credit Lenders in their reasonable discretion.

“Minor Title Defects” in respect of any parcel of real property means encroachments, restrictions, easements, rights-of-way, servitudes and defects or irregularities in the title to such real property which are of a minor nature and which, in the aggregate, will not materially impair the use of such Land for the purposes for which such real property is held by the owner thereof.

“MNPI” has the meaning specified in Section 23.01(4).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgaged Property” has the meaning specified in Section 6.02.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) that is subject to ERISA to which the Parent or any of its Subsidiaries or any ERISA Affiliate has an obligation to contribute or with respect to which the Parent or any of its Subsidiaries or any ERISA Affiliate may have any liability.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that, among other things, mandates the purchase of flood insurance to cover real property improvements and contents located in Special Flood Hazard Areas in participating communities and may provide protection to property owners through a federal insurance program.

“Net Proceeds” means any one or more of the following:

(a)    with respect to any Asset Sales by the Parent or any of its Subsidiaries, the net amount equal to the aggregate amount received in cash in connection with such Disposition (including, without limitation, the release of any amount from an indemnity reserve, escrow or similar fund established in connection with such Disposition, but only as and when received), less the sum of reasonable fees, including reasonable accounting, advisory (including investment banking fees) and legal fees, commissions and other out-of-pocket expenses, a provision of taxes attributable to such Disposition and costs associated with the repayment of Funded Debt (as evidenced by supporting documentation provided to the Agent) or the unwinding of any hedge agreements incurred or paid for by the Parent or any of its Subsidiaries in connection with such Disposition;

(b)    with respect to the receipt of proceeds under any insurance policy (other than business interruption insurance or liability policy), the net amount equal to the aggregate amount received (or receivable) in cash by the Parent or any of its Subsidiaries in connection with such insurance proceeds less a provision for taxes attributable to such insurance proceeds;

(c)    with respect to the issuance of any Equity Interests by any Person or of any capital contributions by any Person in such Person, the net amount equal to the aggregate amount received in cash in connection with such issuance or contribution by any Person in such Person, less the sum of reasonable fees, including reasonable accounting, advisory (including investment banking fees) and legal fees, commissions and other out-of-pocket expenses and costs associated with repayment of Funded Debt (as evidenced by supporting documentation provided to the Agent) or the unwinding of any hedge agreements incurred or paid for by such Person in connection with the issuance of any such Equity Interests or of any capital contributions by any Person in such Person; and

(d)   with respect to the incurrence of any Funded Debt by any Person, the net amount equal to the aggregate amount received in cash in connection with such incurrence by such Person, less the sum of reasonable fees, including reasonable accounting, advisory (including investment banking fees) and legal fees, commissions and other out-of-pocket expenses and costs associated with repayment of any Funded Debt (as evidenced by supporting documentation provided to the Agent) or the unwinding of any hedge agreements incurred or paid for by such Person in connection with the of such Funded Debt by such Person.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender at such time.

“Order” means any binding order, judgment, injunction, decree, award or writ of any court, tribunal, arbitrator or Governmental Entity.

“Other Connection Taxes” means, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower, the Guarantors or any of their Subsidiaries hereunder or under any Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Secured Agreements” means all agreements or arrangements (including guarantees) entered into or made from time to time by the Parent or any of its Subsidiaries in connection with: (a) cash consolidation, cash management and credit card agreements and electronic fund transfer arrangements between the Parent or any of its Subsidiaries and the Agent or any Lender or any Affiliate thereof (collectively, “Service Lenders”), (b) daylight facility arrangements between the Parent or any of its Subsidiaries and any Service Lender, (c) bilateral letter of credit facilities provided by one or more of the Lenders identified by the Borrower to the Agent for purposes of this clause (c) provided that the face amount of letters of credit outstanding thereunder does not exceed U.S.$200,000 in the aggregate for all such bilateral credit facilities (and including for purposes thereof that certain facility letter dated March 3, 2020 between Tucows (Delaware) Inc. and HSBC Bank Canada establishing a U.S.$100,000 letter of guarantee facility), and (d) other transactions not made under this Agreement between the Parent or any of its Subsidiaries and any Service Lender if it is agreed pursuant to a written agreement signed by the Parent and the Agent (and the Agent is acting on the instructions of all of the Lenders) that such debts, liabilities and obligations shall be secured; and, for greater certainty, all such agreements and arrangements entered into or made by the Parent or any of its Subsidiaries with or in favour of any Person at the time that such Person was an “Agent” or a “Lender” hereunder shall not cease to be an Other Secured Agreement if such Person ceases to be an Agent or a Lender hereunder.

“Other Secured Obligations” means, obligations owed by the Parent or any of its Subsidiaries in respect of any Other Secured Agreements, excluding Excluded Swap Obligations.

“Other Taxes” means all present or future stamp or documentary taxes or any other value-added, excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to a request by the Parent under Section 11.03(2)).

“Owned Intellectual Property” means, the Intellectual Property specified as such in Schedule 8.01(22).

“Participant” has the meaning specified in Section 18.01(4).

“Participant Register” has the meaning specified in Section 18.01(3).

“Patriot Act” has the meaning set out in Section 20.01(4).

“Payment Notice” has the meaning assigned to it in Section 15.12(2).

“Payment Recipient” has the meaning assigned to it in Section 15.12(1).

“Payment Reduction Notice” has the meaning set out in Section 2.06(1).

“Pension Plan” means (i) each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by the Parent or any of its Subsidiaries for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively and (ii) any plan (including, without limitation, an ERISA Plan, a Multiemployer Plan and a Title IV Plan), fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside Canada by the Parent or any of its Subsidiaries primarily for the benefit of employees of such party residing outside Canada, which plan, fund or other similar program provides, or results in, retirement income or a deferral of income in contemplation of retirement.

“Permitted Acquisition” means an Acquisition of Equity Interests in a Person (referred to herein as a “share purchase”), or an Acquisition of assets of a Person (referred to herein as an “asset purchase”), in either case if all of the following criteria are satisfied (except to the extent as may be otherwise agreed in writing by the Majority Lenders in their discretion):

(a)

the Majority Lenders in their discretion shall have provided their prior written consent to such Acquisition after conducting such due diligence they may consider appropriate in the circumstances within a reasonable period of time prior to the closing of such Acquisition to permit the review thereof by the Agent and the Lenders; provided however that the prior written consent of the Majority Lenders shall not be required in connection with an Acquisition (hereinafter referred to as a “small Acquisition”) if (i) all other criteria listed in this definition are satisfied in respect of such Acquisition; (ii) the purchase price for such Acquisition plus the amount of any Funded Debt assumed in connection therewith does not exceed $25,000,000; and (iii) the aggregate purchase price for such Acquisition and all other small Acquisitions previously completed in the same Financial Year plus the amount of all Funded Debt assumed in connection therewith does not exceed $50,000,000;

(b)	such Person is engaged in a business similar to one or more of the businesses conducted by the Borrowers as at the date of this Agreement;

(c)	the Acquisition does not involve a hostile or unsolicited take-over;

(d)

the Acquisition shall be accretive to Adjusted EBITDA on a twelve-month pro forma prospective basis, after giving effect to (i) normalization adjustments and (ii) pro forma synergies reasonably expected to result from such Acquisition, in each case as may be advised by Parent and approved by the Required Lenders;

(e)	in the case of a share purchase, immediately thereafter such Person will be a Wholly-Owned Subsidiary of the Parent;

(f)

in the case of a share purchase (i) upon the completion of such Acquisition all Funded Debt (except Funded Debt which will constitute Permitted Funded Debt hereunder) of such Person shall be repaid and the holders of all Liens (except Liens which will constitute Permitted Liens hereunder) affecting the assets of such Person shall provide an undertaking to release and discharge such Liens within thirty (30) days thereafter; and (ii) within thirty (30) days following the completion of such Acquisition all Liens (except Liens which will constitute Permitted Liens hereunder) affecting the assets of such Person shall be released and discharged and such Person shall provide a Guarantee and Security as may be required pursuant to the terms hereof to be provided by a Subsidiary of the Parent hereunder (including registrations, searches, legal opinions and ancillary documentation);

(g)

in the case of an asset purchase, (i) upon the completion of such Acquisition all Funded Debt (except Funded Debt which will constitute Permitted Funded Debt hereunder) secured by the acquired assets shall be repaid and the holders of all Liens (except Liens which will constitute Permitted Liens hereunder) affecting such assets shall provide an undertaking to release and discharge such Liens within thirty (30) days thereafter; and (ii) within thirty (30) days following the completion of such Acquisition all Liens (except Liens which will constitute Permitted Liens hereunder) affecting such assets shall be released and discharged and all Security required herein to be provided to the Agent in respect of such assets (including registrations, searches, legal opinions and ancillary documentation) shall be provided;

(h)

the Acquisition does not involve the assumption of any material Environmental Liabilities, and all representations and warranties contained herein with respect to environmental matters shall be true and correct both immediately before and immediately after such Acquisition;

(i)

the Parent and the other Loan Parties are in compliance with all covenants and representations and warranties in all material respects under this Agreement and the other Loan Documents and will remain in compliance after giving effect to such Acquisition; and no Default or Event of Default shall have occurred and be continuing or would result from the completion of such Acquisition; and

(j)

if the Parent or any of its Subsidiaries proposes to incur Subordinated Debt to finance all or any portion of such Acquisition, the terms and conditions of such Subordinated Debt shall be satisfactory to the Majority Lenders, and the holder(s) of such Subordinated Debt shall enter into a subordination and postponement agreement with the Agent containing terms and conditions contemplated in the definition of “Subordinated Debt” herein;

and provided further that if any such transaction would constitute both a Capital Expenditure and a Permitted Acquisition, it shall be deemed to constitute a Permitted Acquisition and not a Capital Expenditure.

The parties hereto acknowledge and agree that the consideration payable by the Borrowers (or their applicable Subsidiaries) in connection with the Wildcat Acquisition shall not be included in the calculation of the amounts specified in clauses (ii) and (iii) of subparagraph (a) in the definition of “Permitted Acquisition”. The Lenders party hereto consent to the Wildcat Acquisition. The parties hereto acknowledge and agree that the Wildcat Acquisition shall be included in Adjusted EBITDA in the amount of US$3,000,000, pro-rated for any fiscal period during which Wildcat was not owned by the Borrowers.

“Permitted Funded Debt” means, without duplication: (i) the Accommodations Outstanding; (ii) indebtedness of the Parent to any one or more of its Subsidiaries or between Subsidiaries of the Parent; (iii) Subordinated Debt; (iv) Funded Debt of the Parent and its Subsidiaries secured by Permitted Liens; (v) the Verizon Liability and other similar liabilities to other carriers in an aggregate amount not to exceed $7,500,000 at any time; (vi) obligations under any guarantees which are considered to constitute Funded Debt, but only to the extent such guarantees are permitted pursuant to this Agreement; (vii) Capitalized Lease Obligations in an aggregate amount not to exceed $15,000,000 at any time; (viii) daylight loans incurred by the Borrower or any of its Subsidiaries to any Lender for bona fide tax planning or cash management purposes; (ix) indebtedness of any Person that becomes a subsidiary after the Closing Date; provided that (A) such indebtedness exists at the time such person becomes a subsidiary and is not created in contemplation of, or in connection with, such Person becoming a subsidiary and (B) the aggregate principal amount of indebtedness permitted by this part (ix) shall not exceed $5,000,000 at any time outstanding; and (x) other indebtedness in an amount not to exceed $2,500,000 at any time.

“Permitted Liens” means:

(a)	Statutory Liens in respect of any amount which is not at the time overdue;

(b)	Statutory Liens in respect of any amount which may be overdue but the validity of which is being contested in good faith and in respect of which reserves have been established in accordance with GAAP;

(c)

Liens or rights of distress reserved in or exercisable under any lease for rent not at the time overdue or for compliance with the terms of such lease not at the time in default; and security deposits given under leases not in excess of six (6) months’ rent;

(d)

any obligations or duties affecting any real property due to any public utility or to any municipality or government, or to any statutory or public authority, with respect to any franchise, grant, licence or permit in good standing and any defects in title to structures or other facilities arising solely from the fact that such structures or facilities are constructed or installed on real property under government permits, leases or other grants in good standing; which obligations, duties and defects in the aggregate do not materially impair the use of such property, structures or facilities for the purpose for which they are held;

(e)

Liens incurred or deposits of cash made or pledged to secure obligations under workers’ compensation legislation or similar legislation, or in connection with contracts, bids, tenders or expropriation proceedings, surety or appeal bonds, costs of litigation when required by law, public and statutory obligations, and warehousemen’s, storers’, repairers’, carriers’ and other similar Liens and deposits;

(f)

security given to a public utility or any municipality or government or to any statutory or public authority to secure obligations incurred to such utility, municipality, government or other authority in the ordinary course of business and not at the time overdue;

(g)

Liens and privileges arising out of judgments or awards in respect of which: an appeal or proceeding for review has been commenced; a stay of execution pending such appeal or proceedings for review has been obtained; and reserves have been established in accordance with GAAP;

(h)

any Lien arising in connection with the construction or improvement of any real property or arising out of the furnishing of materials or supplies therefor, provided that such Lien secures moneys not at the time overdue (or if overdue, the validity of which is being contested in good faith and in respect of which and reserves have been established as reasonably required by the Majority Lenders), notice of such Lien has not been given to the Agent or any Lender and such Lien has not been registered against title to such real property;

(i)	Minor Title Defects;

(j)	Permitted Purchase-Money Obligations;

(k)	Liens securing Capital Lease Obligations permitted hereunder provided such Liens attach only to the assets (and proceeds therefrom) that are the subject matter of such Capital Lease Obligations;

(l)	the Security;

(m)	Liens securing Subordinated Debt; and

(n)

any other Liens on property not otherwise permitted by this definition so long as neither (i) the aggregate principal amount of the indebtedness and other obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $5,000,000 at any time outstanding;

provided that the use of the term “Permitted Liens” to describe the foregoing Liens shall mean that such Liens are permitted to exist (whether in priority to or subsequent in priority to the Security, as determined by Applicable Law); and for greater certainty such Liens shall not be entitled to priority over the Security by virtue of being described in this Agreement as “Permitted Liens”.

“Permitted Purchase-Money Obligations” means Purchase Money Obligations incurred or assumed in compliance with the provisions of this Agreement (for greater certainty, including the restrictions relating to Capital Expenditures contained in Section 9.02) in connection with the purchase, leasing or acquisition of capital equipment in the ordinary course of business, provided that the aggregate amount of the Parent and its Subsidiaries liability thereunder is not at any time greater than $1,000,000.

“Permitted Replacement” means the replacement of those directors who (a) have died, (b) have been found to be of unsound mind, or (c) resigned not as a result of any disagreement with the Parent or any of its Subsidiaries on any matter relating to its operations, policies or practices.

“Person” means a natural person, partnership, corporation, company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns that have a similarly extended meaning.

“Pledge and Security Agreement” has the meaning specified in Section 6.01(ii).

“PPSA” means the Personal Property Security Act (Ontario) as from time to time in effect; provided, that if attachment, perfection or priority of the Agent’s security interests are governed by the personal property security laws of any jurisdiction other than Ontario, “PPSA” shall mean those personal property security laws in such other jurisdiction or, in the case of Quebec, other applicable law governing security interest in personal property.

“Public Lender” has the meaning specified in Section 23.01(4).

“Purchase Money Obligation” means, in respect of any Person, any Lien charging property acquired by such Person, which is granted or assumed by such Person, reserved by the transferor or which arises by operation of Law in favour of the transferor concurrently with and for the purpose of the acquisition of such property, in each case where: (i) the principal amount secured by such security interest is not in excess of the cost to such Person of the property acquired and costs associated with such acquisition; and (ii) such security interest extends only to the property acquired and the proceeds therefrom.

“Reference Discount Rate” means, for any Drawing Date, in respect of any Banker’s Acceptances or Drafts to be purchased pursuant to ARTICLE 4 by (i) a Lender which is a Bank Act (Canada) Schedule I bank (and ATB Financial for purposes of this clause (i)), the arithmetic average of the discount rates (calculated on an annual basis) for Canadian Dollar Banker’s Acceptances having an aggregate Face Amount equal to and with a term equal or comparable to such Banker’s Acceptances or Drafts that appears on Refinitiv Benchmark Services Limited (or such other page as is a replacement page for such banker’s acceptances) at approximately 10:00 a.m. (Toronto time) on such date (as adjusted by the Agent after 10:00 a.m. (Toronto time) to reflect any error in any posted rate or in the posted average annual rate subsequently identified by Refinitiv Benchmark Services Limited); or (ii) any other Lender, the rate specified in (i) plus 0.10%. If the rate in item (i) of this definition of “Reference Discount Rate” is not available as at the specified time, then the discount rate in respect of the Banker’s Acceptances and Drafts referred to therein shall mean the discount rate (calculated on an annual basis) quoted by the Agent at approximately 10:00 a.m. (Toronto time) as the discount rate at which the Agent is offering to purchase, on the relevant Drawing Date, its own Banker’s Acceptances or Drafts having an aggregate Face Amount equal to and with a term to maturity equal or comparable to the Banker’s Acceptances or Drafts to be acquired pursuant to item (i). If the Reference Discount Rate determined pursuant to the foregoing for any period is less than 0%, the Reference Discount Rate for purposes of this Agreement for such period shall be deemed to be 0%.

“Register” has the meaning specified in Section 18.01(3).

“Related Party” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees and agents of such Person and such Person’s Affiliates.

“Release” means, releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, migrating, escaping, leaching, disposing, dumping, depositing, spraying, burying, abandoning, incinerating, seeping or placing, or any similar action defined in any Environmental Law.

“Replacement Lender” has the meaning specified in Section 2.13.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sale-Leaseback Transaction” means, with respect to any Person, any direct or indirect arrangement entered into after the Closing Date pursuant to which such Person (or one or more of its Affiliates) transfers or causes the transfer of any Assets to another Person and leases such Assets back from such Person.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Entity succeeding to any of its principal functions.

“Secured Obligations” has the meaning specified in Section 6.04.

“Secured Parties” means, collectively, the Agent, the Lenders, the Hedge Lenders and the Service Lenders, and individually any one of them.

“Security” has the meaning specified in Section 6.01.

“Service Lenders” has the meaning specified in the definition of Other Secured Agreements herein.

“Share Repurchases” means purchases by the Parent of its issued and outstanding Equity Interests.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property (for the avoidance of doubt, calculated to include goodwill and other intangibles) of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, and (b) such Person is able to pay its debts and liabilities as they mature. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA has designated as an area subject to special flood hazards, the current standard for which is at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100 year flood) in any given year, as per the applicable flood maps.

“Statutory Lien” means a Lien in respect of any property or assets of the Parent or any of its Subsidiaries created by or arising pursuant to any applicable legislation in favour of any Person (such as but not limited to a Governmental Entity), including, without limitation, a Lien for the purpose of securing such Person’s obligation to deduct and remit employee source deductions and goods and services tax pursuant to the Income Tax Act (Canada), the Excise Tax Act (Canada), the Canada Pension Plan (Canada), the Employment Insurance Act (Canada) and any legislation in any jurisdiction similar to or enacted in replacement of the foregoing from time to time.

“Subordinated Debt” means indebtedness of the Parent or any of its Subsidiaries to any Person which the Lenders in their sole discretion have consented to in writing and in respect of which the holder thereof has entered into a subordination and postponement agreement in favour of the Agent in form and substance satisfactory to the Agent and registered in all places where necessary or desirable to protect the priority of the Security, which shall provide (among other things) that: (i) the maturity date of such indebtedness is later than the Maturity Date; (ii) the holder of such indebtedness may not receive any payments on account of principal or interest thereon (except to the extent, if any, expressly permitted therein); (iii) any security held in respect of such indebtedness is subordinated to the Security; (iv) the holder of such indebtedness may not take any enforcement action in respect of any such security (except to the extent, if any, otherwise expressly provided therein) without the prior written consent of the Agent; and (v) any enforcement action taken by the holder of such indebtedness will not interfere with the enforcement action (if any) being taken by the Agent in respect of the Security.

“Subsidiary” or “subsidiary” means, in respect of any Person, (i) any corporation or company of which at least a majority of the outstanding securities having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation or company is at the time directly, indirectly or beneficially owned or controlled by the Person, or one or more of its subsidiaries, or the Person and one or more of its subsidiaries; (ii) any partnership of which, at the time, the Person, or one or more of its subsidiaries, or the Person and one or more of its subsidiaries directly, indirectly or beneficially own or control at least a majority of the voting interests (however designated) thereof, or otherwise control such partnership; and (iii) any other Person of which at least a majority of the voting interests (however designated) are at the time directly, indirectly or beneficially owned or controlled by the Person, or one or more of its subsidiaries, or the Person and one or more of its subsidiaries.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Eligible Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Eligible Hedging Agreements, (a) for any date on or after the date such Eligible Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in (a), the amount(s) determined as the mark-to-market value(s) for such Eligible Hedging Agreements, as determined by the applicable Hedge Lender using its good faith, commercially reasonable estimates at mid-market and in accordance with customary methods for calculating mark-to-market values for substantially similar agreements by leading dealers in the relevant market, which may include one or more of the following types of information: (a) quotations (either firm or indicative) for replacement transactions supplied by one or more third parties; and (b) relevant market data in the relevant markets supplied by one or more third parties, including without limitation, relevant rates, prices, yields, yield curves, volatilities, spreads, correlations or other relevant market data in the relevant market.

“Swingline Advance” means a Canadian Prime Rate Advance, a Base Rate (Canada) Advance or a Base Rate (United States) Advance, as applicable, made to a Borrower, in each case by the Swingline Lender pursuant to ARTICLE 3; provided that, for the purposes of determining the applicable Canadian Prime Rate, Base Rate (Canada) or a Base Rate (United States) applicable to such Advance, the definitions thereof shall be read with reference to the “Swingline Lender” instead of the “Agent”.

“Swingline Commitment” means $10,000,000 in the aggregate and for greater certainty, the Swingline Commitment forms part of the Commitment. The Swingline Commitment of each Swingline Lender shall be in an amount as agreed by such Swingline Lender, the Agent and the Borrower from time to time, and Schedule 9 hereto shall be automatically amended to reflect such Swingline Commitment amount upon such agreement; provided that the Swingline Commitment may be reallocated no more than two (2) times in any Financial Quarter, unless otherwise agreed by the Agent. For the avoidance of doubt, the Swingline Commitments of all Swingline Lenders shall not exceed $10,000,000 in the aggregate.

“Swingline Lender” means Royal Bank of Canada, Bank of Montreal, and any other Lender that may be agreed between such Lender, the Agent and the Borrower from time to time. Each reference to “the Swingline Lender” herein shall be deemed to refer to “each Swingline Lender” or “the applicable Swingline Lender, as the case may be”, as applicable.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Entity, including any interest, additions to tax or penalties applicable thereto.

“Title IV Plan” means an ERISA Plan that is subject to Title IV of ERISA.

“Total Funded Debt” means, any time, the Funded Debt of Parent and its Subsidiaries on a consolidated basis at such time, specifically including for greater certainty the Accommodations Outstanding, Subordinated Debt, the Verizon Liability and other similar liabilities to other carriers at such time.

“Total Funded Debt to Adjusted EBITDA Ratio” means, at any time, the ratio of (i) Total Funded Debt at such time less cash or Cash Equivalents of the Parent and Guarantors in an aggregate amount of not more than $5,000,000 on deposit with the Agent or one or more of the Lenders in respect of which the Agent (for the benefit of itself and the other Secured Parties) has a first priority Lien; to (ii) Adjusted EBITDA for the immediately preceding four Financial Quarters in respect of which the Parent has delivered a Compliance Certificate hereunder.

“Type” has the meaning specified in the definition of “Accommodation” or “Advance”, as the case may be, herein.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

“U.S. Borrowers” means, Tucows (Delaware) Inc., a Delaware corporation, Ting Inc., a Delaware corporation, Ting Fiber, Inc., a Delaware corporation, and Tucows (Emerald), LLC, a Delaware limited liability company, and individually any one of them as applicable, in each case, and its successors and permitted assigns.

“U.S. Dollars” and “U.S.$” means lawful money of the United States of America.

“Verizon Agreement” means the Wholesale Agreement between Ting Inc. and Cellco Partnership d/b/a Verizon Wireless dated July 2, 2019, (as amended, restated, supplemented or replaced).

“Verizon Liability” means, at any time, the cumulative amount payable by the Parent and its Subsidiaries at such time to Cellco Partnership d/b/a Verizon Wireless pursuant to the Verizon Agreement (for greater certainty, after deduction of the cumulative amount spent by the Parent and its Subsidiaries on network services thereunder) as determined in accordance with the Verizon Agreement.

“Wildcat Acquisition” means the acquisition by Ting Fiber, Inc. of all of the shares of Simply Bits, LLC, an Arizona based provider of internet and data networking services.

“Wholly-Owned Subsidiary” means, in respect of any Person, at any time, any Subsidiary, 100% of all of the equity interests (except directors’ qualifying shares) and voting interests of which issued and outstanding shares of the capital stock of, or in the case of a partnership or any other legal entity, where all of the outstanding partnership or other ownership interests, are owned by the Person or one or more of the Person and the Person’s other Wholly-Owned Subsidiaries at such time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02.    Gender and Number.

Any reference in the Loan Documents to gender includes all genders, and words importing the singular number only include the plural and vice versa.

Section 1.03.    Interpretation not Affected by Headings, etc.

The provisions of a table of contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

Section 1.04.    Currency.

All references in the Loan Documents to dollars or $, unless otherwise specifically indicated, are expressed in United States Dollars.

Section 1.05.    Certain Phrases, etc.

In any Loan Document (i) (y) the words “including” and “includes” mean “including (or includes) without limitation” and (z) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”, and (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to (or until) but excluding”.

Section 1.06.    Accounting Terms.

All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with GAAP. If any accounting changes occur and such changes result in a material change in the calculation of the financial covenants, standards or terms used in this Agreement or any other Loan Document (other than Eligible Hedging Agreements or Other Secured Agreements), then the Parent, the Agent and the Lenders agree to enter into negotiations in order to amend such provisions of this Agreement or such Loan Document, as applicable, so as to equitably reflect such accounting changes with the desired result that the criteria for evaluating the Parent’s financial condition shall be the same after such accounting changes as if such accounting changes had not been made; provided, however, that the agreement of the Majority Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. If the Parent and the Majority Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying accounting change with respect thereto has been implemented, any reference to GAAP contained in this Agreement or in any other Loan Document (other than Eligible Hedging Agreements or Other Secured Agreements) shall, only to the extent of such accounting change, refer to GAAP, consistently applied after giving effect to the implementation of such accounting change. If the Parent and the Majority Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any accounting change, then all calculations of financial covenants and other standards and terms in this Agreement and the other Loan Documents shall continue to be prepared, delivered and made without regard to the underlying accounting change. In such case, the Parent shall, in connection with the delivery of any financial statements under this Agreement, provide a management prepared reconciliation of the financial covenants to such financial statements in light of such accounting changes. To the extent that the Parent shall deliver any financial statements hereunder which contain amounts in any currency other than Canadian Dollars in respect of any period, for the purposes of determining compliance with the standards and terms in this Agreement and the other Loan Documents which are denominated in Canadian Dollars figures, such amounts will be converted into Canadian Dollars based upon the average of the Bank of Canada noon spot rate (or other rate determined by the Agent if such spot rate is not available) for the applicable period, unless expressly stated otherwise.

Section 1.07.    Non-Business Days.

Except as otherwise specified herein, in any Loan Document, whenever any payment, report, notice or other deliverable is stated to be due on a day which is not a Business Day, such payment, report, notice or other deliverable shall be deemed to be due on the next succeeding Business Day (for greater certainty, it being understood that any applicable interest and Fees shall accrue in respect of such succeeding Business Day and shall be added to the next payment of interest and Fees required to be made hereunder).

Section 1.08.    Incorporation of Schedules.

The schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it.

Section 1.09.    Reference to Agent or Lenders.

Any reference in any Loan Document to the Agent or a Lender shall be construed so as to include its permitted successors, transferees or assigns hereunder in such capacity, in accordance with their respective interests.

Section 1.10.    References to Time of Day.

Except as otherwise specified herein, a time of day shall be construed as a reference to Toronto, Canada time.

Section 1.11.    References to Applicable Laws.

Except as otherwise provided herein, any reference in any Loan Document to Laws shall be construed to be a reference to such Laws as the same may have been, or may from time to time be, enacted, promulgated, amended, reformed or otherwise modified or re-enacted from time to time.

Section 1.12.    References to Agreements.

Except as otherwise provided herein, any reference in any Loan Document to this Agreement, any other Loan Document or any other agreement or document shall be construed to be a reference to this Agreement, such Loan Document or such other agreement or document, as the case may be, as the same may have been, or may from time to time be, amended, varied, restated, supplemented or otherwise modified in accordance with the terms herein or therein (if applicable).

Section 1.13.    Rateable Portion of Accommodations.

References in this Agreement to a Lender’s rateable portion of Commitments or Accommodations or rateable share of payments of principal, interest, Fees or any other amount, shall mean and refer to a rateable portion or share as nearly as may be rateable in the circumstances, as determined in good faith by the Agent. Each such determination by the Agent shall be prima facie evidence of such rateable share.

Section 1.14.    Amendment and Restatement.

This Agreement amends the Original Credit Agreement and restates and consolidates in this Agreement the terms and provisions of the Original Credit Agreement as so amended, and represents the entire agreement currently constituted between the parties hereto respecting the subject matter of the Original Credit Agreement. All references, if any, to the Original Credit Agreement in any of the other Loan Documents, and in all other agreements, documents and instruments delivered by the Loan Parties or any other Person in connection with any of the Loan Documents, shall mean and be a reference to this Agreement as this Agreement may from time to time in the future be further amended, supplemented, restated or replaced. The parties hereto acknowledge and agree that (i) this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith do not constitute a novation or termination of the obligations and liabilities of any of the parties under the Original Credit Agreement as in effect prior to the date hereof, and (ii) such obligations and liabilities are in all respects continuing (as amended and restated hereby) with the terms of the Original Credit Agreement being modified only as provided in this Agreement.

Section 1.15.     [intentionally deleted].

Section 1.16.     Temporary Non-Pro Rata Accommodations.

The parties hereto acknowledge and agree that (i) the amounts outstanding pursuant to the Original Credit Agreement shall be deemed to be Accommodations outstanding hereunder; (ii) until the maturity date for each outstanding LIBOR Rate Advance, the Accommodations outstanding hereunder will not be shared rateably among the Lenders until such date and on such date, the Agent shall rebalance the Accommodations outstanding such that from such date and thereafter the Lenders share rateably therein as provided in this Agreement.

Section 1.17.    Quebec Matters.

(1)    For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” and a resolutory clause, (d) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (e) an “agent” shall include a “mandatary”, (f) “construction liens” shall include “legal hypothecs”, (g) “joint and several” shall include “solidary”, (h) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (i) “easement” shall include “servitude”, and (j) “survey” shall include “certificate of location and plan”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présents confeirment que c’est leur volonté que cette convention et les autres documents de créedit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagées par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

(2)    For the purposes of the grant of security under the laws of the Province of Quebec which may now or in the future be required to be provided by any Loan Party, the Agent is hereby irrevocably authorized and appointed by each of the Secured Parties and, if applicable, on behalf of any of its Affiliates which is a Secured Party, to act as the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) in order to hold any hypothec granted under the laws of the Province of Quebec as security for any debenture, bond or other title of indebtedness that may be issued by any such Loan Party pursuant to a deed of hypothec and to exercise such rights and duties as are conferred upon a fondé de pouvoir under the relevant deed of hypothec and applicable Laws (with the power to delegate any such rights or duties). Moreover, in respect of any pledge by any such Loan Party of any such debenture, bond or other title of indebtedness as security for any obligations arising under the Loan Documents, the Agent shall also be authorized to hold such debenture, bond or other title of indebtedness as agent and pledgee for its own account and for the benefit of all Lenders, Hedge Lenders and Service Lenders (collectively, the “Secured Parties”), the whole notwithstanding the provisions of Section 32 of the Act Respecting the Special Powers of Legal Persons (Quebec). The execution prior to the date hereof by the Agent in its capacity as fondé de pouvoir of any deed of hypothec or other security documents made pursuant to the laws of the Province of Quebec, is hereby ratified and confirmed. Any person who becomes a Lender or successor Agent shall be deemed to have consented to and ratified the foregoing appointment of the Agent as fondé de pouvoir, agent and mandatary on behalf of all Secured Parties, including such person and any Affiliate of such person designated above as a Secured Party. For greater certainty, the Agent, acting as the holder of an irrevocable power of attorney (fondé de pouvoir), shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favour of the Agent in this Agreement, which shall apply mutatis mutandis. In the event of the resignation and appointment of a successor Agent, such successor Agent shall also act as the holder of an irrevocable power of attorney (fondé de pouvoir).

Section 1.18.    Permitted Liens.

Any reference in any of the Loan Documents to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

Section 1.19.     CDOR Discontinuation.

(1)    If the Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or the Majority Lenders notify the Agent that the Borrowers or Majority Lenders (as applicable) have determined that:

(i)

adequate and reasonable means do not exist for ascertaining CDOR, including because the Refinitiv Benchmark Services Limited CDOR page is not available or published on a current basis for the applicable period and such circumstances are unlikely to be temporary;

(ii)

the administrator of the CDOR or a Governmental Entity having jurisdiction has made a public statement identifying a specific date after which CDOR will permanently or indefinitely cease to be made available or permitted to be used for determining the interest rate of loans;

(iii)

a Governmental Entity having jurisdiction over the Agent has made a public statement identifying a specific date after which CDOR shall no longer be permitted to be used for determining the interest rate of loans (each such specific date in clause (ii) above and in this clause (iii) a “CDOR Scheduled Unavailability Date”); or

(iv)

syndicated loans currently being executed, or that include language similar to that contained in this Section 1.19(1), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace CDOR, then reasonably promptly after such determination by the Agent or receipt by the Agent of such notice, as applicable, the Agent and the Borrowers may mutually agree upon a successor rate to CDOR, and the Agent and the Borrowers may amend this Agreement to replace CDOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein ), giving due consideration to any evolving or then existing convention for similar Canadian Dollars denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “CDOR Successor Rate”), together with any proposed CDOR Successor Rate conforming changes and any such amendment shall become effective at 5:00 p.m. (Toronto time) on the fifth Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Majority Lenders have delivered to the Agent written notice that such Majority Lenders do not accept such amendment.

(2)    If no CDOR Successor Rate has been determined and the circumstances under clause 1.19(1)(i) above exist or a CDOR Scheduled Unavailability Date has occurred (as applicable), the Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain Canadian Dollar BA Instruments shall be suspended (to the extent of the affected Canadian Dollar BA Instrument, or applicable periods). Upon receipt of such notice, the Canadian Borrower may revoke any pending request for an Advance of, conversion to or rollover of Canadian Dollar BA Instruments (to the extent of the affected Canadian Dollar BA Instrument, or applicable periods) or, failing that, will be deemed to have converted such request into a request for an Advance of Canadian Prime Rate Advances (subject to the foregoing clause (b)) in the amount specified therein.

(3)    Notwithstanding anything else herein, any definition of the CDOR Successor Rate (exclusive of any margin) shall provide that in no event shall such CDOR Successor Rate be less than zero for the purposes of this Agreement. In addition, CDOR shall not be included or referenced in the definition of “Canadian Prime Rate.”

Section 1.20.     Benchmark Replacement Setting for USD LIBOR

(i)         Notwithstanding anything to the contrary herein or in any other Loan Document (and any Eligible Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 1.20), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.

(ii)         Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then Term SOFR will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (ii) shall not be effective unless the Agent has delivered to the Lenders and the Parent a Term SOFR Notice.

(a)

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement (including, for the avoidance of doubt, in connection with the occurrence of a Term SOFR Transition Event), the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(b)

Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Parent and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 1.20 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 1.20.

(c)

Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(d)

Benchmark Unavailability Period. Upon the Parent’s receipt of notice of the commencement of a Benchmark Unavailability Period, the applicable Borrower may revoke any request for a borrowing of, conversion to or continuation of Advances to be made, converted or continued that would bear interest by reference to such Benchmark during any Benchmark Unavailability Period and, failing that, the applicable Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate (Canada) Advances or Base Rate (United States), as applicable. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate (Canada) or Base Rate (United States) based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate (Canada) or Base Rate (United States), as applicable.

(e)	Certain Defined Terms. As used in this Section 1.20:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of this Section 1.20.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election or a Term SOFR Transition Event, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of this Section 1.20;

“Benchmark Replacement” means:

(a)          in the case of any Benchmark Transition Event or Early Opt-in Election, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:

(1)          the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)          the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3)         the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Parent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or

(b)         in the case of a Term SOFR Transition Event, the sum of (x) Term SOFR and (y) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) (1), (2) or (3) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then- current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)         for purposes of clauses (a) (1) and (2) and clause (b) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Agent:

(a)         the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b)         the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)         for purposes of clause (a) (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Parent for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar- denominated syndicated credit facilities; provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate (Canada),” the definition of “Base Rate (United States),” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)         in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)         in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3)          in the case of a Term SOFR Transition Event, the date that is ten Business Days after the Agent has provided the Term SOFR Notice to the Lenders and the Parent pursuant to Section 1.20(ii); or

(4)          in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)        a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)          a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 1.20 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 1.20.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1)        a notification by the Agent to (or the request by the Parent to the Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)         the joint election by the Agent and the Parent to trigger a fallback from USD LIBOR and the provision by the Agent of written notice of such election to the Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Agent in its reasonable discretion.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Agent to the Lenders and the Parent of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, and is determinable for each Available Tenor and (b) the administration of Term SOFR is administratively feasible for the Agent.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

ARTICLE 2
CREDIT FACILITY

Section 2.01.    Availability.

(1)    Each Lender individually, and not jointly and severally, agrees, on the terms and conditions of this Agreement, to make Accommodations in (i) Canadian Dollars and U.S. Dollars to the Canadian Borrower; and (ii) the U.S. Borrowers in U.S. Dollars, in a maximum aggregate amount equal to such Lender’s Commitment. The Fronting Letter of Credit Lender agrees, in accordance with the terms and conditions of this Agreement, to make Letters of Credit available to the Borrowers up to the amount of the Fronting Letter of Credit Lender’s Fronting Letter of Credit Commitment. The Swingline Lender agrees, on the terms and conditions of this Agreement, to make Swingline Advances to the Borrowers in a maximum amount equal to the Swingline Commitment. The failure of any Lender to make an Accommodation shall not relieve any other Lender of its obligation, if any, in connection with any Accommodation, but no Lender is responsible for any other Lender’s failure in respect of such Accommodation. The Agent shall give each applicable Lender prompt notice of any Accommodation Notice received from a Borrower and of each applicable Lender’s rateable portion of any Accommodation.

(2)   Accommodations shall be made available by the Lenders to (i) the Canadian Borrower as BA Instruments, Canadian Prime Rate Advances, LIBOR Rate Advances and Base Rate (Canada) Advances; and (ii) the U.S. Borrowers as LIBOR Rate Advances and Base Rate (United States) Advances. Accommodations by the Swingline Lender shall be made available as Swingline Advances pursuant to ARTICLE 3. Accommodations by the Fronting Letter of Credit Lender shall be made available as Letters of Credit pursuant to ARTICLE 5.

Section 2.02.    Commitments and Facility Limits.

(1)    The Accommodations Outstanding under the Credit Facility shall not at any time exceed the Commitment. The Accommodations Outstanding under the Credit Facility to each Lender shall not at any time exceed such Lender’s Commitment. The sum of the principal amount of all Swingline Advances shall not at any time exceed the Swingline Commitment. The Face Amount of Letters of Credit outstanding at any time shall not exceed $8,000,000.

(2)    The Credit Facility shall revolve and no payment or prepayment or repayment under the Credit Facility shall reduce the Commitment thereunder unless expressly otherwise provided for herein.

(3)    The Credit Facility shall be available in one or more Accommodations from and after the date of this Agreement and from time to time prior to the Maturity Date.

Section 2.03.     Use of Proceeds.

The Borrower shall use the proceeds of Accommodations under the Credit Facility to finance (i) working capital requirements and for other general corporate purposes; (ii) Permitted Acquisitions (including customer base acquisitions in domain space (including for greater clarity, domain names) and acquisitions related to Ting Mobile and Ting Internet); (iii) Capital Expenditures (including Capital Expenditures with respect to build out of “Fiber to the Home (FTTH)” in existing and new markets); and (iv) Share Repurchases.

Section 2.04.    Mandatory Repayments.

(1)    The Borrowers shall repay (subject as otherwise provided in this Agreement) the Accommodations Outstanding under the Credit Facility to the Agent on behalf of each Lender (and the Commitment shall be permanently cancelled) on the Maturity Date, together with all accrued interest and Fees and all other amounts payable to the Lenders in connection with the Credit Facility. On the Maturity Date, the Borrower shall deliver to the Fronting Letter of Credit Lender (or cause to be delivered to the Fronting Letter of Credit Lender) originals of each unexpired Letter of Credit issued by the Fronting Letter of Credit Lender or Cash Collateral or a letter of credit (on terms and conditions satisfactory to the Fronting Letter of Credit Lender) in lieu thereof.

Section 2.05.    Mandatory Prepayments.

(1)    An amount equal to the Net Proceeds from any Asset Sale by the Parent or any of its Subsidiaries in excess of $12,500,000 (or the Equivalent Amount in any other currency) in any Financial Year (whether individually or in aggregate and taking into account any proceeds received in another currency at the Equivalent Amount at the time such proceeds are received) shall be applied to the repayment of Accommodations Outstanding under the Credit Facility (and the Commitment shall be permanently reduced by an amount by which the Net Proceed of such Disposition exceed $12,500,000), except to the extent that the Net Proceeds from such Disposition of Assets are reinvested (other than in cash or Cash Equivalents) or used in the Business by the Parent and its Subsidiaries within 180 days of the date of such Asset Sale.

(2)    An amount equal to the Net Proceeds from the issuance of any Equity Interests (other than the Net Proceeds of an Excluded Equity Issuances) by the Parent shall be applied forthwith upon receipt by or on behalf of the Parent or any of its Subsidiaries to the repayment of Accommodations Outstanding under the Credit Facility (and the Commitment shall be permanently reduced by the amount of such Net Proceeds). For the purposes hereof “Net Proceeds of an Excluded Equity Issuances” means the Net Proceed of an Equity Issuance which are used to fund a Permitted Acquisition or Capital Expenditures permitted hereunder.

(3)    An amount equal to the Net Proceeds from the incurrence of any Funded Debt by Parent or any of its Subsidiaries, other than Funded Debt permitted by Section 9.02(1), shall be applied forthwith upon receipt by or on behalf of the Parent or any of its Subsidiaries to the repayment of Accommodations Outstanding under the Credit Facility (and the Commitment shall be permanently reduced by the amount of such Net Proceeds).

(4)    An amount equal to the Net Proceeds of any insurance maintained by the Parent or any of its Subsidiaries (other than business interruption insurance) received by the Parent or any of its Subsidiaries in an amount in excess of $1,000,000 on account of each separate loss, damage or injury shall be applied forthwith upon receipt thereof, to the repayment of Accommodations Outstanding under the Credit Facility (and the Commitment shall be permanently reduced by an amount by which the Net Proceed of such Disposition exceed $1,000,000) except to the extent (y) such Net Proceeds shall have been expended by the Parent or its applicable Subsidiary for the repair or replacement of the affected property within 180 days of receipt of such Net Proceeds and the Parent shall have furnished to the Agent evidence satisfactory to the Agent of such expenditure, or (z) the Parent or one or more of its Subsidiaries has Committed to expend such Net Proceeds for the repair or replacement of the affected property within 180 days of receipt of such Net Proceeds and such Net Proceeds are actually used for the repair or replacement of the affected property within 365 days of the receipt thereof.

Section 2.06.    Optional Reductions of Commitments.

(1)    The Parent may, subject to the provisions of this Agreement and without penalty or bonus, prepay Accommodations Outstanding under the Credit Facility and/or reduce the Commitment, in each case, in whole or, subject to the next following sentence, in part, upon the number of Business Days’ notice to the Agent specified in Schedule 5 by a notice (a “Payment Reduction Notice”) substantially in the form of Schedule 10, which shall be irrevocable and binding on the Borrowers and which shall specify the proposed date and aggregate principal amount of the prepayment or reduction. In such case, the Borrowers shall pay to the applicable Lenders in accordance with such notice the amount of such prepayment or the amount by which the Accommodations Outstanding under the Credit Facility exceed the proposed reduced Commitment. Each partial prepayment or reduction shall be in a minimum aggregate principal amount of U.S.$500,000 and an integral multiple of U.S.$100,000. Notwithstanding the foregoing, the Parent may permanently reduce the Commitment of a Defaulting Lender in accordance with Section 2.13.

(2)    Subject to the next following sentence, the Canadian Borrower may not, pursuant to this Section 2.06, prepay the amount of any Drawings, except on the maturity date for the relevant Drawing. The Canadian Borrower may, pursuant to this Section 2.06, prepay the amount of any Drawings by depositing with the Agent the Face Amount of such Drawings to be held by the Agent in a cash collateral account and invested in an interest bearing instrument and irrevocably authorizing and directing the Agent to apply such amount on the maturity date for the relevant Drawing to the repayment of the relevant BA Instrument. Interest on amounts held on deposit by the Agent for such deposits shall be paid to the Canadian Borrower on the maturity date for the relevant Drawing.

Section 2.07.    Payments under this Agreement.

(1)   Unless otherwise expressly provided in this Agreement, the Borrowers shall make any payment required to be made by it to the Agent by depositing the amount of the payment to the applicable Borrower’s Account not later than 12:00 p.m. (Toronto time) on the date the payment is due. The Agent shall distribute to each applicable Lender promptly on the date of receipt by the Agent of any payment, an amount equal to the amount then due to each Lender.

(2)   Unless otherwise expressly provided in this Agreement, the Agent shall make Accommodations and other payments to the applicable Borrower under this Agreement by crediting the applicable Borrower’s Account (or causing the applicable Borrower’s Account to be credited) with the amount of the payment in the relevant currency not later than 1:00 p.m. (Toronto time) on the date the payment is to be made.

(3)    The Borrowers shall pay to the Agent on behalf of each applicable Lender on written demand any amounts required to compensate the Lenders for any actual loss suffered or incurred by it as a result of (i) the failure of the Borrowers to effect an Accommodation in the manner and at the time specified in any Accommodation Notice; (ii) any payment being made in respect of a BA Instrument or a LIBOR Rate Advance other than on the maturity or expiration or on the last day of an Interest Period applicable to it; or (iii) the failure of the Borrowers to make a payment or a mandatory repayment in the manner and at the time specified in this Agreement. Written notice as to the amount of any such loss submitted in good faith by a Lender to the Borrowers shall be prima facie evidence of such amount.

Section 2.08.    Application of Payments and Prepayments.

(1)   Subject to Section 10.03, all amounts received by the Agent from or on behalf of the Borrower and not previously applied pursuant to this Agreement shall be applied by the Agent as follows (i) first, in reduction of the Borrowers’ obligations to pay any unpaid expenses of the Agent; (ii) second, in reduction of the Borrowers’ obligations to pay any unpaid interest and any Fees which are due and owing; (iii) third, in reduction of the Borrowers’ obligations to pay any claims or losses referred to in Section 17.01; (iv) fourth, in reduction of the Borrowers’ obligations to pay any amounts due and owing on account of any unpaid principal amount of Advances which are due and owing; (v) fifth, in reduction of the Borrowers’ obligations to pay any other unpaid Accommodations Outstanding which are due and owing; (vi) sixth, in reduction of any other obligation of the Borrowers under this Agreement and the other Loan Documents; and (vii) seventh, to the Borrowers or such other Persons as may lawfully be entitled to or directed to receive the remainder.

Section 2.09.    Computations of Interest and Fees.

(1)    All computations of interest shall be made by the Agent taking into account the actual number of days occurring in the period for which such interest is payable, and (i) if based on the Canadian Prime Rate, the Base Rate (Canada) or the Base Rate (United States), on the basis of a year of 365 or 366 days, as the case may be; provided that, to the extent that clause (ii) of the definition of Base Rate (Canada) or the Base Rate (United States) contemplates that the Base Rate (Canada) or the Base Rate (United States), as applicable, shall be determined by reference to the Federal Funds Rate, any such determination shall be made on the basis of the actual number of days elapsed over a year of 360 days; and (ii) if based on the LIBOR Rate, on the basis of a year of 360 days.

(2)    All computations of Fees shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, taking into account the actual number of days occurring in the period for which such fees are payable.

(3)    For purposes of the Interest Act (Canada), whenever any interest or fee under this Agreement is calculated using a rate based on a number of days less than a full year, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by the number of days based on which such rate is calculated. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement. The rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

Section 2.10.    Adjustment for Currency Fluctuations.

If the Agent shall notify the Parent in writing not later than 4:00 p.m. (Toronto time) on an Exchange Rate Determination Date that solely by reason of fluctuations in currency valuation, the Accommodations Outstanding under the Credit Facility exceed 103% of the Commitment on the date immediately preceding such Exchange Rate Determination Date (the amount by which such Accommodations Outstanding exceed such Commitment on such date being the “Excess”), the Borrowers shall, within three (3) Business Days thereafter, make a payment by either (x) repaying Floating Rate Advances outstanding under the Credit Facility in an amount equal to the Excess or, (y) if the Borrowers do not have Floating Rate Advances outstanding under the Credit Facility in an amount equal to or greater than the Excess, make a payment by repaying all Floating Rate Advances in amounts less than the Excess (if any) under Credit Facility and by depositing with the Agent an amount equal to the amount by which the Excess exceeds the amount of the Floating Rate Advances under the Credit Facility repaid to be held by the Agent in trust for the applicable Lenders and irrevocably authorizing and directing the Agent to apply such payment to Fixed Rate Advances outstanding under the Credit Facility on the expiry of the Interest Period thereof or as a repayment of any reimbursement obligation in respect of any Drawings outstanding under the Credit Facility on the next applicable maturity date. Any interest on the amount deposited with the Agent shall be held in trust for the Borrowers and shall be paid to the Borrowers on the next Exchange Rate Determination Date.

Section 2.11.    Commitment Fees.

(1)   The Borrowers shall pay to the Agent, for the account of the Lenders, a fee calculated at a rate per annum equal to the Applicable Commitment Fee Rate calculated in respect of each Lender, on the unused and uncancelled portion of the Commitment of such Lender (without regard to any Swingline Advances which such Lender is contingently liable for pursuant to Section 3.01(3)), calculated daily and payable in arrears on the third Business Day of each calendar quarter in respect of the immediately preceding calendar quarter, and on the Maturity Date.

Section 2.12.    Defaulting Lender Adjustments.

(1)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Law:

(i)

Waivers and Amendments. No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender. No Defaulting Lender shall be included as a Lender for purposes of the calculation of “Majority Lenders”.

(ii)

Defaulting Lender Waterfall. Any payment of principal, interest, fees, indemnity payments or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to ARTICLE 10 or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 13.01 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Fronting Letter of Credit Lender hereunder; third, to Cash Collateralize each Fronting Letter of Credit Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 5.10; fourth, as the Parent may request (so long as no Default or Event of Default exists), to the funding of any Accommodation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Agent and the Parent, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Accommodations under this Agreement and (y) Cash Collateralize each Fronting Letter of Credit Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 5.10; sixth, to the payment of any amounts owing to the Lenders or each Fronting Letter of Credit Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Fronting Letter of Credit Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Accommodations or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Accommodations were made or the related Letters of Credit were issued at a time when the conditions set forth herein were satisfied or waived, such payment shall be applied solely to pay the Accommodations made by, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Accommodations made by, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Accommodations and funded and unfunded participations in Letter of Credit Obligations are held by the Lenders pro rata in accordance with their applicable Commitments without giving effect to Section 2.12(1)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.12(1)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)	Certain Fees.

(A)         No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.11 and Section 5.06 for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided such Defaulting Lender shall be entitled to receive fees pursuant to Section 5.06 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.10.

(B)         With respect to any fee not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the applicable Fronting Letter of Credit Lender the amount of any such fee otherwise payable to such Defaulting Lender with respect to such Fronting Letter of Credit Lender’s Fronting Exposure to such Defaulting Lender that has not been reallocated pursuant to clause (iv) below (except where the Borrowers shall have provided Cash Collateral for such Fronting Exposure pursuant to Section 5.10, in which case the Borrowers shall not be required to pay any fee relating to the amount of such Cash Collateral) and (z) not be required to pay the remaining amount of any such fee.

(iv)

Reallocation of Participations to Reduce Fronting Exposure. Upon written notice to the Parent, all or any part of such Defaulting Lender’s participation in Letter of Credit Obligations shall be automatically reallocated among the Non-Defaulting Lenders in accordance with their respective pro rata share of the Commitment (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Accommodations Outstanding under the Credit Facility of any Non-Defaulting Lender to exceed the Commitment held by such Non-Defaulting Lender. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of the Borrowers, the Agent or any Fronting Letter of Credit Lender as a result of such breach or a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)

Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under Law, Cash Collateralize each Fronting Letter of Credit Lender’s Fronting Exposure, to the extent such re-allocation has not eliminated the Defaulting Lender’s participation in Letter of Credit Obligations in accordance with the procedures set forth in Section 5.10.

(2)    Defaulting Lender Cure. If the Parent, the Agent and each Fronting Letter of Credit Lender agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of Accommodations Outstanding of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Accommodations Outstanding and funded and unfunded participations in Letters of Credit to be held pro rata by the applicable Lenders in accordance with the applicable Commitments (without giving effect to Section 2.12(1)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(3)    New Letters of Credit. So long as any Lender which has a Commitment is a Defaulting Lender, no Fronting Letter of Credit Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(4)    Termination of Defaulting Lender Commitment. The Parent may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than three (3) Business Days’ prior notice to the Agent (who will promptly notify the Lenders thereof), provided that such termination will not be deemed to be a waiver or release of any claim the Borrowers, the Agent, any Fronting Letter of Credit Lender or any other Lender may have against such Defaulting Lender.

Section 2.13.    Replacement Lenders.

The Parent at its own cost and expense may designate an Eligible Assignee with the prior written consent of the Agent (and acceptable to each Fronting Letter of Credit Lender and the Swingline Lender), such consent not to be unreasonably withheld, conditioned or delayed (a “Replacement Lender”) to assume all or any part of the Commitments and the obligations of any Defaulting Lender hereunder, and to purchase the Accommodations Outstanding of such Defaulting Lender and such Defaulting Lender’s rights hereunder and with respect thereto, and within ten (10) Business Days of such designation the Defaulting Lender shall (x) sell to such Replacement Lender, without recourse upon, warranty by or expense to such Defaulting Lender, by way of an Assignment and Assumption for a purchase price equal to (unless such Defaulting Lender agrees to a lesser amount in writing) the outstanding principal amount of the Accommodations made by such Defaulting Lender, plus all interest accrued and unpaid thereon and all other amounts owing to such Defaulting Lender hereunder, and (y) assign to such Replacement Lender the Commitments of such Defaulting Lender. In the event any Defaulting Lender fails to execute the Assignment and Assumption in connection with an assignment pursuant to this Section, the Agent may, but only after such Defaulting Lender has been paid in full what it is entitled to be paid under this Section, upon two (2) Business Days’ prior notice to the Defaulting Lender, execute such agreement on behalf of the Defaulting Lender, and each Lender hereby grants to the Agent an irrevocable power of attorney (which shall be coupled with an interest) for such purpose. Upon such assumption and purchase by the Replacement Lender and subject to acceptance and recording of such Assignment and Assumption by the Agent pursuant to Section 18.01(3) hereof, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Defaulting Lender shall cease to be a “Lender” for purposes of this Agreement and shall no longer have any obligations or rights hereunder (other than any obligations or rights which according to this Agreement shall survive the termination of the Commitments). Additionally, in the event a Defaulting Lender has been a Defaulting Lender for more than ninety (90) consecutive days, the Borrowers, at their own cost and expense, may repay in full all outstanding obligations under the Loan Documents (except for the Eligible Hedging Agreements and Other Secured Obligations) owed to such Defaulting Lender and terminate in full all of the Commitment held by such Defaulting Lender, and upon such repayment and termination such Defaulting Lender shall cease to be a “Lender” for purposes of this Agreement and shall no longer have any obligations or rights hereunder (other than any obligations or rights which according to this Agreement shall survive the termination of the Commitments).

Section 2.14.     Increase of Commitment.

(1)    From time to time by notice in writing to the Agent, given at least 180 days prior to the Maturity Date, the Parent may request that the Commitment be increased, such increase to be in a minimum amount of $10,000,000 for any one increase (and integrals of $1,000,000), to a maximum aggregate increase in the Commitments taken as a whole of $60,000,000 (each such increase of the Commitment being an “Increased Commitment”). Such notice shall specify the amount of the Increased Commitment requested at such time and the effective date thereof (which date shall not be earlier than 10 Business Days and not later than 30 days after the date of such notice (or such shorter or longer period as agreed to by the Agent and the Parent), the “Effective Date”). The Agent shall immediately advise the Lenders and offer each Lender an opportunity to provide its pro rata share portion of the Increased Commitment (in relation to a Lender’s pro rata share of the Commitment) in respect of such Lender and shall also offer any such Lender willing to provide such portion of the Increased Commitment (each a “Consenting Lender”) the opportunity to provide the amount of the Increased Commitment of each Lender that has not consented to provide its pro rata portion of the Increased Commitment (each a “Non-Consenting Lender” and the pro rata portion attributable to the Increased Commitment of each Non-Consenting Lender (each a “Non-Consenting Lender’s Increased Commitment Amount”)).

(2)    If the Consenting Lenders have not offered to acquire all of the Non-Consenting Lender’s Increased Commitment Amount, then the Parent may arrange for one or more other financial institutions acceptable to the Agent, the Swingline Lender and the Fronting Letter of Credit Lender, acting reasonably (each, a “Substitute Lender”), to offer to provide the balance of such Non-Consenting Lender’s Increased Commitment Amount and any such Substitute Lender that has agreed to provide an Increased Commitment shall sign an addendum to this Agreement, in form and substance satisfactory to the Agent, pursuant to which such Substitute Lender becomes a Lender under this Agreement and the parties thereto may specify the other term and conditions thereof (provided that the maturity date for any such Increased Commitment shall not be prior to the Maturity Date).

(3)    The availability of any Increased Commitment is subject to the conditions precedent that (i) the representations and warranties contained in Section 8.01 (other than those made as of an earlier date only) are true and correct in all material respects as if they were made on the Effective Date; (ii) no Default or Event of Default has occurred and is continuing; (iii) with respect to any Substitute Lender, the consent of the Agent, the Swingline Lender and the Fronting Letter of Credit Lender, such consent not to be unreasonably withheld, conditioned or delayed; (iv) the financial covenants set forth in Section 9.03 would be satisfied on a pro forma basis as of the Effective Date; and (v) the Agent and each Lender shall have been reimbursed by Borrowers for all fees, costs and expenses incurred in connection with the request for, and implementation of, such Increased Commitment. The Increased Commitment shall be effective on the Effective Date.

ARTICLE 3
ADVANCES

Section 3.01.    The Advances.

(1)    Each applicable Lender severally and not jointly agrees, in accordance with the terms and conditions of this Agreement and in accordance with the applicable Borrowing Notice, to make Advances to the Borrowers from time to time on any Business Day prior to the Maturity Date. The Swingline Lender agrees, in accordance with the terms and conditions of this Agreement, to make Swingline Advances (on a same day basis) to the Borrowers from time to time on any Business Day prior to the Maturity Date.

(2)    Each Borrowing under the Credit Facility shall consist of Advances made to the applicable Borrower on the same day by the applicable Lenders in accordance with each applicable Lender’s relevant rateable portion. Each requested Advance shall be in at least the minimum aggregate amount and in an integral multiple of the amount set forth in Schedule 5.

(3)    The Swingline Lender may, in its sole discretion, give notice to the Agent who shall forthwith notify the Lenders that the principal amount of the Swingline Lender’s outstanding Swingline Advances to the Borrowers shall be funded with a Borrowing or Borrowings under the Credit Facility (provided that such notice shall be deemed to have been given (y) on the Maturity Date if the Borrowers shall not have repaid all Swingline Advances on or prior to such day, and (z) upon the occurrence of an Event of Default, in which case Advances under the Credit Facility) (each such Borrowing, a “Mandatory Borrowing”) shall be made on the next Business Day by all Lenders so that, immediately after the Mandatory Borrowing, each Lender shall share rateably in the Accommodations Outstanding under the Credit Facility and the proceeds of such Mandatory Borrowing shall be applied directly by the Agent to repay Advances outstanding to the Swingline Lender. Each Lender shall make Advances pursuant to a Mandatory Borrowing in the amount and in the manner specified in writing by the Agent notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for Borrowings otherwise required under this Agreement; (ii) that the conditions specified in ARTICLE 7 are not then satisfied; (iii) that a Default or an Event of Default has occurred and is continuing; (iv) the date of such Mandatory Borrowing; and (v) any reduction in the Commitment after any Swingline Advance was made by the Swingline Lender. In addition to the foregoing, the Borrower shall cause each Swingline Advance to be repaid in full on the last Business Day of each calendar week.

Section 3.02.    Procedure for Borrowing.

(1)    Except as provided in Section 3.02(2), each Borrowing shall be made on the number of days prior notice specified in Schedule 5, given not later than 11:00 a.m. (Toronto time) by the applicable Borrower to the Agent. Each notice of a Borrowing (a “Borrowing Notice”) shall be in substantially the form of Schedule 1, shall be irrevocable and binding on the applicable Borrower and shall specify (i) the requested date of the Borrowing; (ii) the Type of Advance requested; (iii) the aggregate amount of the Borrowing; and (iv) in the case of a LIBOR Rate Advance, the initial Interest Period. Upon receipt by the Agent of funds from the applicable Lenders and fulfilment of the applicable conditions set forth in ARTICLE 7, the Agent will make such funds available to the applicable Borrower in accordance with ARTICLE 2.

(2)    Each Swingline Advance (i) may be made on the same day’s telephone request (followed by notification via a Borrowing Notice) made on or before 11:00 a.m. (Toronto time) on such day and in such amount, as requested by the applicable Borrower to the Swingline Lender, providing the same information to the Swingline Lender as would be contained in a Borrowing Notice (which shall be deemed to have been so provided); or (ii) shall be made by the Swingline Lender, without notice from or to the Borrowers, in respect of any overdraft in any one or more of the accounts of the Borrowers with the Swingline Lender by deposit to such account of an amount equal to such overdraft. All payments of principal and interest with respect to a Swingline Advance shall be made by the Borrowers, as applicable, directly to the Swingline Lender, and the Swingline Lender is hereby irrevocably authorized and directed to debit any bank account maintained by the Borrowers with the Swingline Lender in order to effect such payment.

Section 3.03.    Conversions and Rollovers Regarding Advances.

(1)    Subject to the Types of Accommodation and Advances, the Borrowers may elect to (i) change any Advance outstanding, or any portion thereof, in each case, in the minimum aggregate amount referred to in Schedule 5 to another Type of Advance or convert an Advance outstanding to another Type of Accommodation (y) in the case of a Floating Rate Advance, as of any Business Day, and (z) in the case of a LIBOR Rate Advance, as of the last day of the Interest Period applicable to such LIBOR Rate Advance; provided that in the case of the change or conversion of an Advance denominated in one currency to an Advance denominated in another currency, the principal amount and interest thereon of such Advance to be changed or converted is paid in full on the date of such change or conversion; or (ii) continue any LIBOR Rate Advance for a further Interest Period beginning on the last day of the then current Interest Period applicable to such LIBOR Rate Advance.

(2)    Each election to change or convert an Advance into another Type of Advance or Type of Accommodation or to continue a LIBOR Rate Advance for a further Interest Period, shall be made on the number of days prior notice specified in Schedule 5 given, in each case, not later than 11:00 a.m. (Toronto time) by the applicable Borrower to the Agent. Each such notice (an “Interest Rate Election Notice”) shall be given substantially in the form of Schedule 2 and shall be irrevocable and binding upon the applicable Borrower. If the applicable Borrower fails to deliver an Interest Rate Election Notice to the Agent for any LIBOR Rate Advance as provided in this Section 3.03(2), such LIBOR Rate Advance shall be converted (as of the last day of the applicable Interest Period) to and be outstanding as a Base Rate (Canada) Advance or Base Rate (United States) Advance, as applicable. No Borrower shall select an Interest Period which conflicts with the definition of Interest Period.

Section 3.04.    Circumstances Requiring Canadian Dollar Advances

(1)    If, in connection with any U.S. Dollar Advance, a Lender determines in good faith and notifies the Parent and the Agent that (i) by reason of circumstances affecting financial markets inside or outside Canada, deposits of U.S. Dollars are unavailable to such Lender; (ii) adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided in the definition of LIBOR Rate; (iii) the making or continuation of any U.S. Dollar Advances to the Borrowers has been made impracticable (y) by the occurrence of a contingency (other than a mere increase in rates payable by such Lender to fund the Advances) which adversely affects the funding of the Credit Facility at any interest rate computed on the basis of the LIBOR Rate, or (z) by reason of a change since the date of this Agreement in any applicable Law or in the interpretation thereof by any Governmental Entity which affects such Lender and which results in the LIBOR Rate no longer representing the effective cost to such Lender of deposits in such market; or (iv) any Change in Law has made it unlawful for such Lender to make or maintain or to give effect to its obligations in respect of U.S. Dollar Advances as contemplated hereby, then:

(a)    the right of the Borrowers to select any such Type of Advance from such Lender shall be suspended from the date of such notice thereof by such Lender to the Agent until such Lender determines, and has given notice of such determination to the Agent, that the circumstances causing the suspension no longer exist (which it shall do as soon as practicable thereafter);

(b)    if any such Type of Advance is not yet outstanding, any applicable Accommodation Notice shall be suspended in respect of such Lender from the date of notice thereof by such Lender to the Agent until such Lender determines, and has given notice of such determination to the Agent, that the circumstances causing the suspension no longer exist (which it shall do as soon as practicable thereafter);

(c)    if any LIBOR Rate Advance is already outstanding at any time when the right of the Borrowers to select a LIBOR Rate Advance is suspended, it and all other LIBOR Rate Advances shall be converted automatically into a Base Rate (Canada) Advance or Base Rate (United States) Advance, as applicable, on the last day of the then current Interest Period applicable thereto (or on such earlier date as may be required to comply with any applicable Law) or, if at such time the right of the Borrowers to select a Base Rate (Canada) Advance or Base Rate (United States) Advance is suspended, then any such LIBOR Rate Advance shall be converted automatically into a Canadian Prime Rate Advance on the last day of the then current Interest Period applicable thereto (or on such earlier date as may be required to comply with any applicable Law) in a principal amount equal to the Equivalent Amount in Canadian Dollars of such LIOR Rate Advance, determined on the date of conversion thereof; and

(d)    if any relevant Base Rate (Canada) Advance or Base Rate (United States) Advance is already outstanding at any time when the right of the Borrower to select Base Rate (Canada) Advances or Base Rate (United States) Advance is suspended, it and all other Base Rate (Canada) Advances or Base Rate (United States) Advance shall be converted automatically into a Canadian Prime Rate Advance as soon as possible thereafter on a date fixed by the Agent, notice of which shall promptly be given to the Borrower, in a principal amount equal to the Equivalent Amount in Canadian Dollars of such Base Rate (Canada) Advance or Base Rate (United States) Advance, determined on the date of conversion thereof.

Section 3.05.    Interest on Advances.

(1)    The Borrowers shall pay interest on the unpaid principal amount of each Advance to it from the date of such Advance (or conversion of another Type of Advance into such Advance) until the date on which the principal amount of the Advance is repaid in full (or is converted into another Type of Advance or Type of Accommodation) at the following rates per annum:

(a)    Base Rate (Canada) Advances. If and so long as such Advance is a Base Rate (Canada) Advance and subject as provided in the following sentence, at a rate per annum equal at all times to the Base Rate (Canada) in effect from time to time plus the Applicable Margin, calculated daily and payable in arrears (i) on the first Business Day of each month in each year; and (ii) on the day on which such Base Rate (Canada) Advance becomes due and payable in full pursuant to the provisions hereof. Any amount of principal of, or interest on, any such Base Rate (Canada) Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall be payable on demand and shall bear interest (both before and after judgment), from the date on which such amount is due until such amount is paid in full, at a rate per annum equal to the Base Rate (Canada) in effect from time to time plus the Applicable Margin plus, to the extent permitted by law, 2%.

(b)    Base Rate (United States) Advances. If and so long as such Advance is a Base Rate (United States) Advance and subject as provided in the following sentence, at a rate per annum equal at all times to the Base Rate (United States) in effect from time to time plus the Applicable Margin, calculated daily and payable in arrears (i) on the first Business Day of each month in each year; and (ii) on the day on which such Base Rate (United States) Advance becomes due and payable in full pursuant to the provisions hereof. Any amount of principal of, or interest on, any such Base Rate (United States) Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall be payable on demand and shall bear interest (both before and after judgment), from the date on which such amount is due until such amount is paid in full, at a rate per annum equal to the Base Rate (United States) in effect from time to time plus the Applicable Margin plus, to the extent permitted by law, 2%.

(c)    Canadian Prime Rate Advances. If and so long as such Advance is a Canadian Prime Rate Advance and subject as provided in the following sentence, at a rate per annum equal at all times to the Canadian Prime Rate in effect from time to time plus the Applicable Margin, calculated daily and payable in arrears (i) on the first Business Day of each month in each year; and (ii) on the day on which such Canadian Prime Rate Advance becomes due and payable in full pursuant to the provisions hereof. Any amount of principal of, or interest on, any such Canadian Prime Rate Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall be payable on demand and shall bear interest (both before and after judgment), from the date on which such amount is due until such amount is paid in full, at a rate per annum equal to the Canadian Prime Rate in effect from time to time plus the Applicable Margin plus, to the extent permitted by law, 2%.

(d)    LIBOR Rate Advances. If and so long as such Advance is a LIBOR Rate Advance and subject as provided in the following sentence, at a rate per annum equal at all times during any Interest Period for such LIBOR Rate Advance to the LIBOR Rate for such Interest Period plus the Applicable Margin, calculated daily and payable in arrears, and without duplication, (i) in the case of an Interest Period longer than 3 months, on the date falling three months from the beginning of such Interest Period and on the date falling three months thereafter, and so on from time to time during such Interest Period; (ii) on the last day of such Interest Period; and (iii) on the day on which such LIBOR Rate Advance becomes due and payable in full pursuant to the provisions hereof. Any amount of principal of or interest on any such LIBOR Rate Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall be payable on demand and shall bear interest (both before and after judgment), from the date on which such amount is due until such amount is paid in full, at a rate per annum equal to the Base Rate (Canada) or Base Rate (United States), as applicable, in effect from time to time plus the Applicable Margin plus, to the extent permitted by law, 2%.

(e)    Anything herein to the contrary notwithstanding, the obligations of the Borrowers hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrowers shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

ARTICLE 4
BANKER’S ACCEPTANCES

Section 4.01.    Acceptances and Drafts.

(1)    Each applicable Lender (other than the Swingline Lender) severally agrees, in accordance with the terms and conditions of this Agreement and in accordance with the applicable Drawing Notice, from time to time on any Business Day prior to the Maturity Date (i) in the case of a Lender which is willing and able to accept Drafts, to create acceptances (“Banker’s Acceptances”) by accepting Drafts and to purchase such Banker’s Acceptances in accordance with Section 4.03(2); and (ii) in the case of a Lender which is unwilling or unable to accept Drafts, to purchase completed Drafts (which have not been and will not be accepted by the Lender or any other Lender) in accordance with Section 4.03(2), in each case, as requested by the Canadian Borrower in accordance with this ARTICLE 4.

(2)    Each requested Drawing shall be in the minimum aggregate Face Amount and in an integral multiple of the amount set forth in Schedule 5 and shall consist of the creation and purchase of Banker’s Acceptances or the purchase of Drafts on the same day, in each case for the applicable Drawing Price, by the relevant Lenders, in accordance with Section 4.03 and their respective applicable Commitment.

(3)    The aggregate Face Amount of the Banker’s Acceptances to be created and purchased by a Lender or Drafts to be purchased by a Lender on any Drawing Date (upon a conversion or otherwise), shall be determined by the Agent based upon each Lender’s rateable portion of the Drawing, except that, if the Face Amount of any Banker’s Acceptance to be created and purchased or Draft to be purchased, determined as aforesaid, would not be in an integral multiple of Cdn.$100,000, the Agent in its sole discretion may increase such Face Amount to the nearest whole multiple of Cdn.$100,000 or may reduce such Face Amount to the nearest whole multiple of Cdn.$100,000.

Section 4.02.    Form of Drafts.

Each Draft presented by the Canadian Borrower shall (i) be in an integral multiple of Cdn.$100,000; (ii) be dated the date of the Drawing; and (iii) mature and be payable by the Canadian Borrower (in common with all other Drafts presented in connection with such Drawing) on a Business Day which occurs 1, 2 or 3, at the election of the Canadian Borrower, after the Drawing Date and on or prior to the Maturity Date. It is the intention of the parties that all Drafts accepted by the Lenders (other than a Lender which elects to accept Banker’s Acceptances in the form of bills of exchange instead of depository bills) under this Agreement shall be issued in the form of a depository bill, be deposited with and be made payable to a “clearing house” (as defined in the Depository Bills and Notes Act (Canada)). The Agent and the Lenders shall effect the following practices and procedures and, subject to the approval of the Majority Lenders, establish and notify the Canadian Borrower and the Lenders of any additional procedures, consistent with the terms of this Agreement and the requirements of the Depository Bills and Notes Act (Canada), as are reasonably necessary to accomplish such intention: (i) each Draft accepted and purchased by a Lender hereunder shall have marked prominently and legibly on its face and within its text, at or before the time of issue, the words “This is a depository bill subject to the Depository Bills and Notes Act”; (ii) any reference to authentication of such Banker’s Acceptance will be removed; and (iii) such Banker’s Acceptance shall not be marked with any words prohibiting negotiation, transfer or assignment of it or of an interest in it.

Section 4.03.    Procedure for Drawing.

(1)    Each Drawing shall be made on notice (a “Drawing Notice”) given by the Canadian Borrower to the Agent not later than 11:00 a.m. (Toronto time) on the number of days’ notice specified in Schedule 5. Each Drawing Notice shall be in substantially the form of Schedule 3, shall be irrevocable, except as provided in Section 4.06(1), shall be binding on the Canadian Borrower and shall specify (i) the Drawing Date; (ii) the aggregate Face Amount of Drafts to be accepted, if applicable, and purchased; and (iii) the term thereof.

(2)    Not later than 12:00 noon (Toronto time) on an applicable Drawing Date, each applicable Lender shall complete one or more Drafts in accordance with the Drawing Notice and either (i) accept the Drafts and purchase the Banker’s Acceptances so created for the Drawing Price; or (ii) purchase the Drafts for the Drawing Price. In each case, upon receipt by the Agent of funds from the applicable Lenders on account of the Drawing Price and upon fulfilment of the applicable conditions set forth in ARTICLE 7, the Agent shall make such funds available to the Canadian Borrower in accordance with ARTICLE 2.

(3)    The Canadian Borrower shall, at the request of any Lender, issue one or more non-interest bearing, promissory notes (each a “BA Equivalent Note”) payable on the maturity date of any unaccepted Draft referred to above, in such form as such Lender may reasonably specify and in a principal amount equal to the Face Amount of, and in exchange for, any unaccepted Draft which such Lender has purchased in accordance with Section 4.03(2).

(4)    Banker’s Acceptances, Drafts and BA Equivalent Notes purchased by a Lender may be held by it for its own account until the maturity date thereof or sold by it at any time prior to that date in any relevant Canadian market in such Lender’s sole discretion.

Section 4.04.    Presigned Draft Forms.

(1)    Subject to paragraph (2) of this Section 4.04, in order to enable the Lenders to create Banker’s Acceptances or complete Drafts in the manner specified in this ARTICLE 4, the Canadian Borrower shall supply each Lender or its agent with such number of Drafts as it may reasonably request, duly signed on behalf of the Canadian Borrower. Each Lender hereby agrees to indemnify the Canadian Borrower against any loss or improper use thereof by such Lender or its agents, will exercise and cause its agents to exercise such care in the custody and safekeeping of Drafts as it would exercise in the custody and safekeeping of similar property owned by it and will, upon request by the Canadian Borrower, promptly advise the Canadian Borrower of the number and designations, if any, of uncompleted Drafts held by it or its agents for the Canadian Borrower. The signature of any officer of the Canadian Borrower on a Draft may be mechanically reproduced and any BA Instrument bearing a facsimile signature shall be binding upon the Canadian Borrower as if it had been manually signed. Even if the individuals whose manual or facsimile signature appears on any BA Instrument no longer hold office at the date of its acceptance by the applicable Lender or at any time after such date, any BA Instrument so signed shall be valid and binding upon the Canadian Borrower. No Lender shall be liable for its failure to accept a Draft as required hereby if the cause of such failure is, in whole or in part, due to the failure of the Canadian Borrower to provide Drafts to such Lender on a timely basis.

(2)    The Canadian Borrower hereby irrevocably appoints each Lender as its attorney to sign and endorse on its behalf, manually or by facsimile or mechanical signature, any BA Instrument necessary to enable each Lender to make Drawings in the manner specified in this ARTICLE 4. All BA Instruments signed or endorsed on the Canadian Borrower’s behalf by a Lender shall be binding on the Canadian Borrower, all as if duly signed or endorsed by the Canadian Borrower. Each Lender shall (i) maintain a record with respect to any BA Instrument completed in accordance with this Section 4.04(1), voided by it for any reason, accepted and purchased or purchased or, in the case of a BA Equivalent Note, exchanged for another BA Instrument by it pursuant to this Section 4.04, and cancelled at its respective maturity; and (ii) retain such records in the manner and for the statutory periods provided by Laws which apply to such Lender and make such records available to the Canadian Borrower acting reasonably. On request by the Canadian Borrower, a Lender shall cancel and return to the possession of the Canadian Borrower all BA Instruments which have been pre-signed or pre-endorsed on behalf of the Canadian Borrower and which are held by such Lender and are not required to make Drawings in accordance with this ARTICLE 4.

Section 4.05.    Payment, Conversion or Renewal of BA Instruments.

(1)    Upon the maturity of a BA Instrument, the Canadian Borrower may (i) elect to issue a replacement Banker’s Acceptance or Draft by giving a Drawing Notice in accordance with Section 4.03(1); (ii) elect to have all or a portion of the Face Amount of the BA Instrument converted to an Advance (provided that in the case of a conversion of a portion only of the Face Amount of the BA Instrument, the remaining Face Amount, if any, of such BA Instrument shall not be less than the minimum Face Amount set forth in Schedule 5) by giving a Borrowing Notice in accordance with Section 3.02(1); or (iii) pay, on or before 11:00 a.m. (Toronto time) on the maturity date for the BA Instrument, an amount in Canadian Dollars equal to the Face Amount of the BA Instrument (notwithstanding that a Lender may be the holder of it at maturity). Any such payment shall satisfy the Canadian Borrower’s obligations under the BA Instrument to which it relates and the relevant Lender shall (y) then be solely responsible for the payment of the BA Instrument, and (z) thereafter indemnify the Canadian Borrower from any loss, cost or expense suffered by or imposed upon the Canadian Borrower in respect of any claim from a holder of such BA Instrument that the Canadian Borrower is liable for payment thereunder or any payment by the Canadian Borrower in connection with such claim.

(2)    If the Canadian Borrower fails to pay any BA Instrument when due or request a replacement in the Face Amount of such BA Instrument pursuant to Section 4.05(1), the unpaid amount due and payable shall be converted to a Canadian Prime Rate Advance and shall bear interest calculated and payable as provided in ARTICLE 3. This conversion shall occur as of the maturity date of the BA Instrument and without any necessity for the Canadian Borrower to give a Borrowing Notice.

Section 4.06.    Circumstances Making Banker’s Acceptances Unavailable.

(1)    If, by reason of circumstances affecting the money market generally, as determined by the Agent, there is no market for Bankers’ Acceptances and Drafts, (i) the right of the Canadian Borrower to request a Drawing shall be suspended until the circumstances causing a suspension no longer exist; and (ii) any Drawing Notice which is outstanding shall be deemed to be a Borrowing Notice requesting a Canadian Prime Rate Advance unless it has been revoked by the Canadian Borrower before the specified Drawing Date.

(2)    The Agent shall promptly notify the Canadian Borrower of the suspension of the Canadian Borrower’s right to request a Drawing and of the termination of any such suspension.

ARTICLE 5
LETTERS OF CREDIT

Section 5.01.    Letters of Credit.

The Fronting Letter of Credit Lender agrees on the terms and conditions of this Agreement and in accordance with the applicable Issue Notice, to issue Letters of Credit for the account of the Borrowers on any Business Day prior to the Maturity Date.

Section 5.02.    Issue Notice.

Each Issue shall be made on notice (an “Issue Notice”) given by the applicable Borrower to the Fronting Letter of Credit Lender not later than 11:00 a.m. (Toronto time) on the number of days’ notice specified in Schedule 5. The Issue Notice shall be in substantially the form of Schedule 4, shall be irrevocable and binding on the applicable Borrower and shall specify (i) the requested date of Issue (the “Issue Date”); (ii) the type and currency of such Letter of Credit; (iii) the Face Amount of the Letter of Credit; (iv) the expiration date of the Letter of Credit (which expiration date shall not (i) exceed 365 days from the Issue Date subject to such extensions thereof of not more than 365 days as may be notified by the applicable Borrower to the Fronting Letter of Credit Lender or (ii) extend beyond the Maturity Date, unless as of the applicable Issue Date or date of extension as to each Letter of Credit preceding the Maturity Date, such Letters of Credit are Cash Collateralized), and (v) the name and address of the Beneficiary.

Section 5.03.    Form of Letters of Credit.

Each Letter of Credit shall (i) be dated the Issue Date; (ii) have an expiration date on the date specified in Section 5.02 or, if such date is not a Business Day on the Business Day immediately preceding such date; (iii) comply with the definition of Letter of Credit; (iv) be issued in Canadian Dollars, U.S. Dollars or any other currency agreed to by the Fronting Letter of Credit Lender; (v) be on the standard documentary forms required by the Fronting Letter of Credit Lender; and (vi) be subject to prior entry by the applicable Borrower into such master agreement, application and other standard forms required by the Fronting Letter of Credit Lender.

Section 5.04.    Procedure for Issuance of Letters of Credit.

(1)    Not later than 12:00 noon (Toronto time) on an applicable Issue Date, the Fronting Letter of Credit Lender will complete and issue an appropriate type of Letter of Credit (i) dated the Issue Date; (ii) in favour of the Beneficiary; (iii) in a Face Amount equal to the amount referred to in Section 5.02; and (iv) with the expiration date, as specified by the applicable Borrower in its Issue Notice (subject to Section 5.03).

(2)    The aggregate undrawn Face Amount of all Letters of Credit shall not, at any time, exceed the lesser of (i) the Fronting Letter of Credit Lender’s Fronting Letter of Credit Commitment, and (ii) the remaining Commitment of all of the Lenders, less the aggregate outstanding principal balance of the Accommodations Outstanding under the Credit Facility (including, for greater certainty, Swingline Advances).

(3)    Unless otherwise agreed by the Fronting Letter of Credit Lender, no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same Business Day upon which such draft is presented, if such presentation is made after 10:00 a.m. (local time) on such Business Day.

(4)    Prior to the Issue Date, the applicable Borrower shall specify a precise description of the documents and the verbatim text of any certificates to be presented by the Beneficiary which, if presented by the Beneficiary, would require the Fronting Letter of Credit Lender to make payment under its applicable Letter of Credit. The Fronting Letter of Credit Lender may, before the issue of the Letter of Credit and in consultation with the applicable Borrower, require changes in any such documentation or certificate.

(5)    In determining whether to pay under any Letter of Credit, the Fronting Letter of Credit Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

Section 5.05.    Payment of Amounts Drawn Under Letters of Credit.

(1)    The Fronting Letter of Credit Lender shall notify the applicable Borrower with notice to the Agent on or before the date on which the Fronting Letter of Credit Lender intends to honour any drawing under a Letter of Credit.

(2)    In respect of each Letter of Credit, unless,

(a)    on the date of such drawing, the applicable Borrower has in response to a demand from the Fronting Letter of Credit Lender deposited, in the same day funds, to the applicable Borrower’s Account an amount equal to the amount of such drawing, then

(b)    the applicable Borrower shall be deemed to have given a Borrowing Notice to the Agent, requesting a Canadian Prime Rate Advance, Base Rate (Canada) Advance or Base Rate (United States) Advance, as applicable, under the Credit Facility, and as determined by the Agent acting reasonably, based upon the amount required on the date on which such drawing is honoured in an amount equal to the amount of such drawing (and the obligations in respect of any Letter of Credit denominated in a currency other than Canadian Dollars or U.S. Dollars shall be converted to U.S. Dollars for purposes hereof based on the Equivalent Amount thereof in U.S. Dollars);

(c)    the Lenders shall, on the date of such drawing, make such Canadian Prime Rate Advance, Base Rate (Canada) Advance or Base Rate (United States) Advance, as applicable, rateably under the Credit Facility, as applicable; and

(d)    the Agent shall pay the proceeds thereof to the Fronting Letter of Credit Lender as reimbursement for the amount of such drawing. The Agent shall promptly notify the applicable Borrower of any such Canadian Prime Rate Advance, Base Rate (Canada) Advance or Base Rate (United States) Advance, as applicable.

(3)    Each Lender, as applicable, shall be required to make its rateable portion of the Advances referred to in Section 5.05(2) notwithstanding, (i) the amount of the Borrowing may not comply with the minimum amount for Borrowings otherwise required under this Agreement; (ii) that the conditions specified in ARTICLE 7 are not then satisfied; (iii) that a Default or Event of Default has occurred and is continuing; (iv) the date of such Borrowing; (v) any reduction of the Commitment after any Letter of Credit was issued by the Fronting Letter of Credit Lender; or (vi) the Accommodations Outstanding under the Credit Facility after giving effect to such Advances would exceed the Commitment.

Section 5.06.    Fees.

(1)    The applicable Borrower shall pay to the Agent, for the account of the Lenders, as applicable, a Letter of Credit fee with respect to each outstanding Letter of Credit issued by the Fronting Letter of Credit Lender at a rate per annum equal to the Applicable Margin, calculated on the basis of the undrawn Face Amount of each such Letter of Credit, and a year of 365 or 366 days, calculated daily and payable in arrears on the third Business Day of each Financial Quarter in respect of the immediately preceding Financial Quarter, and on the Maturity Date in respect of the Credit Facility (the foregoing fees to be payable (x) in Canadian Dollars, with respect to Letters of Credit denominated in Canadian Dollars, (y) in U.S. Dollars, with respect to Letters of Credit denominated in U.S. Dollars), and (z) in the applicable currency of any Letter of Credit denominated in a currency other than Canadian Dollars or U.S. Dollars.

(2)    The applicable Borrower shall pay to the Fronting Letter of Credit Lender, a fee equal to 25 basis points per annum, calculated on the basis of the undrawn Face Amount of each outstanding Letter of Credit issued by the Fronting Letter of Credit Lender and a year of 365 or 366 days, calculated daily and payable in arrears on the third Business Day of each Financial Quarter in respect of the immediately preceding Financial Quarter, and on the Maturity Date (the foregoing fees to be payable (x) in Canadian Dollars, with respect to Letters of Credit denominated in Canadian Dollars. (y) in U.S. Dollars, with respect to Letters of Credit denominated in U.S. Dollars), and (z) in the applicable currency of any Letter of Credit denominated in a currency other than Canadian Dollars or U.S. Dollars.

(3)    The applicable Borrower shall pay to the Fronting Letter of Credit Lender its (i) set-up fees, cable charges and other customary miscellaneous charges in respect of the issue of Letters of Credit by it; and (ii) documentary and administrative charges for amending, transferring or drawing under, as the case may be, Letters of Credit of a similar amount, term and risks upon the amendment or transfer of each Letter of Credit and each drawing made thereunder (the foregoing fees to be payable (x) in Canadian Dollars, with respect to Letters of Credit denominated in Canadian Dollars, (y) in U.S. Dollars, with respect to Letters of Credit denominated in U.S. Dollars), and (z) in the applicable currency of any Letter of Credit denominated in a currency other than Canadian Dollars or U.S. Dollars.

Section 5.07.    Obligations Absolute.

Subject to Section 5.04(5), the obligation of the applicable Borrower to reimburse the Fronting Letter of Credit Lender for drawings made under the Letters of Credit issued by it shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including:

(1)    any lack of validity or enforceability of any Letter of Credit;

(2)    the existence of any claim, compensation, set-off, defence or other right which the applicable Borrower may have at any time against a Beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Fronting Letter of Credit Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein and therein or any unrelated transaction (including any underlying transaction between the Parent or one of its Subsidiaries and the Beneficiary of any Letter of Credit);

(3)    any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(4)    any other circumstances or happenings whatsoever, which are similar to any of the foregoing; or

(5)    that a Default or an Event of Default shall have occurred and be continuing.

Section 5.08.    Indemnification; Nature of Fronting Letter of Credit Lender’s Duties.

(1)    In addition to amounts payable as elsewhere provided in this ARTICLE 5, the applicable Borrower hereby agrees to protect, indemnify, pay and save the Fronting Letter of Credit Lender harmless from and against any and all claims or losses (including reasonable legal fees and expenses) which the Fronting Letter of Credit Lender may incur or be subject to as a consequence, direct or indirect, of (i) the application for or issuance of or drawing under any Letter of Credit, other than as a result of the gross negligence or wilful misconduct of the Fronting Letter of Credit Lender as determined by a court of competent jurisdiction, provided that the Fronting Letter of Credit Lender acts in good faith; or (ii) the failure of the Fronting Letter of Credit Lender to honour a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future Governmental Entity prohibiting the payment of such drawing (all such acts or omissions herein called “Government Acts”).

(2)    As between the applicable Borrower and the Fronting Letter of Credit Lender, the applicable Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit issued by the Fronting Letter of Credit Lender, by the Beneficiary of such Letter of Credit. Except to ensure compliance with the applicable Letter of Credit, the Fronting Letter of Credit Lender shall not have any responsibility for (i) the form, validity, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for, issuance of or drawing under any Letter of Credit (even if it should in fact prove to be in any or all respects invalid, inaccurate, fraudulent or forged); (ii) the validity or sufficiency of any instrument transferring or assigning (or purporting to transfer or assign) any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise (whether or not they are in cipher); (iv) errors in interpretation of technical terms; (v) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vi) the misapplication by the Beneficiary of any Letter of Credit or of the proceeds of any drawing under such Letter of Credit; and (vii) any consequences arising from causes beyond the control of the Fronting Letter of Credit Lender including any Government Acts. None of the above shall affect, impair, or prevent the vesting of any of the Fronting Letter of Credit Lender’s powers hereunder. Any action taken or omitted by the Fronting Letter of Credit Lender under or in connection with any Letter of Credit issued by it or the related certificates if taken or omitted in good faith, shall not put the Fronting Letter of Credit Lender under any resulting liability to the applicable Borrower provided that the Fronting Letter of Credit Lender acts without intentional or gross fault and has not engaged in wilful misconduct.

(3)    The applicable Borrower shall have no obligation to indemnify the Fronting Letter of Credit Lender in respect of any liability incurred by the Fronting Letter of Credit Lender to the extent determined by a final non-appealable judgment of a court of competent jurisdiction to have been caused by the gross negligence or wilful misconduct of the Fronting Letter of Credit Lender, or out of the wrongful dishonour by the Fronting Letter of Credit Lender of a proper demand for payment made under any Letter of Credit issued by it.

Section 5.09.    Repayments.

(1)    If the applicable Borrower shall be required to repay the Accommodations Outstanding under the Credit Facility pursuant to ARTICLE 2 or ARTICLE 10, then the applicable Borrower shall pay to the Fronting Letter of Credit Lender, to the extent required pursuant thereto and in the amount provided therein, an amount equal to the Fronting Letter of Credit Lender’s contingent liability in respect of any Letter of Credit outstanding hereunder, including any Letter of Credit which is the subject matter of any order, judgment, injunction or other such determination (a “Judicial Order”) restricting payment by the Fronting Letter of Credit Lender under and in accordance with such Letter of Credit beyond the expiration date stated therein other than any Judicial Order permanently enjoining the Fronting Letter of Credit Lender from paying under such Letter of Credit. Payment in respect of each such Letter of Credit shall be due in the currency in which such Letter of Credit is denominated.

(2)    The Fronting Letter of Credit Lender shall, with respect to any Letter of Credit issued by it, upon the date on which any final and non-appealable order, judgment or other such determination has been rendered or issued either terminating the applicable Judicial Order or permanently enjoining the Fronting Letter of Credit Lender from paying under such Letter of Credit, pay to the applicable Borrower an amount equal to the aggregate of (y) the difference between the amount paid to the Fronting Letter of Credit Lender pursuant to Section 5.09(1) and the amounts paid by the Fronting Letter of Credit Lender under such Letter of Credit, and (z) interest on such amount, if any, determined at the Fronting Letter of Credit Lender’s applicable wholesale deposit rate for the relevant currency.

(3)    The Fronting Letter of Credit Lender shall, with respect to any Letter of Credit issued by it, upon the earlier of (i) the date on which either (x) the original counterpart of such Letter of Credit is returned to the Fronting Letter of Credit Lender for cancellation, or (y) the Fronting Letter of Credit Lender is released by the Beneficiary from any further obligations in respect thereof; and (ii) the expiry (to the extent permitted by Law) of such Letter of Credit, pay to the Borrower an amount equal to the aggregate of (y) the difference between the amount paid to the Fronting Letter of Credit Lender pursuant to Section 5.09(1) and the amounts paid by the Fronting Letter of Credit Lender under such Letter of Credit, and (z) interest on such amount, if any, determined at the Fronting Letter of Credit Lender’s applicable wholesale deposit rate for the relevant currency.

Section 5.10.    Cash Collateral.

(1)    Fronting Exposure. At any time that there shall exist a Defaulting Lender, within three (3) Business Days following the receipt by the applicable Borrower of written request of the Agent or any Fronting Letter of Credit Lender (with a copy to the Agent) the applicable Borrower shall Cash Collateralize such Fronting Letter of Credit Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.12(1)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(2)    The applicable Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, shall grant to the Agent, for the benefit of the applicable Fronting Letter of Credit Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of the applicable Borrower’s Letter of Credit Obligations, to be applied pursuant to clause (3) below. If at any time the Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person other than the Agent and the applicable Fronting Letter of Credit Lender as herein provided, or that the total amount of such Cash Collateral is less than the applicable Minimum Collateral Amount, the applicable Borrower will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(3)    Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 5.10 or Section 2.12 in respect of Letters of Credit shall be applied to satisfy the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(4)    Cash Collateral (or the appropriate portion thereof) provided to reduce any Fronting Letter of Credit Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 5.10 (and shall be returned to the applicable Borrower within three (3) Business Days) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender whether by a cure of such status in accordance with Section 2.12(2) or by removal of such Lender pursuant to Section 2.13), or (ii) the determination by the Agent and the applicable Fronting Letter of Credit Lender that there exists excess Cash Collateral; provided that the Person providing Cash Collateral and the applicable Fronting Letter of Credit Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the applicable Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

ARTICLE 6
SECURITY/GUARANTEES

Section 6.01.    Security.

The Borrowers have provided or caused to be provided, as the case may be, to the Agent, for and on behalf of the Secured Parties as continuing collateral security for the present and future indebtedness and liability of the Borrowers and other Loan Parties to the Secured Parties hereunder and under the other Loan Documents, in each case, to the extent specified in the applicable documents relating to such security, the following security in form and substance satisfactory to the Agent acting reasonably, together with any relevant power of attorney, registrations, filings and other supporting documentation and opinions of counsel as requested by the Agent or its counsel (acting reasonably) (together with the security required pursuant to this Agreement or otherwise delivered in connection with this Agreement or the other Loan Documents from time to time, the “Security”):

(i)	a full recourse guarantee from the Parent, each of the Borrowers and each other Subsidiary that becomes a Guarantor hereunder;

(ii)

a general pledge and security agreement (or local law equivalent, including moveable hypothec to the extent the Parent or any of its Subsidiaries has any tangible Assets or is domiciled in the Province of Quebec) constituting a first-ranking charge on all personal property and assets of the Loan Parties (including a pledge in respect of all Equity Interests held by a Loan Party in the capital of any Subsidiary thereof, in each case, together with all certificates (if any) evidencing such ownership and stock transfer powers in respect of same), subject, if and to the extent applicable, to any Permitted Lien, the exceptions specified therein and other customary exceptions (each such agreement, a “Pledge and Security Agreement”);

(iii)

in respect of any Intellectual Property registered with, or with respect to which an application (other than any United States trademark applications constituting Excluded Assets) for registration is pending with, the United States Patent and Trademark Office or the United States Copyright Office, a customary intellectual property security agreement in respect thereof governed by the laws of New York;

(iv)

appropriate evidence showing loss payable and additional insured clauses or endorsements with respect to the applicable property and third party liability insurance policies of the Parent and its Subsidiaries in favour of the Agent; and

(v)	other security consistent with the foregoing which may required in any applicable jurisdiction to effect the registration and perfection of any of the foregoing.

Section 6.02.     Additional Guarantors.

The Parent shall ensure that the EBITDA of the Loan Parties at all times represent at least 85% of the consolidated EBITDA of the Parent (in each case for the last four Financial Quarters in respect of which the Agent and the Lenders have received a Compliance Certificate hereunder) and shall cause such additional Subsidiaries of the Parent to become Guarantors hereunder and provide the other Security required herein as may be necessary to comply with the foregoing requirements; provided that no Subsidiary of Parent which is not a Guarantor shall own, or hold exclusive rights in, any Material IP.

Section 6.03.     Mortgaged Property.

The Parent shall, or shall cause its applicable Subsidiary to, provide and maintain with the Agent, for and on behalf of the Secured Parties no later than 90 days after the Closing Date or promptly upon the acquisition thereof, as applicable, a registered first priority debenture/hypothec (subject to Permitted Liens) in respect of any Material Owned Real Property owned on the Closing Date or acquired thereafter (the owned real/immoveable property so subject to such debentures/hypothecs at any time is herein referred to as the “Mortgaged Property”), together with an opinion of Borrowers’ counsel with respect thereto, an ALTA lender’s title insurance policy insuring such debenture/hypothec, a current ALTA survey, certified to Agent by a licensed surveyor, a certificate from a national certification agency indicating whether such Mortgaged Property is located in a special flood hazard area, an environmental audit and any other item reasonably necessary in order to obtain any of the foregoing in form and substance reasonably acceptable to Agent.

Section 6.04.    Obligations Secured by the Security.

(1)    The documents constituting the Security shall secure the present and future indebtedness, obligations and other liabilities of each of the applicable Loan Parties specified therein to the Secured Parties under the Loan Documents to which such Loan Party is a party, other than Excluded Swap Obligations (the “Secured Obligations”) and all such Secured Obligations shall rank pari passu with each other and any proceeds from any realization of the Collateral shall be applied to the Secured Obligations rateably in accordance with Section 10.03 (whether such Collateral is in the name of the Agent or in the name of any one or more of the Lenders, the Service Lenders or Hedge Lenders and without regard to any priority to which any Lender, the Service Lenders or Hedge Lender may otherwise be entitled under applicable law). Notwithstanding the rights of the Hedge Lenders and the Service Lenders to benefit from the Security, all decisions concerning the Security and the enforcement thereof shall be made by the Lenders or the Majority Lenders in accordance with this Agreement and the other Loan Documents. No Hedge Lender or Service Lender shall have any additional right to influence the Security or the enforcement thereof as long as this Agreement remains in force.

(2)    The Eligible Hedging Agreements shall not cease to be secured except in accordance with the terms of such agreements or with the prior written consent of the applicable Hedge Lender. If the Accommodations Outstanding have been indefeasibly paid and performed in full in cash and this Agreement and the Commitments have been terminated, the Hedge Lenders and the Service Lenders will release their interest in the Security upon receiving collateral to secure the present or future obligations under their respective Eligible Hedging Agreement or Other Secured Agreements, as applicable, in an amount and on terms satisfactory to such Hedge Lenders or Services Lenders, acting reasonably (or as otherwise provided in the applicable Eligible Hedging Agreement or Other Secured Agreement) and such Secured Obligations shall continue to rank pari passu with each other and such collateral shall be applied rateably to such Secured Obligations (and decisions concerning the Security shall be made by the Hedge Lenders and the Service Lenders as they may determine among themselves). The provisions of this Section 6.04(2) shall survive the termination of this Agreement and the repayment of the Accommodations Outstanding.

Section 6.05.    Further Assurances.

The Parent on behalf of itself and each of the other Loan Parties agrees that it will from time to time at its expense duly authorize, execute and deliver or cause to be duly authorized, executed and delivered to the Agent such further instruments and documents and take such further action within its control as the Agent may reasonably request for the purpose of obtaining or preserving the full benefits granted or intended to be granted to the Agent by the Loan Documents (other than Eligible Hedging Agreements or Other Secured Agreements) and of the rights and remedies therein granted to the Agent, including the filing of financing statements or other documents under any applicable Law with respect to the Liens created thereby. The Parent on behalf of itself and each of the other Loan Parties acknowledges that the Loan Documents have been prepared on the basis of applicable Law and the corporate structure and capitalization of the Parent and its Subsidiaries in effect on the date thereof, and that changes to applicable Law or the corporate structure and capitalization of the Parent and its Subsidiaries may require the execution and delivery of different forms of documentation, and accordingly the Agent shall have the right (acting reasonably) to require that the Loan Documents (other than Eligible Hedging Agreements or Other Secured Agreements) be amended, supplemented or replaced (and the Parent shall duly authorize, execute and deliver (or cause to be authorized, executed and delivered) to the Agent any such amendment, supplement or replacement reasonably requested by the Agent with respect to any of the Loan Documents (other than Eligible Hedging Agreements or Other Secured Agreements)) within 5 Business Days of presentation of reasonable drafts thereof (i) to reflect any change in applicable Law or the corporate structure and capitalization of the Parent and its Subsidiaries; (ii) to facilitate the creation and registration of appropriate forms of security in applicable jurisdictions; or (iii) to confer upon the Agent Liens similar to the Liens created or intended to be created by the Loan Documents.

Section 6.06.     Security Principles

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) (A) any owned and leased real/immoveable property other than Material Owned Real Property; (ii) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such licenses, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction, but excluding any prohibition or restriction that is ineffective under the PPSA or the UCC (or similar regulation in any applicable jurisdiction)), (iii) pledges and security interests prohibited by applicable Law (including any legally effective requirement to obtain the consent of any Governmental Entity), (iv) Margin Stock and, to the extent prohibited by, or creating an enforceable right of termination in favor of any other party thereto under (other than the Loan Parties or any of their Affiliates), the terms of any applicable organizational documents, joint venture agreement or shareholders’ agreement, equity interests in any Person other than Wholly-Owned Subsidiaries, (v) Assets to the extent a security interest in such Assets would result in material adverse tax consequences as reasonably determined by the Parent in consultation with the Agent, (vi) any intent-to-use United States trademark application for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office, but solely to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (vii) any lease, license or other agreement in respect of personal property (including pursuant to a purchase money security interest or similar arrangement) and the property subject to such lease, license or agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement (or purchase money arrangement) or create a right of termination in favor of any other party thereto (other than the Parent or any of its Subsidiaries) after giving effect to the applicable anti-assignment provisions of the PPSA or the UCC (or similar regulation in any applicable jurisdiction) or other similar applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the PPSA or the UCC (or similar regulation in any applicable jurisdiction) or other similar applicable Law notwithstanding such prohibition, and (viii) other assets agreed to by the Majority Lenders in writing. The Collateral may also exclude those Assets as to which the Agent and the Parent reasonably agree in writing that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby (the foregoing described in the previous two sentences are collectively referred to as the “Excluded Assets”).

In addition, (a) no control agreements or other perfection actions shall be required with respect to any securities accounts or commodities accounts covered by Section 9.01(17), (b) no perfection actions shall be required with respect to letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection is accomplished solely by the filing of a PPSA or UCC financing statement (or similar filing in any applicable jurisdiction) (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a PPSA or UCC financing statement (or similar filing in any applicable jurisdiction)), and (c) no perfection actions shall be required with respect to motor vehicles and other assets subject to certificates of title with a value not in excess of $100,000 each and commercial tort claims with a value not in excess of $500,000 each other than the filing of a PPSA or UCC financing statement (or similar filing in any applicable jurisdiction).

ARTICLE 7
CONDITIONS OF LENDING

Section 7.01.    Conditions Precedent to the Accommodations

The effectiveness of this Agreement is subject to the following conditions precedent being satisfied on or prior to the date of this Agreement:

(1)    execution and delivery of this Agreement by the Borrower, the Agent and each of the Lenders;

(2)    the Agent shall have received a copy (certified by an authorized officer of the applicable Loan Party) of (i) the charter documents and by-laws (or equivalent) of each Borrower; (ii) the resolutions of the board of directors (or equivalent governing body) of each Borrower approving the borrowing and other matters contemplated by this Agreement; and (iii) all other instruments evidencing necessary corporate or other action of each Borrower with respect to such matters;

(3)    the Agent shall have received a certificate of the secretary or an assistant secretary, director, member or other officer of each Borrower certifying the names and true signatures of its officers authorized to sign this Agreement;

(4)    the Agent shall have received a certificate of status, compliance, good standing or like certificate, if applicable, with respect to each Borrower issued by the appropriate Governmental Entity in the jurisdiction of its incorporation or formation;

(5)    the Agent shall have received favourable opinions of counsel to the Borrowers in the jurisdiction of incorporation of such entity (if applicable) and each other relevant jurisdiction covering such matters relating to the Borrowers as the Agent shall reasonably request;

(6)    receipt by the Agent and the Lenders of a Compliance Certificate calculating the financial covenants specified in Section 9.03 herein on a pro forma basis and evidencing compliance by the Parent therewith (using EBITDA and Interest Expense for last twelve months ending June 30, 2021 and Funded Debt as of the date hereof);

(7)    without limiting Section 7.02, the Agent shall have received a certificate of an officer of the Parent certifying (i) that all of the representations and warranties, except where made only as of an earlier date, of the Parent herein are true and correct on and as of the date of this Agreement Date; and (ii) that no Default or Event of Default has occurred and is continuing or would result from the Accommodations made on date of this Agreement;

(8)    all reasonable and documented out-of-pocket fees and expenses (including the reasonable legal fees and disbursements of Blake, Cassels & Graydon LLP and Katten Muchin Rosenman LLP) payable under or in connection with this Agreement shall have been paid in full;

(9)    payment to the Agent (for the account of each Lender) of an amendment fee equal to $10,000 per Lender that is a party to the Original Credit Agreement;

(10)    payment to the Agent (for the account of each applicable Lender) of an upfront fee equal to 13 bps multiplied by the amount by which each applicable Lender’s Commitment under this Agreement exceeds such applicable Lender’s Commitment under the Original Credit Agreement;

(11)    the Agent and the Lenders shall have received such documents as they may reasonably request at least seven (7) Business Days prior to the date hereof in connection with applicable AML Legislation (including the Patriot Act) (provided that execution by the Agent and the Lenders of this Agreement shall be evidence of such receipt and satisfaction therewith); and

(12)    satisfaction of each of the conditions precedent specified in Section 7.02.

Section 7.02.    Conditions Precedent to All Accommodations and Conversions.

(1)    The obligation of each Lender to make Accommodations or otherwise give effect to any Accommodation Notice hereunder shall be subject to the conditions precedent that on the date of such Accommodation Notice and Accommodation, and immediately after giving effect thereto and to the application of any proceeds therefrom:

(a)    all of the representations and warranties of the Parent herein are true and correct in all material respects on and as of such date as though made on and as of such date (except where made only as of an earlier date or as disclosed to and accepted by the Majority Lenders prior to such date);

(b)    no event or condition shall have occurred and be continuing, or result from such Accommodation or giving effect to such Accommodation Notice, which constitutes a Default or an Event of Default; and

(c)    the making of such Accommodation hereunder will not violate any applicable Law then in effect.

(2)    Each of the giving of any Accommodation Notice by a Borrower and the acceptance by a Borrower of any Accommodation shall be deemed to constitute a representation and warranty by the Parent that, on the date of such Accommodation Notice or Accommodation, as the case may be, and after giving effect thereto and to the application of any proceeds therefrom, the statements set forth in Section 7.02(1) are true and correct (except as disclosed to and accepted by the Majority Lenders prior to such date).

Section 7.03.    No Waiver.

The making of an Accommodation or otherwise giving effect to any Accommodation Notice hereunder, without the fulfilment of one or more conditions set forth in Section 7.01 or Section 7.02, as applicable, shall not constitute a waiver of any such condition with respect to any subsequent Accommodation Notice or Accommodation, and the Lenders reserve the right to require fulfilment of such condition in connection with any subsequent Accommodation Notice or Accommodation.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES

Section 8.01.    Representations and Warranties.

The Parent represents and warrants to the Agent and the Lenders, acknowledging and confirming that the Agent and each Lender is relying thereon without independent inquiry in entering into this Agreement and providing Accommodations hereunder, that:

(1)    Existence and Standing. The Parent and each of its Subsidiaries is a corporation, company, partnership or other entity, as the case may be, incorporated or organized and subsisting under the laws of its jurisdiction of incorporation or organization and has all requisite corporate or other constitutional power and authority to own, hold under licence or lease its property, undertaking and Assets and to carry on (i) its business; and (ii) the transactions contemplated by this Agreement and each other Loan Document to which it is a party.

(2)    Corporate Power. The Parent and each Loan Party has all requisite corporate, partnership or other constitutional power and authority to enter into and perform its obligations under this Agreement and each other Loan Document to which it is a party, and to do all acts and things and execute and deliver all other documents and instruments as are required hereunder or thereunder to be done, observed or performed by it in accordance with the terms hereof and thereof.

(3)    Conflict with Other Instruments. The execution and delivery by the Parent and each Loan Party and the performance by it of its obligations under, and compliance with the terms, conditions and provisions of, this Agreement and each other Loan Document to which it is a party will not conflict with or result in a breach of any of the terms, conditions or provisions of (i) its articles, memoranda or articles of association, by-laws, partnership agreement, shareholders’ agreement or other organizational documents applicable to it, as the case may be; (ii) any applicable Law; (iii) any Material Contract, Material Authorization or any material contractual restriction (including, for the avoidance of doubt, any indenture, mortgage or charge) binding on or affecting it or its Assets; or (iv) any material judgment, injunction, determination or award which is binding on it, in each such case except to the extent that such breach would not reasonably be expected to result in a Material Adverse Change.

(4)    Corporate Action, Governmental Approvals, etc. The execution and delivery by the Parent and each Loan Party of this Agreement and each of the Loan Documents to which it is a party, and the performance by it of its obligations thereunder have been duly authorized by all necessary corporate, company, partnership or other action including, without limitation, the obtaining of all necessary shareholder, partnership or other material and relevant consents. No authorization, consent, approval, registration, qualification, designation, declaration or filing with any Governmental Entity or other Person, is or was necessary in connection with the execution and delivery of and performance by the Parent or any of its Subsidiaries of its obligations under this Agreement and the other Loan Documents to which it is a party, except such as are in full force and effect, unamended at the date hereof or where failure to obtain same would not reasonably be expected to have a Material Adverse Change.

(5)    Due Execution; Validity and Enforceability; Defaults. This Agreement and each other Loan Document to which the Parent or any Loan Party is a party has been duly executed and delivered, as the case may be, by the Parent or Loan Party which is a party thereto and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms (except as such enforceability may be limited by the availability of equitable remedies and the effect of bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights generally), is (or will be immediately upon the execution thereof by such Person) in full force and effect, and the Parent or the applicable Loan Party has performed and complied in all material respects with all the terms, provisions, agreements and conditions set forth herein and therein and required to be performed or complied with by it.

(6)    Authorizations, etc. All Authorizations of the Parent and its Subsidiaries which are necessary to properly conduct their respective business as of the Closing Date are in full force and effect and neither the Parent nor any of its Subsidiaries is in default with respect thereto, except where the absence of such Authorization, the failure to maintain such Authorization in full force and effect, or the default thereunder would not reasonably be expected to result in a Material Adverse Change. The Material Authorizations described in Schedule 8.01(6) or as hereafter disclosed pursuant to Section 9.01(2)(v) in the Compliance Certificate required to be delivered for the Financial Quarter in which such Material Authorization was obtained are the only Authorizations necessary to properly conduct the business of the Parent and its Subsidiaries, the absence of which would reasonably be expected to result in a Material Adverse Change (it being understood that this representation will not be deemed breached pending the timely disclosure of any such subsequently obtained Material Authorizations).

(7)    Litigation and Other Proceedings. As at the date hereof there is no litigation, arbitration, claim, dispute (whether labour, industrial or otherwise), governmental investigation, proceeding or inquiry pending or, to its knowledge, threatened against or affecting the Parent or any of its Subsidiaries which would reasonably be expected to result in a Material Adverse Change.

(8)    Ownership of Assets. The Parent and its Subsidiaries have good and marketable title to their respective Assets, in each case free and clear of all Liens other than Permitted Liens.

(9)    Subsidiaries, etc. As of the date hereof, no Person has any right or option to purchase or otherwise acquire any of the issued and outstanding Equity Interests of the Parent or any of its Subsidiaries. Each of the Borrowers is a Wholly-Owned Subsidiary of Parent.

(10)    Ownership/Lease of Real Property. Except as set forth on Schedule 8.01(10), the Parent and its Subsidiaries do not own or lease any real property as at the date hereof.

(11)    Place of Business. As at the date hereof, the only jurisdictions (or registration districts within such jurisdictions) in which the Borrowers or any of other Loan Party has any place of business or stores any tangible personal property with a realizable value in excess of $500,000 are set out in Schedule 8.01(11).

(12)    No Default Under this Agreement. No Default (to the knowledge of the Parent) or Event of Default has occurred and is continuing.

(13)    Material Contracts. As at the date hereof, neither the Parent nor any of its Subsidiaries is a party or otherwise subject to or bound or affected by any Material Contract, except as set out in Schedule 8.01(13). Except as set forth in Schedule 8.01(13), at the date hereof, all Material Contracts are in full force and effect, and neither the Parent nor any of its Subsidiaries, or to the Parent’s knowledge, any other party to any such agreement, is in material default with respect thereto.

(14)    Compliance with Other Legal Obligations. Neither the Parent nor any of its Subsidiaries is in violation of any judgment or decree, relating in any way to it, to the present operation of its business or to its Assets, the breach or violation of which would reasonably be expected to result in a Material Adverse Change.

(15)    Taxes. As of the date hereof the Parent and its Subsidiaries have filed or caused to be filed all U.S. federal income and all other material tax returns which, to its knowledge, are required to have been filed, and have paid all Taxes shown to be due and payable on said returns or on any written assessments made against it or any of its property and all other material amounts of Taxes, fees or other charges imposed on it or any of its property by any Governmental Entity (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP or other applicable accounting principles have been provided in its books) and no Tax Liens (other than Permitted Liens) have been filed and, to the knowledge of the Parent, no claims are being asserted with respect to any such Taxes, fees or other charges, in each of the foregoing cases, which would reasonably be expected to result in a Material Adverse Change.

(16)    Financial Statements/Other Information. The financial statements of the Parent which have been provided to the Agent pursuant to Section 9.01(1) are complete in all material respects, and fairly present the consolidated financial condition and business operations of the Parent in all material respects, as at the date thereof and (subject to Section 1.06) are prepared in accordance with GAAP (subject, in the case of any interim financial statements, to normal year-end adjustments and the absence of footnotes). No written information, exhibit or report furnished by the Parent or any of its Subsidiaries to the Agent or the Lenders for use in connection with the transactions contemplated by this Agreement or any of the other Loan Documents contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statement contained therein not materially misleading in the circumstances in which it was made.

(17)    Compliance with Laws. (i) The Parent and its Subsidiaries and the operation of their respective business and Assets, are in compliance with all applicable Laws; (ii) the business and other assets of the Parent and its Subsidiaries are in compliance with all Environmental Laws, and possess and are operated in compliance with all Environmental Permits which are required under all applicable Environmental Laws for the operation of such business and Assets, in each case, where such non-compliance or non-possession would reasonably be expected to result in a Material Adverse Change. To the knowledge of the Parent, the Borrower’s and its Subsidiaries’ business and Assets are not subject to any fact, condition or circumstance that could result in any liability under any Environmental Laws which would reasonably be expected to result in a Material Adverse Change.

(18)    Pension Plan. Schedule 8.01(18) sets forth a complete list and description of all Pension Plans established or maintained by the Parent or any its Subsidiaries as at the date hereof. All such Pension Plans are being operated, administered and maintained in compliance with their respective terms and all applicable Laws, except for such instances of non-compliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Change. All premiums, contributions and any other amounts required by applicable Pension Plan documents or applicable Laws to be paid or accrued by the Parent and its Subsidiaries, to the extent failure to do so would reasonably be expected to result in a Material Adverse Change, are being paid or accrued as required.

(19)    Environmental Matters.

(a)    Neither the Parent nor any of its Subsidiaries has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Parent or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the Environment or violation of any Environmental Laws, except, in each case, as such would not reasonably be expected to result in a Material Adverse Change;

(b)    neither the Parent nor any of its Subsidiaries has knowledge of any facts, conditions or circumstances which would reasonably be expected to give rise to any claim, public or private, of violation of Environmental Laws or damage to the Environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, as such would not reasonably be expected to result in a Material Adverse Change;

(c)    to the knowledge of the Parent, neither the Parent nor any of its Subsidiaries has used, generated, transported, treated or stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or has Disposed of or Released any Hazardous Materials in a manner in violation of any Environmental Laws in each case in any manner that would reasonably be expected to result in a Material Adverse Change; and

(d)    to the best of the knowledge of the Parent, all buildings on all real properties now owned, leased or operated by the Parent or any of its Subsidiaries are in compliance with applicable Environmental Laws and possess and are operated in compliance with all Environmental Permits which are required under all applicable Environmental Laws for the operation of such business and Assets, except where failure to comply would not reasonably be expected to result in a Material Adverse Change.

(20)    Insurance. The Parent and its Subsidiaries maintain insurance (including business interruption insurance, property insurance and general liability insurance) with responsible insurance carriers and in such amounts and covering such risks as have been determined by the Parent and its Subsidiaries to be appropriate and prudent in the circumstances.

(21)    Material Adverse Change. Since the Closing Date there has occurred no event or development which has resulted in or which would reasonably be expected to result in a Material Adverse Change.

(22)    Intellectual Property. Schedule 8.01(22) sets forth a complete list and a description at the date hereof of all material and registered, or applications for registration of, Owned Intellectual Property of the Parent and its Subsidiaries used in the business of the Parent and its Subsidiaries. The Parent and its Subsidiaries own such Owned Intellectual Property free and clear of any Liens (other than Permitted Liens). The Parent and its Subsidiaries own or license all Intellectual Property required to be able to carry on its business and all such licenses are in full force and effect except where the failure to own or licence such Intellectual Property or to maintain such licenses in full force and effect would not reasonably be expected to result in a Material Adverse Change.

(23)    Security. The Security creates a valid Lien in and to the Assets of the Parent or its applicable Subsidiary described therein in favour of Agent, subject to no Liens except Permitted Liens.

(24)    No Restrictions or Limitations. There are no consensual limitations or restrictions in effect on the ability of any Subsidiary of the Parent to make any Distributions to the Parent or any other Subsidiary of the Parent, except as set forth in this Agreement or permitted by Section 9.02(5) of this Agreement.

(25)    Labour Matters. There is no existing or, to the best of the knowledge of the Parent, threatened strike, lock-out or other dispute relating to any collective bargaining agreement to the Parent or any of its Subsidiaries is a party which would reasonably be expected to result in a Material Adverse Change. Schedule 8.01(25) contains a list of collective bargaining agreements to which the Parent or any of its Subsidiaries is a party at the date hereof.

(26)    Solvency. On the Closing Date, after giving effect to the Accommodations hereunder, the Parent, on a Consolidated Basis, is Solvent and each Borrower, on an individual basis, is Solvent.

(27)    ERISA. Neither the Parent nor any of its Subsidiaries sponsor, maintain, participate in or contribute to, nor has it ever sponsored, maintained, participated in, or contributed to, any Title IV Plan, Multiemployer Plan or any other ERISA Plan that is subject to Sections 412, 430 or 431of the Code. No ERISA Affiliate sponsors, maintains, participates in or contributes to, nor have any of them ever sponsored, maintained, participated in, or contributed to, any Title IV Plan, Multiemployer Plan or any other ERISA Plan that is subject to Sections 412, 430 or 431 of the Code, except where such sponsorship, maintenance, participation or contribution would not reasonably be expected to result in a Material Adverse Change.

(28)    Margin Stock. Neither the Parent nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No portion of the Secured Obligations is secured directly or indirectly by Margin Stock.

(29)    Compliance with Foreign Corrupt Practices Act. Neither the Parent nor any of its Subsidiaries, nor to the knowledge of the Parent, any of its or their respective officers, directors, employees or agents has, in carrying out the Business (i) used or is using any corporate funds for any contributions, gifts, entertainment or other expenses relating to political activity that would be illegal, (ii) used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees, (iii) violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977 or the Corruption of Foreign Public Officials Act (Canada) or any Law of similar effect, (iv) has established or maintained, or is maintaining, any illegal fund or illegal corporate monies or other illegal properties or (v) made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.

(30)    Anti-Terrorism; Anti-Money Laundering. To the extent applicable, the Parent and each of its Subsidiaries is in compliance, in all material respects, with the Patriot Act and all AML Legislation. To the extent applicable, neither the Parent nor any of its Subsidiaries nor, to the knowledge of the Parent, any director or officer of the Borrower or any of its Subsidiaries is subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or similar foreign sanctions.

(31)    Tax Jurisdiction. The Canadian Borrower is a resident of Canada for purposes of the Income Tax Act (Canada) and each U.S. Borrower is a “U.S. person” as defined in Section 7701(a)(30) of the Code.

(32)    Investment Company Act. No Loan Party or any Subsidiary of the Parent is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940 (United States)).

Section 8.02.    Survival of Representations and Warranties.

The representations and warranties herein set forth or contained in any certificates or documents delivered to the Agent pursuant hereto shall not merge in or be prejudiced by and shall survive any Accommodation hereunder and shall continue in full force and effect (as of the date when made or deemed to be made) so long as any amounts are owing by any of the Borrowers to the Agent or the Lenders hereunder or the Agent or any Lenders has any obligation under this Agreement.

ARTICLE 9
COVENANTS OF THE BORROWER

Section 9.01.    Affirmative Covenants.

So long as any amount owing hereunder remains unpaid or the Agent or any Lender has any obligation under this Agreement and unless consent is given in accordance with Section 19.01 hereof, the Parent shall:

(1)    Reporting Requirements. Prepare (where applicable, in accordance with GAAP) and deliver to the Agent:

(a)    as soon as available and in any event within 45 days after the end of each Financial Quarter in each Financial Year, copies of the unaudited consolidated financial statements of the Parent as of the end of such Financial Quarter, all prepared in accordance with GAAP (subject to year-end adjustments and excluding footnotes) and stating in comparative form the respective consolidated figures as of the end of and for the corresponding period in the previous Financial Year, and certified by a senior financial officer of the Parent to the effect that the statements present fairly, in all material respects, the consolidated financial position of the Parent as of the end of such Financial Quarter and the related consolidated results of operations and changes in financial position for such Financial Quarter in accordance with GAAP, consistently applied (subject to year-end adjustments and excluding footnotes);

(b)    as soon as available and in any event within 120 days after the end of each Financial Year, copies of the audited consolidated financial statements of the Parent for the end of such Financial Year, prepared in accordance with GAAP and stating in comparative form the respective consolidated figures as of the end of and for the previous Financial Year, and accompanied by a report thereon of independent chartered professional accountants of recognized national standing in the United States (without a “going-concern” or like qualification or exception (other than in respect of the upcoming maturity of the Credit Facility and/or any potential default of the Borrowers under the financial covenants in this Agreement) and otherwise without any qualification as to the scope of such audit) to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Parent as of the end of such Financial Year and the consolidated results of the operations and changes in financial position for such Financial Year in conformity with GAAP consistently applied;

(c)    concurrently with the financial statements furnished pursuant to (a) and (b) above, a Compliance Certificate duly executed by a senior officer or other qualified officer of the Parent; and currently with the financial statements furnished pursuant to (a) and (b) above, a management discussion and analysis in respect of any material variances between the actual results to date and the projections contained in the most recent Annual Business Plan presented to the Agent and the Lenders; and

(d)    not less than 45 days after the commencement of each Financial Year, the Annual Business Plan for such Financial Year.

(2)    Additional Reporting Requirements. Deliver to the Agent (i) as soon as practicable after the Parent or any of its Subsidiaries becomes aware of the occurrence of each Default or Event of Default, a statement of a senior officer of the Parent setting forth the details of such Default or Event of Default and the action which the Parent proposes to take or has taken with respect thereto; (ii) promptly, and in any event within ten days after the Parent or any of its Subsidiaries receives notice of or becomes aware of any suit, proceeding or similar action commenced or threatened by any Governmental Entity or other Person which, if determined adversely, would reasonably be likely to result in a Material Adverse Change; (iii) promptly, and in any event within ten (10) days after the Parent or any of its Subsidiaries receives notice of or becomes aware of any cancellation or non-renewal of any Material Authorizations or any other licences, permits or other regulatory approvals (other than non-renewals in the ordinary course of business) where such cancellation or non-renewal is reasonably likely to result in a Material Adverse Change; (iv) notification of any notice received from, or other action taken by or proposed to be taken by, any creditor (other than Lenders) of the Parent or any of its Subsidiaries which would reasonably be expected to result in a Material Adverse Change; (v) together with each Compliance Certificate, written notice of any previously undisclosed Subsidiaries of the Parent, any new Material Authorizations or Material Contracts, any cancellation or termination of any Material Authorization or Material Contract, any default or event of default under any Material Authorization or Material Contract of which the Parent has knowledge, any additional material and registered, or applications for registration of, Owned Intellectual Property of the Parent or any of its Subsidiaries used in the business of the Parent or any of its Subsidiaries, any additional Material Owned Real Property or Material Leased Real Property of the Parent or any of its Subsidiaries, any jurisdiction not identified in Schedule 8.01(11) in which the Parent or any of its Subsidiaries has any place of business or stores any tangible personal property with a realizable value in excess of $500,000 (or the Equivalent Amount in any other currency), any other Investment by the Parent or any of its Subsidiaries in any Person other than a Guarantor; (vi) together with each Compliance Certificate, notification of Eligible Hedging Agreements entered into by the Parent or any Loan Party; (vii) as soon as practicable, any change in the Financial Year of the Parent; and (viii) as soon as practicable after any senior officer of the Parent or any Loan Party becomes aware of any change in any Loan Party’s named executive officers as required to be disclosed to the SEC; (ix) as soon as practicable after any senior officer of the Parent or any Loan Party becomes aware of the discharge by any Loan Party of its present public accounting firm or any withdrawal or resignation by such public accounting firm; and (x) such other information respecting the condition, operations, financial or otherwise, of the business of the Parent or any of its Subsidiaries as the Agent may from time to time reasonably request.

(3)    Corporate Existence, Ownership of Subsidiaries. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, subject to Section 9.02(3), its corporate, partnership or other existence unless, as to any Subsidiary of the Parent, in the good faith judgment of the Parent, the termination of or failure to preserve and keep in full force and effect such existence would not reasonably be expected to result in a Material Adverse Change.

(4)    Compliance with Laws, etc. Comply, and cause each of its Subsidiaries to comply, with the requirements of all applicable Laws (including Environmental Laws and applicable Laws relating to any Pension Plan) except where such non-compliance would not reasonably be expected to result in a Material Adverse Change.

(5)    Conduct of Business and Maintenance of Properties. Carry on the Business through the Parent and its Subsidiaries. Conduct, and cause each of its Subsidiaries to conduct, its business in a prudent manner and consistent with good business practices. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its and their respective Assets in all material respects in good repair, working order and condition (other than ordinary wear and tear) and in material compliance with all applicable Laws (except where failure to so comply would not reasonably be expected to have a Material Adverse Change) and, from time to time, make all needful and proper repairs, renewals, replacements, additions and improvements thereto, so that the Business may be properly conducted at all times in accordance with prudent business management, provided that this Section shall not prevent the Parent or any of its Subsidiaries from discontinuing, in whole or in part, the operation or the maintenance of any of its properties if such discontinuance is desirable in the conduct of the Business and the Parent has concluded that such discontinuance would not reasonably be expected to result in a Material Adverse Change or a Default or Event of Default.

(6)    Books and Records. Keep, and cause each of its Subsidiaries to keep, proper books of account and records in accordance with sound and consistent accounting practices, covering all of its business and affairs on a current basis.

(7)    Payment of Taxes and Claims. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all Taxes, assessments and governmental charges or levies imposed upon it or upon its Assets; and (ii) all lawful Claims which, if unpaid, might by Law become a Lien (other than a Permitted Lien) upon its Assets, except any such Tax, assessment, charge, levy or Claim which is being contested in good faith and by proper proceedings, and except for any Permitted Liens or unless the non-payment of such Taxes, assessments, charges, levies or Claims would not reasonably be expected to result in a Material Adverse Change.

(8)    Cure Defects. Promptly upon having knowledge thereof, cure or cause to be cured any defects in the execution and delivery of any of the Loan Documents or any of the other agreements, instruments or documents contemplated thereby or executed pursuant thereto or any defects in the validity or enforceability of any of the Loan Documents and execute and deliver or cause to be executed and delivered all such agreements, instruments and other documents as the Agent may consider reasonably necessary or desirable for the foregoing purposes.

(9)    Property Insurance. Cause all the property and assets of the Borrower and its Subsidiaries to be insured and kept insured against loss or damage in such amounts and with such deductibles as are in accordance with good business practice and with financially sound and reputable insurers, all as determined by the Parent to be appropriate and prudent in the circumstances. Pay, and cause each of its Subsidiaries to pay, all premiums necessary for such purpose as the same shall become due and provide particulars of all such policies and all renewals thereof to the Agent upon written request. Add or cause each of the Loan Parties to add the Agent, on behalf of the Secured Parties, as lender loss payee as its interest may appear under such property insurance policies, together with a customary mortgage endorsement on terms satisfactory to the Agent and the Lenders, acting reasonably.

(10)    Liability Insurance. Maintain and cause its Subsidiaries to maintain public liability and other liability insurance in such amounts as are in accordance with good business practice and with financially sound and reputable insurers and to pay or cause to be paid all premiums necessary for such purpose as the same shall become due and provide particulars of all such policies and all renewals thereof to the Agent upon request. Add or cause each of the Loan Parties to add the Agent, on behalf of the Secured Parties, as additional insured as its interest may appear under such liability insurance policies.

(11)    Use of Proceeds of Accommodations. Use, or cause the Borrowers to use, the proceeds of Accommodations hereunder for the purposes specified in Section 2.03, and not use or permit any proceeds of any Accommodation to be used, either directly or indirectly, (i) for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock or repaying or otherwise refinancing any Funded Debt of any Loan Party or any other Person incurred to purchase or carry any Margin Stock, or (ii) in violation of any applicable antibribery, sanctions and/or corruption laws and regulations.

(12)    Authorizations, Intellectual Property. Except as contemplated by Schedule 9.01(12), maintain, and cause each of its Subsidiaries to maintain, (i) any Material Authorizations in good standing, and (ii) except as contemplated by Section 8.01(22), any Owned Intellectual Property in the name of the Parent or any of its Subsidiaries, except in each case where the failure to do so would not reasonably be expected to result in a Material Adverse Change.

(13)    Environmental. Will and will cause each of its Subsidiaries to:

(a)    use and operate all of its facilities and properties in compliance with all Environmental Laws, keep all necessary Environmental Permits in effect and remain in material compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws and keep all facilities and properties free and clear of all Liens arising under Environmental Laws, except, in each case, to the extent the failure to do so would not reasonably be expected to have a Material Adverse Change;

(b)    promptly upon becoming aware of the same, notify the Agent and take all necessary action available to it in order to promptly comply and have dismissed any actions and proceedings relating to non-compliance with Environmental Laws which, if adversely determined, would reasonably be expected to have a Material Adverse Change; and

(c)    to the extent consistent with reasonable and prudent environmental remediation standards or to the extent required by Environmental Law, promptly investigate and remediate any Release of any Hazardous Materials at any of its facilities or properties except where failure to so respond, remove or remedy would not reasonably be expected to have a Material Adverse Change.

(14)    Inspections. Permit and cause each of its Subsidiaries to permit the Agent and its representatives and consultants to visit and inspect any of its Assets, to, subject to applicable privacy Laws and to documents reasonably determined by the Parent and its counsel to be subject to solicitor/client privilege, examine its’ and its Subsidiaries’ books and records and to make copies and take extracts therefrom, and to discuss the Parent’s and its Subsidiaries’ affairs, finances and accounts with the senior officers thereof or (following the occurrence of an Event of Default and in the presence of the Parent’s personnel) the Parent’s independent auditors, all at such reasonable times as the Agent may reasonably request upon reasonable prior notice to the Parent by the Agent up to two times per year provided that no Event of Default has occurred and is continuing; provided that prior to the occurrence of an Event of Default which is continuing any such visits, inspections, examinations and discussions shall be at the sole cost and expense of the Agent after the first such visit in each Financial Year.

(15)    Protect Security Interests. Except for the filing of renewal or financing change statements and the making of other filings by the Agent and the Lenders as secured party or assignee, at all times take all action and supply the Agent and the Lenders with all information that they may reasonably request as necessary to maintain the Security as valid and perfected first ranking Security charging the Assets covered thereby, subject to Permitted Liens.

(16)    Further Assurances. At the Parent’s cost and expense, duly execute and deliver and cause each of the other Loan Parties to duly execute and deliver, upon request by the Agent, such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Agent to carry out more effectually the provisions and purposes of the Loan Documents.

(17)    Maintenance of Bank Accounts and Service Accounts. Maintain all of its bank accounts and Service Agreements with one or more of the Lenders or Affiliates thereof; provided that Parent and its Subsidiaries (i) may maintain bank accounts with an aggregate balance of up to $2,500,000 at any one time with banks and financial institutions other than the Lenders and their respective Affiliates; and (ii) eNom, LLC may continue to maintain its bank accounts with Silicon Valley Bank existing as at the Closing Date provided that the aggregate of all amounts held in such accounts shall not exceed $3,000,000.

(18)    Pension Plans. Furnish to the Agent as soon as possible, and in any event within thirty (30) days after the Parent knows or has reason to know thereof, notice of (A) the establishment by the Borrower or any of its Subsidiaries of any Pension Plan, (B) any failure by the Borrower or any of its Subsidiaries to make any material contributions required to be made to any Pension Plan, (C) the receipt of any notice from any Governmental Authority, trustee or actuary in relation to any non-compliance with any laws, regulations and rules applicable to any Pension Plan, including all funding requirements, and the respective requirements of the governing documents for such Pension Plan which would reasonably be expected to have a Material Adverse Change or (D) the receipt of any notice from any Governmental Entity, trustee or actuary regarding any additional contributions being required to be made in relation to any Pension Plan with respect to any material actual or potential under funding being estimated or determined in relation to such Pension Plan.

(19)    KYC and Other Similar Information. Upon request by a Lender, provide and/or deliver such “know your client” and other documents as they may reasonably request in connection with applicable AML Legislation (including a Beneficial Ownership Certification in relation to any of Parent or any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation) or similar information as may be reasonably requested by such Lender.

(20)    Post-Closing Undertakings. Perform and satisfy to the satisfaction of the Agent and its counsel each of the requirements (the “Post-Closing Undertakings”) listed in Schedule 9.01(20) on or before the date by the such Post-Closing Undertaking is required to be performed pursuant thereto. The Agent, by instrument in writing and without any consent from any of the Lenders, may, in its sole and absolute discretion, extend any deadline for completion of a Post-Closing Undertaking.

Section 9.02.    Negative Covenants.

So long as any amount owing hereunder remains unpaid or the Agent or any Lender has any obligation under this Agreement, and unless consent is given in accordance with Section 19.01 hereof, the Parent shall not:

(1)    Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Funded Debt other than Permitted Funded Debt.

(2)    Liens. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on any of its Assets, other than Permitted Liens. Notwithstanding the foregoing, the Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien on the Colorado Data Center (or any part thereof) securing any indebtedness.

(3)    Disposition of Assets. Directly or indirectly sell or otherwise dispose of , or permit any of its Subsidiaries to sell or otherwise dispose of, any of its Assets, except that the Parent and its Subsidiaries may: (i) sell or transfer Assets to any other Loan Party; (ii) sell or dispose of Assets in an aggregate amount per annum of not more than $22,500,000, provided that the Net Proceeds of any sale or disposition of Assets in excess of $12,500,000 are subject to compliance with Section 2.05(1) hereof (to the extent applicable), (iii) sell inventory and immaterial assets in the ordinary course of business, (iv) Dispose of obsolete, surplus or worn-out property in the ordinary course of business; (v) sell or Dispose of machinery or equipment no longer used or useful in the business of any Loan Party; and (vi) Dispose of property to the Borrower or any Guarantor.

(4)    Guarantees. Become obligated under, or permit any of its Subsidiaries to become obligated under, guarantees except: (i) guarantees which comprise part of the Security; (ii) guarantees in respect of Permitted Funded Debt incurred by the Parent or any of its Subsidiaries; and (iii) guarantees incurred by Parent or any of its Subsidiaries in the ordinary course of business.

(5)    Investments. Make or acquire, or permit any of its Subsidiaries to make or acquire, any Investments, except that the following Investments may be made or acquired if both immediately before and immediately after each such Investment no Default or Event of Default has occurred and is continuing:

(i)	Permitted Acquisitions;

(ii)	Investments in a Loan Party;

(iii)

Investments (other than Investments of Material IP) in a Subsidiary of the Parent that is not a Loan Party or Investments in any other Person, provided that the aggregate amount of all Investments made by the Parent or any of its Subsidiaries in Subsidiaries of the Parent that are not Loan Parties or in any other Person does not at any time exceed $5,000,000 in aggregate;

(iv)	Investments in cash or Cash Equivalents; and

(v)

loans and advances to officers, directors, or employees of any Loan Party in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount not to exceed $250,000 at any time outstanding.

(6)    Capital Expenditures. Incur, or permit any of its Subsidiaries to incur, Capital Expenditures, except that the following Capital Expenditures may be incurred if both immediately before and immediately after each such Capital Expenditure no Default or Event of Default has occurred and is continuing: Capital Expenditures in any Financial Year in a maximum aggregate amount of not more than 115% of the forecasted Capital Expenditures set out in the Annual Business Plan submitted by the Parent to the Agent and the Lenders in respect of such Financial Year.

(7)    Distributions. Make, or permit any of its Subsidiaries to make, any Distributions, except as follows: (i) the Borrower and its Subsidiaries may make Distributions to any Loan Party; (ii) Distributions among the Parent and its Subsidiaries provided that both immediately before and immediately after each such Distribution no Default or Event of Default has occurred and is continuing; and (iii) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the payment in cash by the Parent of dividends, returns of capital or other Distributions (including Share Repurchases) in respect of its Equity Interests, at any time that the Total Funded Debt to Adjusted EBITDA Ratio is less than 2.00:1 (both before and after giving effect to any such dividend, return of capital or other Distribution (including Share Repurchases) and any Funded Debt incurred in connection therewith).

(8)    Corporate Changes. Materially change, nor permit any of its Subsidiaries to materially change, the nature of its business consummate, nor permit any of its Subsidiaries to consummate, any Division/Series Transaction; or enter into, nor permit any of its Subsidiaries to enter into, or any transaction whereby all or a substantial portion of its property would become the property of any other Person, whether by way of reconstruction, reorganization, recapitalization, consolidation, amalgamation, merger, transfer, sale or otherwise, without the prior written consent of the Majority Lenders; except that any of the foregoing transactions may take place among the Parent and its Subsidiaries (and no other Persons) if prior written notice is given to the Agent, a Material Adverse Change will not occur as a result, and the Parent and its Subsidiaries concurrently provide such additional or replacement Security as the Agent may reasonably require.

(9)    Payments in respect of Subordinated Debt. Make, or permit any Subsidiary to make, any payment in respect of principal, interest, fees or any other amounts in respect of Subordinated Debt except to the extent (if any) expressly permitted under the terms and conditions of the subordination and postponement agreement relating thereto.

(10)    Pension Plans. Establish, assume or otherwise become a party to or liable under, or permit any of its ERISA Affiliates to establish, assume or otherwise become a party to or liable under, any Pension Plan.

(11)    Financial Year. Change its Financial Year (which for greater certainty presently ends on December 31st in each year), except with the prior written consent of the Majority Lenders,

(12)    Auditors. Change its auditors from its current audit firm (KPMG LLP) to a firm that is not a nationally recognized auditing firm, except with the prior written consent of the Majority Lenders.

(13)    Dealing with Related Parties. Enter into, or permit any of its Subsidiaries to enter into, any contract with any Related Party outside the ordinary course of business unless the terms and conditions thereof (specifically including the price) are commercially reasonable.

(14)    Use of Advances. Use, or permit any of its Subsidiaries to use, the proceeds of any Accommodation for any purposes other than those expressly contemplated in this Agreement.

(15)    New Subsidiaries. Create or acquire any Subsidiary unless (a) all of the issued and outstanding shares in the capital of such Subsidiary are owned directly or indirectly by Parent; and (b) subject to the terms and conditions hereof, such new Subsidiary provides a Guarantee in respect of the Obligations and all Security required to be provided by it hereunder.

(16)    Hedging Agreements. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any interest rate or currency rate hedging agreement (or similar understanding or obligation), unless such agreement is (i) an Eligible Hedging Agreement entered into by a Loan Party for bona fide hedging purposes and not for speculative purposes, or (ii) other unsecured hedging agreements for bona fide hedging purposes and not for speculative purposes.

(17)    Amendments to Organizational Documents. Amend, or permit any of its Subsidiaries to amend, its organizational documents in a manner that would be prejudicial in any material respect to the interests of the Agent or any of the Lenders under the Loan Documents.

(18)    No Change of Name. Change, or permit any of the other Loan Parties to change, its name or adopt a French form of name or change the jurisdiction of its organization, or its place of administration or principal office or chief executive office, in each case, without providing the Agent prior written notice thereof.

(19)    Location of Assets in Other Jurisdictions. Except for property in transit in the ordinary course of business, acquire, or permit any Guarantor to acquire, any Assets outside of the jurisdictions identified in Schedule 8.01(11) with a value in excess of $500,000 per jurisdiction or move any property from one jurisdiction to another jurisdiction with a value in excess of $500,000 where the movement of such property would cause the Lien of the Security over such property to cease to be perfected under applicable Law, or, subject to the terms and conditions hereof, suffer or permit in any other manner any of its property with a value in excess of $1,000,000 to not be subject to the Lien of the Security or to be or become located in a jurisdiction as a result of which the Lien of the Security over such property is not perfected, unless the Parent or the applicable Guarantor has executed and delivered to the Agent all Security and all financing or registration statements in form and substance satisfactory to the Agent which the Agent or its counsel from time to time deem necessary or advisable to ensure that that Security constitutes a perfected first priority Lien (subject only to Permitted Liens) over such property notwithstanding the movement or location of such property as aforesaid together with such supporting certificates, resolutions, opinions and other documents as the Agent may deem necessary or desirable in connection with such security and registrations, acting reasonably.

Section 9.03.    Financial Covenants.

So long as any amount owing hereunder remains unpaid or the Agent or any Lender has any obligations under this Agreement, and unless consent is given in accordance with Section 19.01 hereof, Borrower shall:

(1)    Leverage Ratio. Maintain, at all times, a Total Funded Debt to Adjusted EBITDA Ratio of not more than (i) 4.50:1.00 at any time from and after the date hereof to and including March 30, 2023; and (ii) 4.00:1.00 from and after March 31, 2023.

(2)    Interest Coverage Ratio. Maintain, as at the end of each Financial Quarter, an Interest Coverage Ratio of not less than 3.00:1.00.

(3)    Calculation of Financial Covenants.

(a)    If the Total Funded Debt to Adjusted EBITDA Ratio or the Interest Coverage Ratio are being calculated at any time after the date on which the Parent or any of its Subsidiaries has completed an Acquisition or Disposition (which term, for the purposes of this definition, shall include any event or occurrence whereby a Subsidiary ceases to carry on business) of a division, line of business or of a Subsidiary, the amount of EBITDA and Interest attributable to the subject of such Acquisition or Disposition (or Funded Debt incurred or repaid in respect of such Acquisition or Disposition) to be included, in the case of an Acquisition, or excluded, in the case of a Disposition, in calculating such ratio will (i) in respect of EBITDA, be calculated on a pro forma basis, (y) in the case of an Acquisition, giving effect to the actual results of the prior owners of such Asset; and (z) in the case of a Disposition of an Asset, the actual results of the Borrower or its applicable Subsidiary in respect of such Asset; and (ii) in respect of Interest Expense, be calculated on a pro forma basis, based on the amount of Funded Debt created, incurred or assumed by the Borrower or its applicable Subsidiary in connection with the Acquisition of such Asset (or repaid in connection with a Disposition), for greater certainty, in the case of each of (i) and (ii) above as if such Asset was Acquired or Disposed of as of the first day of the period in respect of which the calculations are being made.

ARTICLE 10
EVENTS OF DEFAULT

Section 10.01.    Events of Default.

If any of the following events (each an “Event of Default”) shall occur and be continuing:

(1)    a Borrower shall fail to pay any principal amount of the Accommodations Outstanding when such amount becomes due and payable;

(2)    a Borrower shall fail to pay any interest or Fees when the same become due and payable hereunder and such failure shall remain unremedied for three Business Days;

(3)    any representation or warranty or certification made or deemed to be made by or on behalf of the Parent or any of its Subsidiaries in this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed to be made;

(4)    the Parent or any of its Subsidiaries shall fail to perform, observe or comply with any of the covenants contained in (i) Section 9.02; or (ii) Section 9.03;

(5)    the Parent or any of its Subsidiaries shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document to which it is a party and such failure shall remain unremedied for 30 days following notice thereof by the Agent to the Parent;

(6)    the Parent or any of its Subsidiaries shall fail to pay any amount of the principal of or premium or interest on any Funded Debt (excluding any Funded Debt hereunder) which is outstanding in an aggregate principal amount exceeding $5,000,000 (or the Equivalent Amount in any other currency), when such amount becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Funded Debt without waiver of such failure by the holder or holders of such Funded Debt on or before the expiration of such period; or any other event shall occur or condition shall exist, and shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to any such Funded Debt without waiver of such failure by the holder or holders of such Funded Debt on or before the expiration of such period, if the effect of such event is to accelerate, or permit the acceleration of such Funded Debt; or any such Funded Debt shall be declared to be due and payable in accordance with its terms prior to the stated maturity thereof;

(7)    any final judgment or order (subject to no further right of appeal) for the payment of money in excess of $5,000,000 (or the Equivalent Amount in any other currency) which is not covered by insurance is rendered against or in respect of the Parent or any of its Subsidiaries or any of their respective Assets and either (i) enforcement proceedings have been commenced by a creditor upon the judgment or order, or (ii) there is any period of 30 consecutive days during which a stay of enforcement of the judgment or order, by reason of a pending appeal or otherwise, is not in effect;

(8)    the Parent or any of its Subsidiaries (i) is adjudicated insolvent or generally is not able to pay its debts as they become due; (ii) admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors; (iii) institutes or has instituted against it any proceedings seeking (x) to adjudicate it a bankrupt or insolvent, (y) liquidation, winding-up, administration, reorganization, arrangement, adjustment, protection, release or composition of it or its Funded Debt under any Law relating to bankruptcy, insolvency, reorganization or release of debtors including any plan of compromise or arrangement or other corporate proceedings involving or affecting its creditors (except to the extent permitted in Section 9.02(3)), or (z) the entry of an order for relief or the appointment of a liquidator, receiver, trustee, administrator, custodian, administrative receiver or other similar official for it or for any substantial part of its Assets, and in the case of any such proceeding instituted against it (but not instituted by it), (a) such proceeding shall remain undismissed or unstayed for a period of 60 days, or (b) the Parent or its applicable Subsidiary, as applicable, fails to diligently and actively oppose such proceeding, or (c) any of the relief sought in such proceeding (including the entry of an order for relief against it or the appointment of a liquidator, receiver, trustee, custodian, administrator, administrative receiver or other similar official for it or for any substantial part of its Assets) is given; or (iv) takes any corporate or other action to authorize any of the above actions;

(9)    if an encumbrancer shall take possession of all or a substantial part of the property of the Parent or any of its Subsidiaries (whether by appointment of a receiver, receiver and manager or otherwise) or if a distress or execution or any similar process be levied or enforced there against and remain unsatisfied for such period as would permit such property or such substantial part thereof to be sold thereunder;

(10)    the occurrence of a Change of Control;

(11)    the occurrence of a Material Adverse Change;

(12)    any Material Contract is terminated by any party thereto in advance of its intended expiry or termination date or becomes unenforceable, in each case, the results of which would reasonably be expected to have a Material Adverse Change;

(13)    any Material Authorization shall be revoked or not be renewed and not reinstated within 30 days of such occurrence, in each case, the results of which would reasonably be expected to have a Material Adverse Change; or

(14)    any report of the auditors of the Parent in respect of the Financial Year end financials statements of the Parent (or such financial statements or notes thereto) contains a going-concern qualification or other qualification relating to the creditworthiness of the Parent on a consolidated basis;

(15)    any of the Loan Documents (or any Lien granted thereunder) cease to be in full force and effect against the applicable Loan Party (except as such enforceability may be limited by the availability of equitable remedies and the effect of bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights generally) and if the applicable Loan Party does not, within 15 Business Days of receipt of written notice of such Loan Document (or such Lien granted thereunder) not being in full force and effect, cause such Loan Document (or such Lien granted thereunder) to be in full force and effect (except as such enforceability may be limited by the availability of equitable remedies and the effect of bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights generally) or replace such Loan Document (or Lien granted thereunder) with a new agreement (or new Lien) that is in form and substance satisfactory to the Majority Lenders acting reasonably; or

(16)    the validity of any of the Loan Documents or the applicability thereof to the Accommodations or any other obligations purported to be secured thereby or any material part thereof shall be disaffirmed in writing by or on behalf of the Parent or any of the other Loan Parties;

then, the Agent shall, at the request of the Majority Lenders, by written notice to the Parent (i) terminate the Lenders’ obligations to make further Accommodations under the Credit Facility; (ii) (at the same time or at any time after such termination) declare the principal amount of all outstanding Advances, an amount equal to the Face Amount of each Banker’s Acceptance, purchased Draft and issued Letters of Credit and all interest and Fees accrued thereon and all other amounts payable under this Agreement in respect of the Credit Facility and all other Secured Obligations (except for those arising pursuant to the Eligible Hedging Agreements and Other Secured Obligations) to be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Parent and the Borrowers to the extent permitted by applicable Law, and/or (iii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law; provided, that upon the occurrence of an Event of Default under Section 10.01(8), the obligation of each Lender to make any Accommodation shall automatically terminate, the principal amount of all outstanding Advances, an amount equal to the Face Amount of each Banker’s Acceptance, purchased Draft and issued Letters of Credit and all interest and Fees accrued thereon and all other amounts payable under this Agreement in respect of the Credit Facility and all other Secured Obligations shall be immediately due and payable, without presentment, demand, protest or further notice of any kind.

Section 10.02.    Remedies Upon Demand and Default.

(1)    Upon a declaration that the principal amount of all outstanding Advances, an amount equal to the Face Amount of each Banker’s Acceptance, purchased Draft and issued Letters of Credit and all interest and Fees accrued thereon and all other amounts payable under this Agreement are immediately due and payable pursuant to Section 10.01 (or such obligations otherwise becoming immediately due and payable as provided in Section 10.01), all other Secured Obligations (except for those arising pursuant to the Eligible Hedging Agreements and Other Secured Obligations) shall be immediately due and payable and the Agent shall, at the request of the Majority Lenders, commence such legal action or proceedings as may be deemed expedient, including the commencement of enforcement proceedings under the Loan Documents or any other security granted by the Loan Parties or any other Person in connection with the Credit Facility to the Agent, all without any additional notice, presentation, demand, protest, notice of dishonour, entering into of possession of any of the Assets, or any other action or notice, all of which the Parent and the Borrowers hereby expressly waive to the extent permitted by applicable Law.

(2)    The rights and remedies of the Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are in addition to and not in substitution for any other rights or remedies. Nothing contained herein or in the Loan Documents or any other security hereafter held by the Agent and the Lenders with respect to the indebtedness or liability of the Loan Parties or any other Person to the Agent and the Lenders or any part thereof, nor any act or omission of the Agent and the Lenders with respect to the Loan Documents, the Collateral or such other security, shall in any way prejudice or affect the rights, remedies and powers of the Agent and the Lenders hereunder or under the Loan Documents.

Section 10.03.    Application of Funds.

(1)    After the exercise of remedies provided for in Section 10.02 (or after the Accommodations and other amounts have automatically become immediately due and payable pursuant to Section 10.01), including in any bankruptcy or insolvency proceeding, any amounts received on account of the Secured Obligations shall be applied by the Agent in the following order (subject, in the case of amounts owing to a Defaulting Lender, to Section 2.12(1)(ii)):

First, to payment of that portion of the Secured Obligations constituting indemnities and expenses (other than principal and interest and Fees, but including fees of counsel and other advisors engaged by the Agent) payable to the Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting Fees (other than principal and interest) payable to the Lenders, rateably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest (including, but not limited to, default interest and interest payable before and after the commencement of any insolvency or bankruptcy proceeding) on the Accommodations, rateably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Accommodations (including an amount necessary to Cash Collateralize the undrawn Face Amount of any Letter of Credit), the Swap Termination Value under Eligible Hedging Agreements and all Other Secured Obligations, rateably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Secured Obligations of the Loan Parties that are due and payable to the Agent and the other Secured Parties on such date, rateably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full (other than contingent indemnification obligations not then due), to the Parent or as otherwise required by Law;

provided, however, that proceeds of any Collateral shall only be applied to the Secured Obligations secured by such Collateral as specified in the applicable Loan Document.

(2)    Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above and, if no Secured Obligations remain outstanding, to the Parent or as otherwise required by Law.

ARTICLE 11
YIELD PROTECTION

Section 11.01.    Increased Costs.

(1)    Increased Costs Generally. If any Change in Law shall:

(a)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(b)    subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Accommodations made by it, or change the basis of taxation of payments to such Lender in respect thereof, except for Indemnified Taxes or Other Taxes covered by Section 11.02 and the imposition, or any change in the rate, of any Excluded Tax payable by such Lender; or

(c)    impose on any Lender or any applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Accommodations made by such Lender,

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Accommodation (or of maintaining its obligation to make any such Accommodation), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then upon request of such Lender the applicable Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(2)    Capital/Liquidity Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or liquidity or on the capital or liquidity of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Accommodations made by such Lender, to a level below that which such Lender or its holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of its holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or its holding company for any such reduction suffered.

(3)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section (“Additional Compensation”), including a description of the event by reason of which it believes it is entitled to such compensation, and supplying reasonable supporting evidence (including, in the event of a Change in Law, a photocopy of the applicable Law evidencing such change) and reasonable detail of the basis of calculation of the amount or amounts, and delivered to the applicable Borrower shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. In the event the Lender subsequently recovers all or part of the Additional Compensation paid by the applicable Borrower, it shall promptly repay an equal amount to the applicable Borrower. The obligation to pay such Additional Compensation for subsequent periods will continue until the earlier of termination of the Accommodation or the Commitment affected by the Change in Law, change in capital requirement or the lapse or cessation of the Change in Law giving rise to the initial Additional Compensation. A Lender shall make reasonable efforts to limit the incidence of any such Additional Compensation and seek recovery for the account of the applicable Borrower upon the applicable Borrower’s request at the applicable Borrower’s expense, provided such Lender in its reasonable determination suffers no appreciable economic, legal, regulatory or other disadvantage. Notwithstanding the foregoing provisions, a Lender shall only be entitled to rely upon the provisions of this Section 11.01 if and for so long as it is not treating the applicable Borrower in any materially different or in any less favourable manner than is applicable to any other customers of such Lender, where such other customers are bound by similar provisions to the foregoing provisions of this Section 11.01.

(4)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, except that the applicable Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore, unless the Change in Law giving rise to such increased costs or reductions is retroactive, in which case the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

Section 11.02.    Taxes.

(1)    Payments Subject to Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes except as required by applicable Law; provided that if any Loan Party, the Agent or any Lender is required by applicable Law (as determined in the good faith discretion of the applicable withholding agent) to deduct or withhold any Taxes in respect of any payment by or on account of any obligation of a Loan Party hereunder or under any other Loan Document, then (i) if such Tax is an Indemnified Tax (including any Other Taxes), the sum payable shall be increased by such Loan Party when payable as necessary so that after making or allowing for all required deductions and payments for Indemnified Taxes (which excludes, for the avoidance of doubt, Excluded Taxes) (including deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section) the Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or payments for Indemnified Taxes (which excludes, for the avoidance of doubt, Excluded Taxes) been required, (ii) such Loan Party shall make any such deductions required to be made by it under applicable Law (as determined in the good faith discretion of the applicable withholding agent), and (iii) such Loan Party shall timely pay the full amount required to be deducted to the relevant Governmental Entity in accordance with applicable Law.

(2)    Payment of Other Taxes by the Borrowers. Without limiting the provisions of paragraph (1) above, each Loan Party shall timely pay any Other Taxes to the relevant Governmental Entity in accordance with applicable Law.

(3)    Indemnification by the Borrowers. The Borrowers shall indemnify the Agent and each Lender, within 15 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes in respect of any payments by or on account of any obligation of a Loan Party hereunder or under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Agent or such Lender in respect of any payment by or on account of any obligation of a Loan Party hereunder or under any other Loan Document and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Entity. A certificate as to the amount of such payment or liability delivered to a Loan Party by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(4)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Entity, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Entity evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(5)    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall, at the request of the Borrower, deliver to the Borrowers (with a copy to the Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrowers or the Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrowers or the Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Agent as will enable the Borrowers or the Agent to determine whether or not such Lender is subject to withholding or information reporting requirements provided, however, that notwithstanding any of the foregoing in this Section 11.02(5), no Lender shall be required to provide any documentation or information of any kind which it is not permitted to provide under applicable Law. Without limiting the generality of the foregoing, any Lender shall deliver to the Borrowers (with a copy to the Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrowers or the Agent: (i) in the case of a Lender that is a “U.S. person” as defined under Section 7701(a)(30) of the Code, an IRS Form W-9 certifying that such Lender is not subject to U.S. federal backup withholding tax, and (ii) in the case of a Lender that is not a “U.S. person” as defined under Section 7701(a)(30) of the Code, an IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8ECI, IRS Form W-8IMY (including all applicable attachments) and, in the case of a Lender claiming the “portfolio interest exemption” from U.S. federal withholding tax, a certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code along with its executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E.

(6)    Treatment of Certain Refunds and Tax Reductions. If the Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which a Loan Party has paid additional amounts pursuant to this Section 11.02, it shall pay to the applicable Borrower or Guarantor, as applicable, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender, as the case may be, and without interest (other than any net after-Tax interest paid by the relevant Governmental Entity with respect to such refund). A Loan Party, upon the request of the Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Entity) to the Agent or such Lender if the Agent or such Lender is required to repay such refund to such Governmental Entity. Notwithstanding anything to the contrary in this paragraph, in no event will the Agent or a Lender be required to pay over any amount to a Loan Party pursuant to this Section 11.02(6), the payment of which would place the Agent or such Lender, as the case may be, in a less favourable net after-Tax position than the Agent or such Lender, as the case may be, would have been if the indemnification payments or additional amounts giving rise to such refund had never been paid, deducted or withheld. This paragraph shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Loan Parties or any other Person, to arrange its affairs in any particular manner or to claim any available refund.

(7)    If a payment made to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Agent such documentation prescribed by applicable Law and such additional documentation reasonably requested by the Borrowers or the Agent as may be necessary for the Borrowers and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment under FATCA. For the avoidance of doubt, FATCA shall include any amendments to FATCA made after the Closing Date.

(8)    Each Lender shall indemnify the Agent within 10 days after demand therefor, for the full amount of any Excluded Taxes attributable to and properly payable by such Lender that are payable or paid by the Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Entity. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document against any amount due to the Agent under this paragraph (8). The agreements in this paragraph (8) shall survive the resignation and/or replacement of the Agent.

Section 11.03.    Mitigation Obligations: Replacement of Lenders.

(1)    Designation of a Different Lending Office. If any Lender requests compensation under Section 11.01, or requires the Borrowers to pay any Indemnified Taxes, including Other Taxes, or any additional amount to any Lender or any Governmental Entity for the account of any Lender pursuant to Section 11.02, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Accommodations hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender (with the prior consent of the Borrowers), such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 11.01 or Section 11.02, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(2)    Replacement of Lenders. If any Lender requests compensation under Section 11.01, if a Borrower is required to pay any Indemnified Taxes, including Other Taxes, or any additional amount to any Lender or any Governmental Entity for the account of any Lender pursuant to Section 11.02 or if any Lender’s obligations are suspended pursuant to Section 11.04, then the Borrowers may either, at their sole expense and effort, upon 10 days’ notice to such Lender and the Agent: (i) repay all outstanding amounts due to such affected Lender (or such portion which has not been acquired pursuant to clause (ii) below) and thereupon such Commitment of the affected Lender shall be permanently cancelled and the aggregate Commitment shall be permanently reduced by the same amount and the Commitment of each of the other Lenders shall remain the same; or (ii) require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, ARTICLE 18), all of its interests, rights and obligations under this Agreement and the related Loan Documents (other than Eligible Hedging Agreements and Other Secured Agreements) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)    the Borrowers pay the Agent the assignment fee specified in Section 18.01(2)(f);

(b)    the assigning Lender receives payment of an amount equal to the outstanding principal of its Accommodations Outstanding and participations in disbursements under Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any breakage costs and amounts required to be paid under this Agreement as a result of prepayment to a Lender) (other than Eligible Hedging Agreements and Other Secured Agreements) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)    in the case of any such assignment resulting from a claim for compensation under Section 11.01 or payments required to be made pursuant to Section 11.02, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)    such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 11.04.    Illegality.

If any Lender determines that any applicable Law has made it unlawful, or that any Governmental Entity has asserted that it is unlawful, for any Lender or its applicable lending office to make or maintain any Accommodations, or to determine or charge interest rates based upon any particular rate, then, on notice thereof by such Lender to the Parent through the Agent, any obligation of such Lender with respect to the activity that is unlawful shall be suspended until such Lender notifies the Agent and the Parent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Agent), prepay or, if conversion would avoid the activity that is unlawful, convert any Accommodations, or take any necessary steps with respect to any Letters of Credit in order to avoid the activity that is unlawful. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

ARTICLE 12
RIGHT OF SETOFF

Section 12.01.    Right of Setoff.

If an Event of Default has occurred and is continuing, each of the Lenders and each of their respective Affiliates is hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrowers or any Guarantor against any and all of the obligations of the Borrowers or any Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender has made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or applicable Guarantor may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that if any Defaulting Lender exercises any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.12(1)(ii) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, each Fronting Letter of Credit Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off. The rights of each of the Lenders and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff, consolidation of accounts and bankers’ lien) that the Lenders or their respective Affiliates may have. Each Lender agrees to promptly notify the Parent and the Agent after any such setoff and application, but the failure to give such notice shall not affect the validity of such setoff and application. If any Affiliate of a Lender exercises any rights under this Section 12.01, it shall share the benefit received in accordance with Section 13.01 as if the benefit had been received by the Lender of which it is an Affiliate.

ARTICLE 13
SHARING OF PAYMENTS BY LENDERS

Section 13.01.    Sharing of Payments by Lenders.

If any Lender, by exercising any right of setoff as permitted by ARTICLE 12, obtains any payment or other reduction that might result in such Lender receiving payment or other reduction of a proportion of the aggregate amount of its Accommodations and accrued interest thereon or other obligations hereunder greater than its pro rata share thereof as provided herein, then the Lender receiving such payment or other reduction shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Accommodations Outstanding and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders rateably in accordance with the aggregate amount of principal of and accrued interest on their respective Accommodations Outstanding and other amounts owing them, provided that:

(1)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest,

(2)    the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrowers or applicable Guarantor pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Accommodations or participations in disbursements under Letters of Credit to any assignee or participant, other than to the Borrowers or any Guarantor or any Affiliate of the Borrowers or any Guarantor (as to which the provisions of this Section shall apply); and

(3)    the provisions of this Section shall not be construed to apply to (w) any payment made while no Event of Default has occurred and is continuing in respect of obligations of the Parent or any of its Subsidiaries to such Lender that do not arise under or in connection with the Loan Documents, (x) any payment made in respect of an obligation that is secured by a Permitted Lien or that is otherwise entitled to priority over the obligations under or in connection with the Loan Documents, (y) any reduction arising from an amount owing to the Borrowers or any Guarantor upon the termination of derivatives entered into between the Borrowers or any Guarantor and such Lender, or (z) any payment to which such Lender is entitled as a result of any form of credit protection obtained by such Lender.

The Borrowers and each Guarantor consents to the foregoing and agree, to the extent they may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers and each Guarantor rights of setoff with respect to such participation in accordance with ARTICLE 12 as fully as if such Lender were a direct creditor of the Borrowers and each Guarantor in the amount of such participation.

ARTICLE 14
AGENT’S CLAWBACK

Section 14.01.    Agent’s Clawback.

(1)    Funding by Lenders; Presumption by Agent. Unless the Agent shall have received notice from a Lender prior to the proposed date of any advance of funds that such Lender will not make available to the Agent such Lender’s share of such advance, the Agent may assume that such Lender has made such share available on such date in accordance with the provisions of this Agreement concerning funding by Lenders and may (but shall not be obligated to), in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable advance available to the Agent, then the applicable Lender shall pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Agent, at a rate determined by the Agent in accordance with prevailing banking industry practice on interbank compensation. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Accommodation included in such advance. If the Lender does not do so forthwith, the applicable Borrower shall pay to the Agent forthwith on written demand such corresponding amount with interest thereon at the interest rate applicable to the advance in question. Any such payment by the applicable Borrower shall be without prejudice to any claim the applicable Borrower may have against a Lender that has failed to make such payment to the Agent.

(2)    Payments by Borrowers; Presumptions by Agent. Unless the Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Agent for the account of any Lender hereunder that the applicable Borrower will not make such payment, the Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute the amount due to the Lenders. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at a rate determined by the Agent in accordance with prevailing banking industry practice on interbank compensation.

ARTICLE 15
AGENCY

Section 15.01.    Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Royal Bank of Canada (together with its successors and permitted assigns in accordance with the terms of this Agreement) hereunder to act on its behalf as the Agent hereunder and under the other Loan Documents (other than Eligible Hedging Agreements and Other Secured Agreements) and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, each of the Lenders authorizes the Agent to (x) enter into, on its own behalf and on behalf of each Lender, a subordination agreement in respect of Subordinated Debt; and (y) release any Guarantor from its respective guarantee and Security in accordance with the terms hereof or thereof or in order to give effect to the provisions of this Agreement, including a Disposition permitted hereunder (in each case, in whole or in part as may be necessary in the circumstance). The provisions of this Article (other than Section 15.07) are solely for the benefit of the Agent and the Lenders, and neither the Borrowers nor any Guarantor shall have rights as a third party beneficiary of any of such provisions, except in respect of this Section 15.01. In addition to the foregoing, the Agent shall provide and/or deliver such “know your client”, anti-money laundering or similar information in respect of the Loan Parties as may be reasonably requested by a Lender and that is in the possession of the Agent.

Section 15.02.    Rights as a Lender.

The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any the Parent or any of its Subsidiaries or any Affiliate thereof as if such Person were not the Agent and without any duty to account to the Lenders.

Section 15.03.    Exculpatory Provisions.

(1)    The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents), but the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent or any of its Subsidiaries or any of the Parent’s Affiliates that is communicated to or obtained by the person serving as the Agent or any of its Affiliates in any capacity.

(2)    The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as is necessary, or as the Agent believes in good faith is necessary, under the provisions of the Loan Documents) or (ii) in the absence of its own gross negligence or wilful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing the Default is given to the Agent by the Parent or a Lender.

(3)    Except as otherwise expressly specified in this Agreement, the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition specified in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 15.04.    Reliance by Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Accommodation that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Accommodation or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 15.05.    Indemnification of Agent.

Each Lender agrees to indemnify the Agent and hold it harmless (to the extent not reimbursed by the Loan Parties), rateably according to its Applicable Percentage (and not jointly or jointly and severally) from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel, which may be incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or the transactions therein contemplated. However, no Lender shall be liable for any portion of such losses, claims, damages, liabilities and related expenses resulting from the Agent’s gross negligence or wilful misconduct.

Section 15.06.    Delegation of Duties.

The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent from among the Lenders (including the Person serving as Agent) and their respective Affiliates. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The provisions of this Article and other provisions of this Agreement for the benefit of the Agent shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 15.07.    Replacement of Agent.

(1)    The Agent may at any time give notice of its resignation to the Lenders and the Parent. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, with the prior consent of the Parent, to appoint a successor, which shall be a Lender and having an office in Toronto, Ontario or an Affiliate of any such Lender with an office in Toronto. The Agent may also be removed at any time by the Majority Lenders upon 30 days’ notice to the Agent and the Parent as long as the Majority Lenders, with the prior consent of the Parent, appoint and obtain the acceptance of a successor within such 30 days, which shall be a Lender having an office in Toronto, or an Affiliate of any such Lender with an office in Toronto.

(2)    If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications specified in Section 15.07(1); provided that if the Agent shall notify the Parent and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Agent as provided for above in the preceding paragraph.

(3)    Upon a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the former Agent, and the former Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided in the preceding paragraph) other than as a result of such former Agent’s gross negligence or willful misconduct. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the termination of the service of the former Agent, the provisions of this ARTICLE 15 and of ARTICLE 17 shall continue in effect for the benefit of such former Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the former Agent was acting as Agent.

Section 15.08.    Non-Reliance on Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 15.09.    Collective Action of the Lenders.

Each of the Lenders hereby acknowledges that to the extent permitted by applicable Law, any collateral security and the remedies provided under the Loan Documents to the Lenders are for the benefit of the Lenders (including the Hedge Lenders and Service Lenders) collectively and acting together and not severally and further acknowledges that its rights hereunder and under any collateral security are to be exercised not severally, but by the Agent upon the decision of the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents). Accordingly, notwithstanding any of the provisions contained herein or in any collateral security, each of the Lenders hereby covenants and agrees that it shall not be entitled to take any action hereunder or thereunder including, without limitation, any declaration of default hereunder or thereunder but that any such action shall be taken only by the Agent with the prior written agreement of the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents). Each of the Lenders hereby further covenants and agrees that upon any such written agreement being given, it shall co-operate fully with the Agent to the extent requested by the Agent. Notwithstanding the foregoing, in the absence of instructions from the Lenders and where in the sole opinion of the Agent, acting reasonably and in good faith, the exigencies of the situation warrant such action, the Agent may without notice to or consent of the Lenders take such action on behalf of the Lenders as it deems appropriate or desirable in the interest of the Lenders.

Section 15.10.    Anti-Money Laundering Legislation.

(a)    Each of the Parent and the Borrowers acknowledges that, pursuant to (i) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)) (United States), as amended by Title III of the Patriot Act, (ii) the Trading with the Enemy Act (United States), as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto (United States), (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079) (United States) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” or “know your customer” Laws, whether within Canada, the United States or elsewhere (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders and the Agent may be required to obtain, verify and record information regarding each Loan Party, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby, including, without limitation, a Beneficial Ownership Certification in relation to any of Parent or any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation. The Parent shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Agent, or any prospective assign or participant of a Lender or the Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)    If the Agent has ascertained the identity of the Loan Parties or any authorized signatories of the Loan Parties for the purposes of applicable AML Legislation, then the Agent:

(i)

shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Agent within the meaning of applicable AML Legislation; and

(ii)	shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Loan Parties or any such authorized signatory in doing so.

Section 15.11.     No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or holders of similar titles, if any, specified in this Agreement shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder.

Section 15.12.     Erroneous Payments By The Agent

(1)    If the Agent notifies a Lender or other Secured Party, or any Person who has received funds on behalf of a Lender or other Secured Party (any such Lender, other Secured Party or other recipient, a “Payment Recipient”) that the Agent has determined in its sole reasonable discretion that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and such Payment Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Agent, in same day funds (in the currency so received), the amount of any such Erroneous Payment (or portion thereof), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent (i) in respect of an Erroneous Payment in U.S. Dollars, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with prevailing banking industry rules on interbank compensation from time to time in effect, or (ii) in respect of an Erroneous Payment in Canadian Dollars, at a rate determined by the Agent in accordance with prevailing banking industry rules on interbank compensation from time to time in effect. To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Agent to any Payment Recipient under this Section 15.12(1) shall be conclusive, absent manifest error.

(2)    Without limiting immediately preceding Section 15.12(1), each Payment Recipient hereby further agrees that if it receives an Erroneous Payment from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Agent (or any of its Affiliates) with respect to such Erroneous Payment (the “Payment Notice”), or (y) that was not preceded or accompanied by a Payment Notice sent by the Agent (or any of its Affiliates), then, said Payment Recipient shall be on notice, in each case, that an error has been made with respect to such Erroneous Payment. Each Payment Recipient agrees that, in each such case, or if it otherwise becomes aware an Erroneous Payment (or portion thereof) may have been sent in error, such Payment Recipient shall promptly notify the Agent of such occurrence and, upon demand from the Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent (i) in respect of an Erroneous Payment in U.S. Dollars, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with prevailing banking industry rules on interbank compensation from time to time in effect, or (ii) in respect of an Erroneous Payment in Canadian Dollars, at a rate determined by the Agent in accordance with prevailing banking industry rules on interbank compensation from time to time in effect.

(3)    Each Payment Recipient hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Agent to such Payment Recipient from any source, against any amount due to the Agent under any of the immediately preceding Sections 15.12(1) or 15.12(2) or under the indemnification provisions of this Agreement.

(4)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent (such unrecovered amount, an “Erroneous Payment Return Deficiency”), the Borrower and each other Loan Party hereby agrees that (x) the Agent shall be subrogated to all the rights of such Payment Recipient with respect to such amount (including, without limitation, the right to sell and assign the Advances (or any portion thereof), which were subject to the Erroneous Payment Return Deficiency) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment For the avoidance of doubt, no assignment of an Erroneous Payment Deficiency will reduce the Commitments of any Payment Recipient and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Agent has sold an Advance (or portion thereof) acquired pursuant to the assignment of an Erroneous Payment Deficiency, and irrespective of whether the Agent may be equitably subrogated, the Agent shall be contractually subrogated to all the rights and interests of the applicable Payment Recipient under the Loan Documents with respect to each Erroneous Payment Return Deficiency.

(5)    Each party’s obligations, agreements and waivers under this Section 15.12 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.

ARTICLE 16
    NOTICES: EFFECTIVENESS; ELECTRONIC COMMUNICATION

Section 16.01.    Notices, etc.

(1)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as-provided in paragraph (2) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax to the addresses or fax numbers set out opposite the applicable name in the execution pages of this Agreement or, if to a Lender, to it at its address or fax number specified in the Register or, if to a Loan Party other than the Parent, in care of any of the Parent. Any notice that is provided to the Parent by the Agent or a Lender shall be deemed to have been provided to all Loan Parties for purposes of this Agreement and the other Loan Documents. Any notice or other reporting obligation (other than an Accommodation Notice) that is required to be provided by, or otherwise may be provide by, one or more of the Loan Parties under this Agreement or any other Loan Documents may be provided by the Parent (and when so provided shall be binding on all of the Loan Parties).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given on a Business Day between 9:00 a.m. and 5:00 p.m. local time where the recipient is located, shall be deemed to have been given at 9:00 a.m. on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (2) below, shall be effective as provided in said paragraph (2).

(2)    Electronic Communications. Notices and other communications to the Loan Parties and the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites and any E-System) pursuant to procedures approved by the Agent and the Loan Parties. The Agent or the applicable Loan Party may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(3)    Change of Address, Etc. Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

ARTICLE 17
EXPENSES; INDEMNITY: DAMAGE WAIVER

Section 17.01.    Expenses; Indemnity: Damage Waiver.

(1)    Costs and Expenses. The Parent shall pay or cause the Borrowers to pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Agent or any Lender including the reasonable fees, charges and disbursements of counsel, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Accommodations issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Accommodations.

(2)    Indemnification by the Parent and the Borrower. The Parent and the Borrowers shall indemnify the Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or non-performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation or non-consummation of the transactions contemplated hereby or thereby, (ii) any Accommodation or the use or proposed use of the proceeds therefrom (including any refusal by the Fronting Letter of Credit Lender to honour a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned, leased, used or operated by the Parent or any of its Subsidiaries, or any Environmental Liabilities related in any way to the Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Loan Party and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or from disputes amongst Indemnitees or (y) result from a claim brought by the Parent or any other Loan Party against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Loan Party has obtained a final and non-appealable judgment in its favour on such claim as determined by a court of competent jurisdiction, nor shall it be available in respect of Taxes other than Taxes that represent losses or damages arising from any non-Tax claim or matters specifically addressed in Section 11.02 and Section 17.01(1).

(3)    Reimbursement by Lenders. To the extent that the Parent or the Borrowers for any reason fail to indefeasibly pay any amount required under paragraph (1) or (2) of this Section to be paid by it to the Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this paragraph (3) are subject to the other provisions of this Agreement concerning several liability of the Lenders.

(4)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrowers and the Guarantors shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for indirect, consequential, punitive, aggravated or exemplary damages (as opposed to direct damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby (or any breach thereof), the transactions contemplated hereby or thereby, any Accommodation or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages have resulted from the gross negligence or wilful misconduct of such Indemnitee as determined by a court of competent jurisdiction by final and non-appealable judgment.

(5)    Payments. All amounts due under this Section shall be payable promptly after demand therefor with documented particulars thereof. A certificate of the Agent or a Lender setting forth the amount or amounts owing to the Agent, Lender or a sub-agent or Related Party, as the case may be, as specified in this Section, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Parent shall be conclusive absent manifest error.

ARTICLE 18
SUCCESSORS AND ASSIGNS

Section 18.01.    Successors and Assigns.

(1)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby except that neither the Parent, the Borrowers nor any Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (2) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (4) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (6) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (4) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(2)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Accommodations Outstanding at the time owing to it); provided that:

(a)    except if an Event of Default has occurred and is continuing or in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Accommodations Outstanding at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment being assigned (which for this purpose includes Accommodations Outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Accommodations Outstanding of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Parent otherwise consents to a lower amount;

(b)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Accommodations Outstanding or the Commitment assigned, except that this clause (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate credits on a non-pro rata basis;

(c)    any assignment of a Commitment must be approved by the Fronting Letter of Credit Lenders and the Swingline Lender (such approval not to be unreasonably withheld, conditioned or delayed) unless the Person that is the proposed assignee is itself already a Lender (other than a Defaulting Lender);

(d)    except if any Event of Default has occurred and is continuing, any assignment must be approved by the Agent (such approval not to be unreasonably withheld, conditioned or delayed) unless:

(i)	the proposed assignee is itself already a Lender; or

(ii)	the proposed assignee is a bank whose senior, unsecured, non-credit enhanced, long term debt is rated at least A3, A- or A low by at least two of Moody’s, S&P and DBRS, respectively;

(e)    any assignment must be approved by the Parent (such approval not to be unreasonably withheld or delayed) unless (i) the proposed assignee is itself an Affiliate of such assigning Lender or an Approved Fund; or (ii) if an Event of Default under Section 10.01(1), Section 10.01(2), Section 10.01(4)(ii), Section 10.01(8) or Section 10.01(9) has occurred and is continuing;

(f)    the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of Cdn.$3,500 payable by the Eligible Assignee (unless such assignment is from a Lender to an Affiliate or Approved Fund thereof) and such Eligible Assignee, if it shall not be a Lender, shall deliver to the Agent an administrative questionnaire satisfactory to the Agent; and

(g)    in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Parent and the Agent, the applicable pro-rata share of Accommodations previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (1) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, each Fronting Letter of Credit Lender and each other Lender hereunder (and interest accrued thereon), and (2) acquire (and fund as appropriate) its full pro rata share of all Accommodations and participations in Letters of Credit in accordance with the percentage equivalent of the ratio which such Defaulting Lender’s portion of the Commitment bears to the aggregate amount of the Commitment. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to clause (d) of this paragraph 2, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement with respect to the interest assigned and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and the other Loan Documents, including any collateral security, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of ARTICLE 11 and ARTICLE 17, and shall continue to be liable for any breach of this Agreement by such Lender, with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed to by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any payment by an assignee to an assigning Lender in connection with an assignment or transfer shall not be or be deemed to be a repayment by the Borrowers or a new Accommodations to the Borrowers.

Notwithstanding any other provision of this Agreement, the Agent shall have no responsibility for monitoring any assignments or participations to Ineligible Transferees. The list of all Ineligible Transferees shall be made available to all Lenders.

(3)    Register. The Agent shall maintain at one of its offices in Toronto, Ontario a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Accommodations Outstanding owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Each Lender that sells a participation shall, acting solely for this purpose and as agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Accommodations Outstanding or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(4)    Participations. Any Lender may at any time, without the consent of, or notice to, the Parent or the Agent, sell participations to any Person (other than a natural person, a Loan Party, any Affiliate of a Loan Party, a Defaulting Lender or an Ineligible Transferee) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Accommodations Outstanding owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Parent, the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any payment by a Participant to a Lender in connection with a sale of a participation shall not be or be deemed to be a repayment by the Borrowers or a new Loan to the Borrowers.

Subject to paragraph (5) of this Section, the Parent and each Borrower agrees that to the extent permitted by Law, each Participant shall be entitled to the benefits of ARTICLE 12 as though it were a Lender and had acquired its interest by assignment pursuant to paragraph (2) of this Section, provided such Participant agrees to be subject to ARTICLE 13 as though it were a Lender.

(5)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 11.01 and Section 11.02 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of ARTICLE 11.

(6)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, but no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

ARTICLE 19
AMENDMENTS AND WAIVERS

Section 19.01.    Amendments and Waivers

(1)    Subject to subsections (2), (3) and (5), no acceptance, amendment or waiver of any provision of any of the Loan Documents, nor consent to any departure by the Loan Parties or any other Person from such provisions, shall be effective unless in writing and approved by the Majority Lenders. Any acceptance, amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. Any consent or acknowledgement provided by the Parent shall be binding on all Loan Parties.

(2)    Subject to Section 2.12(1), only written acceptances, amendments, waivers or consents signed by (i) all of the Lenders shall increase the Commitment (other than as contemplated by Section 2.14) (and any increase of any Lender’s Commitment shall require the consent of such Lender); (ii) each Lender to whom such reduction shall apply, shall reduce the principal or amount of, or interest on, directly, any Accommodations Outstanding or any Fees (provided that, for greater certainty, the Majority Lenders may amend the definition of Total Funded Debt to Adjusted EBITDA Ratio or any of its constituent parts notwithstanding any effect on the Applicable Margin); (iii) each Lender to whom such postponement shall apply, shall postpone any date fixed for any payment of principal of, or interest on, any Accommodations Outstanding or any Fees; (iv) all of the Lenders shall change the percentage of the Commitments or the number or percentage of Lenders required for the Lenders, or any of them, or the Agent to take any action; (v) all of the Lenders shall permit any termination of any of the guarantees required hereunder or the Security or release any of the guarantees or all or substantially all of the Assets subject to the Security (except as contemplated by this Agreement or the other Loan Documents); (vi) all of the Lenders shall change the definition of Majority Lenders; (vii) all of the Lenders shall amend Section 10.03; or (viii) all of the Lenders shall amend this Section 19.01(2).

(3)    Only written acceptances, amendments, waivers or consents signed by the Agent, in addition to the Majority Lenders, shall affect the rights or duties of the Agent in such capacity under the Loan Documents. Only written acceptances, amendments, waivers or consents signed by a Fronting Letter of Credit Lender shall affect the rights or duties of such Fronting Letter of Credit Lender in such capacity under the Loan Documents. Only written acceptances, amendments, waivers or consents signed by the Swingline Lender shall affect the rights or duties of the Swingline Lender in such capacity under the Loan Documents.

(4)    Anything in this Agreement to the contrary notwithstanding, no waiver, amendment or modification of any provision of this Agreement that has the effect (either immediately or at some later time, or directly or indirectly) of enabling the Loan Parties to satisfy a condition precedent to the making of any Accommodation that represents an increase in the Accommodations Outstanding shall be effective against the Lenders only if the Majority Lenders have concurred with such waiver, amendment or modification.

(5)    Notwithstanding anything to the contrary in this Agreement, including, without limitation, any other subsection of this Section 19.01, an Alternative Interest Rate Amendment entered into as contemplated in the definition of “LIBOR Rate” shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five (5) Business Days after the date notice of such alternate rate of interest is provided to the Lenders, a written notice from Required Lenders stating that they object to such amendment (which amendment shall not be effective prior to the end of such five (5) Business Day notice period).

Section 19.02.     Judgment Currency.

(1)    If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to a Lender in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such Lender could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by applicable Law, on the day on which the judgment is paid or satisfied.

(2)    The obligations of the Loan Parties in respect of any sum due in the Original Currency from it to any Lender under any of the Loan Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Other Currency, the Lender may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Lender in the Original Currency, the Loan Parties agree, as a separate obligation and notwithstanding the judgment, to indemnify the Lender, against any loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Lender in the Original Currency, the Lender shall remit such excess to the Parent.

ARTICLE 20
GOVERNING LAW; JURISDICTION; ETC.

Section 20.01.    Governing Law; Jurisdiction; Etc.

(1)    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in that Province.

(2)    Submission to Jurisdiction. The Parent, the Borrowers and each Guarantor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Province of Ontario, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against a Loan Party or its properties in the courts of any jurisdiction.

(3)    Waiver of Venue. The Parent, the Borrowers and each Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defence of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(4)    USA Patriot Act Notice. Each Lender that is subject to the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended from time to time, the “Patriot Act”), and the Agent (for itself and not on behalf of any Lender), hereby notifies each Loan Party that, pursuant to the requirements of the Patriot Act, such Lender and the Agent are required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party (and other identifying information in the event this information is insufficient to complete verification) that will allow such Lender or the Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.

ARTICLE 21
WAIVER OF JURY TRIAL

Section 21.01.    Waiver of Jury Trial

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

ARTICLE 22
COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

Section 22.01.    Counterparts; Integration; Effectiveness; Electronic Execution.

(1)    Counterparts; Integration; Effectiveness. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto or thereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by fax or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. This Agreement shall become effective when it has been executed by the Agent and when the Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

(2)    Electronic Execution. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement or any other Loan Document shall be deemed to include electronic signatures, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, as in provided Parts 2 and 3 of the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Commerce Act, 2000 (Ontario), the Electronic Commerce Act (Nova Scotia), the Electronic Transaction Acts (British Columbia), the Electronic Transactions Act (Alberta), or any other similar laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada. The Agent may, in its discretion, require that any such documents and signatures executed electronically or delivered by fax or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature executed electronically or delivered by fax or other electronic transmission.

ARTICLE 23
TREATMENT OF CERTAIN INFORMATION: CONFIDENTIALITY

Section 23.01.    Treatment of Certain Information: Confidentiality; Non-Public Information.

(1)    Each of the Agent and the Lenders shall maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it, its Affiliates and its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (to the extent necessary to administer or enforce this Agreement and the other Loan Documents) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, with the applicable Agent or Lender being responsible for such Person’s compliance with this Section), (b) to the extent requested by any regulatory authority having jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable Laws or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative, credit-linked note or similar transaction relating to the Parent and its obligations, (g) with the consent of the Parent or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section by such Person or actually known to such Person or (y) becomes available to, or has been made available to, the Agent or any Lender on a non-confidential basis from a source other than any Loan Party, and (z) for the avoidance of doubt, by Agent to any Secured Party. If the Agent or any Lender is requested or required to disclose any Information (other than to any bank or other regulatory examiner) pursuant to or as required by applicable Laws or by a subpoena or similar legal process, the Agent or such Lender, as applicable, shall use its reasonable commercial efforts to provide the Parent with notice of such requests or obligation in sufficient time so that the Parent may seek an appropriate protective order or waive the Agent’s, or such Lender’s, as applicable, compliance with the provisions of this Section, and the Agent and such Lender, as applicable, shall, to the extent reasonable, co-operate with the Parent in the Parent obtaining any such protective order.

(2)    For purposes of this Section, “Information” means all information received from any Loan Party relating to the Parent or any of its Subsidiaries or any of their respective businesses. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to make available to the public only such Information as such person normally makes available in the course of its business of assigning identification numbers.

(3)    In addition, and notwithstanding anything herein to the contrary, the Agent may provide basic information concerning the Parent, the Borrowers and the Guarantors and the credit facilities established herein to Loan Pricing Corporation and/or other recognized trade publishers of information for general circulation in the loan market.

(4)    MNPI. Parent and the Borrowers acknowledge and agree that (A) the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Loan Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agent, and made available, to the Lenders by posting such Borrower Materials on an E-System; and (B) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non public information (“MNPI”) with respect to Parent and its Subsidiaries or any of their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market related activities with respect to such Persons’ securities. The Loan Parties hereby agree that they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (A) identify in writing, and (B) to the extent reasonably practicable, clearly and conspicuously mark any Borrower Materials that is publicly available or that is not material for purposes of United States federal and state securities laws as “PUBLIC”. The Loan Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Information with the SEC, then Agent and the Lenders shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of United States federal and state securities laws. The Loan Parties further represent, warrant, acknowledge and agree that the following Information shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (I) the Loan Documents, including the schedules and exhibits attached thereto, and (II) administrative materials of a customary nature prepared by the Loan Parties or Agent (including any Accommodation Notice and any similar request or notice posted on or through an E-System). Before distribution of Borrower Materials, the Loan Parties agree to execute and deliver to Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein. The Loan Parties acknowledge and agree that the list of Ineligible Transferees does not constitute MNPI and may be posted to all Lenders by Agent (including any updates or supplements thereto).

(5)    Each of Agent and each Lender acknowledges and agrees that it may receive MNPI hereunder concerning the Loan Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Laws (including United States federal and state securities laws and regulations). Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non public information with respect to the Parent or its securities for purposes of United States Federal or state securities laws.

ARTICLE 24
ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS

Section 24.01.     Acknowledgement and Consent to Bail In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write‑down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write‑Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution, and (b) the effects of any Bail‑in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document, or (iii) the variation of the terms of such liability in connection with the exercise of the write‑down and conversion powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective authorized officers as of the date first above written.

TUCOWS INC., as Parent

By:
Name: Title:

By:
Name: Title:

Address: 96 Mowat Avenue, Toronto ON M6K 3M1 Attention: Dave Singh, Chief Financial Officer

TUCOWS.COM CO., as Canadian Borrower

By:
Name: Title:

By:
Name: Title:

Address: 96 Mowat Avenue, Toronto ON M6K 3M1 Attention: Dave Singh, Chief Financial Officer

TING INC., as U.S. Borrower

By:
Authorized Signing Officer

By:
Authorized Signing Officer

Address: 96 Mowat Avenue, Toronto ON M6K 3M1 Attention: Dave Singh, Chief Financial Officer

TING FIBER, INC., as U.S. Borrower

By:
Authorized Signing Officer

By:
Authorized Signing Officer

Address: 96 Mowat Avenue, Toronto ON M6K 3M1 Attention: Dave Singh, Chief Financial Officer

TUCOWS (DELAWARE) INC., as U.S. Borrower

By:
Authorized Signing Officer

By:
Authorized Signing Officer

Address: 96 Mowat Avenue, Toronto ON M6K 3M1 Attention: Dave Singh, Chief Financial Officer

TUCOWS (EMERALD) LLC, as U.S. Borrower

By:
Authorized Signing Officer

By:
Authorized Signing Officer

Address: 96 Mowat Avenue, Toronto ON M6K 3M1 Attention: Dave Singh, Chief Financial Officer

ROYAL BANK OF CANADA, as Agent

By:
Authorized Signing Officer

By:
Authorized Signing Officer

Address: 20 King Street West, 4th Floor, Toronto, ON, M5H 1C4. Attention: Manager Agency Services Fax: (416) 842 -4023

ROYAL BANK OF CANADA, as Lender, Swingline Lender and Fronting Letter of Credit Lender

By:
Authorized Signing Officer

By:
Authorized Signing Officer

Address: Attention: Fax:

BANK OF MONTREAL, as Lender

By:
Authorized Signing Officer

By:
Authorized Signing Officer

Address: Attention: Fax:

THE BANK OF NOVA SCOTIA, as Lender

By:
Authorized Signing Officer

By:
Authorized Signing Officer

Address: Attention: Fax:

HSBC BANK CANADA, as Lender

By:
Authorized Signing Officer

By:
Authorized Signing Officer

Address: Attention: Fax:

CANADIAN IMPERIAL BANK OF COMMERCE, as Lender

By:
Authorized Signing Officer

By:
Authorized Signing Officer

Address: Attention: Fax:

THE TORONTO-DOMINION BANK, as Lender

By:
Authorized Signing Officer

By:
Authorized Signing Officer

Address: Attention: Fax:

Acknowledged and agreed to as of the date first written above.

TING VIRGINIA, LLC, as Guarantor

By:
Name: Title:

BLUE RIDGE WEBSOFT, LLC, as Guarantor

By:
Name: Title:

FIBER ROADS, LLC, as Guarantor

By:
Name: Title:

NAVIGATOR NETWORK SERVICES, LLC, as Guarantor

By:
Name: Title:

ENOM, LLC, as Guarantor

By:
Name: Title:

TUCOWS DOMAINS INC., as Guarantor

By:
Name: Title:

ASCIO TECHNOLOGIES, CORP., as Guarantor

By:
Name: Title:
Name: Title:

CEDAR HOLDINGS GROUP, INCORPORATED, as Guarantor

By:
Name: Title:

ZIPPYTECH INCORPORATED, as Guarantor

By:
Name: Title:

ZIPPYTECH OF NEW MEXICO INCORPORATED, as Guarantor

By:
Name: Title:

TING TELECOM CALIFORNIA LLC, as Guarantor

By:
Name: Title:

S-15